Exhibit 99.1

Item 1.         BUSINESS

A.	Overview
Reinsurance Group of America, Incorporated (“RGA”) is an insurance holding company that was formed on December 31, 1992. The consolidated financial statements herein include the assets, liabilities, and results of operations of RGA, RGA Reinsurance Company (“RGA Reinsurance”), Reinsurance Company of Missouri, Incorporated (“RCM”), RGA Reinsurance Company (Barbados) Ltd. (“RGA Barbados”), RGA Americas Reinsurance Company, Ltd. (“RGA Americas”), RGA Atlantic Reinsurance Company, Ltd. (“RGA Atlantic”), RGA Life Reinsurance Company of Canada (“RGA Canada”), RGA Reinsurance Company of Australia, Limited (“RGA Australia”) and RGA International Reinsurance Company (“RGA International”) as well as several other subsidiaries, all of which are wholly owned (collectively, the “Company”).
The Company is primarily engaged in the reinsurance of individual and group coverages for traditional life and health, longevity, disability, asset-intensive (e.g., annuities) and critical illness products, and financial reinsurance. RGA and its predecessor, the Reinsurance Division of General American Life Insurance Company, a Missouri life insurance company, have been engaged in the business of life and health reinsurance since 1973. The Company’s operations in North America contributed approximately 67.2% of its consolidated net premiums during 2013. In 1994, the Company began expanding into international markets and now has subsidiaries, branch operations, or representative offices in Australia, Barbados, Bermuda, China, France, Germany, Hong Kong, India, Ireland, Italy, Japan, Mexico, the Netherlands, New Zealand, Poland, Singapore, South Africa, South Korea, Spain, Taiwan, Turkey, the United Arab Emirates (“UAE”) and the United Kingdom (“UK”). RGA is considered one of the leading life reinsurers in the world based on premiums and the amount of life reinsurance in force. As of December 31, 2013, the Company had approximately $2.9 trillion of life reinsurance in force and $39.7 billion in consolidated assets.
Reinsurance is an arrangement under which an insurance company, the “reinsurer,” agrees to indemnify another insurance company, the “ceding company,” for all or a portion of the insurance risks underwritten by the ceding company. Reinsurance is designed to (i) reduce the net amount at risk on individual risks, thereby enabling the ceding company to increase the volume of business it can underwrite, as well as increase the maximum risk it can underwrite on a single risk; (ii) stabilize operating results by leveling fluctuations in the ceding company’s loss experience; (iii) assist the ceding company in meeting applicable regulatory requirements; and (iv) enhance the ceding company’s financial strength and surplus position.
Life reinsurance primarily refers to reinsurance of individual or group-issued term, whole life, universal life, and joint and last survivor insurance policies. Health and disability reinsurance primarily refers to reinsurance of individual or group health policies. Critical illness reinsurance provides a benefit in the event of the diagnosis of a pre-defined critical illness. Asset-intensive reinsurance primarily refers to reinsurance of annuities and corporate-owned life insurance. Longevity reinsurance primarily refers to reinsurance of annuities in payout status. Financial reinsurance primarily involves assisting ceding companies in meeting applicable regulatory requirements by enhancing the ceding companies’ financial strength and regulatory surplus position. Financial reinsurance transactions do not qualify as reinsurance under U.S. generally accepted accounting principles (“GAAP”), due to the low-risk nature of the transactions. These transactions are reported in accordance with deposit accounting guidelines. Ceding companies will often contract with more than one reinsurance company to reinsure their automatic business. Group reinsurance and facultative treaties are typically written with one reinsurer.
Reinsurance may be written on an indemnity or an assumption basis; however, the Company has not entered into any assumption reinsurance contracts. Indemnity reinsurance does not discharge a ceding company from liability to the policyholder. A ceding company is required to pay the full amount of its insurance obligations regardless of whether it is entitled or able to receive payments from its reinsurer. In the case of assumption reinsurance, the ceding company is discharged from liability to the policyholder, with such liability passed directly to the reinsurer. Reinsurers also may purchase reinsurance, known as retrocession reinsurance, to transfer their risk exposure. Reinsurance companies enter into retrocession agreements for reasons similar to those that drive primary insurers to purchase reinsurance.
Reinsurance is written on a facultative or automatic treaty basis. Facultative reinsurance is individually underwritten by the reinsurer for each policy to be reinsured, with the pricing and other terms established based upon rates negotiated in advance. Facultative reinsurance is normally purchased by ceding companies for medically impaired lives, unusual risks, or liabilities in excess of the binding limits specified in their automatic reinsurance treaties.
An automatic reinsurance treaty provides that the ceding company will cede risks to a reinsurer on specified blocks of policies where the underlying policies meet the ceding company’s underwriting criteria. In contrast to facultative reinsurance, the reinsurer does not approve each individual policy being reinsured. Automatic reinsurance treaties generally provide that the reinsurer will be liable for a portion of the risk associated with the specified policies written by the ceding company. Automatic reinsurance treaties specify the ceding company’s binding limit, which is the maximum amount of risk on a given life that can be ceded automatically to the reinsurer and that the reinsurer must accept. The binding limit may be stated either as a multiple of the ceding company’s retention or as a stated dollar amount.

Facultative and automatic reinsurance may be written as yearly renewable term, coinsurance, modified coinsurance or coinsurance with funds withheld. Under a yearly renewable term treaty, the reinsurer assumes primarily the mortality or morbidity risk. Under a coinsurance arrangement, depending upon the terms of the contract, the reinsurer may share in the risk of loss due to mortality or morbidity, lapses, and the investment risk, if any, inherent in the underlying policy. Modified coinsurance and coinsurance with funds withheld differs from coinsurance in that the assets supporting the reserves are retained by the ceding company.
Generally, the amount of life and health reinsurance ceded is stated on an excess or a quota share basis. Reinsurance on an excess basis covers amounts in excess of an agreed-upon retention limit. Retention limits vary by ceding company and also may vary by the age or underwriting classification of the insured, the product, and other factors. Under quota share reinsurance, the ceding company states its retention in terms of a fixed percentage of the risk with the remainder to be ceded to one or more reinsurers up to the maximum binding limit.
Reinsurance agreements, whether facultative or automatic, may include recapture rights, which permit the ceding company to reassume all or a portion of the risk formerly ceded to the reinsurer after an agreed-upon period of time (generally 10 years) or in some cases due to changes in the financial condition or ratings of the reinsurer. Recapture of business previously ceded does not affect premiums ceded prior to the recapture of such business, but would reduce premiums in subsequent periods. The potential adverse effects of recapture rights are mitigated by the following factors: (i) recapture rights vary by treaty and the risk of recapture is a factor that is considered when pricing a reinsurance agreement; (ii) ceding companies generally may exercise their recapture rights only to the extent they have increased their retention limits for the reinsured policies; and (iii) ceding companies generally must recapture all of the policies eligible for recapture under the agreement in a particular year if any are recaptured (which prevents a ceding company from recapturing only the most profitable policies). In addition, when a ceding company recaptures reinsured policies, the reinsurer releases the reserves it maintained to support the recaptured portion of the policies.
Reinsurers may place assets in trust to satisfy collateral requirements for certain treaties. Securities with an amortized cost of $2,124.7 million were held in trust for the benefit of certain RGA subsidiaries to satisfy collateral requirements for reinsurance business at December 31, 2013. Additionally, securities with an amortized cost of $7,842.9 million as of December 31, 2013 were held in trust to satisfy collateral requirements under certain third-party reinsurance treaties. Under certain conditions, the Company may be obligated to move reinsurance from one subsidiary of RGA to another subsidiary of RGA or make payments under a given treaty. These conditions include change in control or ratings of the subsidiary, insolvency, nonperformance under a treaty, or loss of the subsidiary’s reinsurance license. If the Company is ever required to perform under these obligations, the risk to the consolidated company under the reinsurance treaties would not change; however, additional capital may be required due to the change in jurisdiction of the subsidiary reinsuring the business and may create a strain on liquidity, possibly causing a reduction in dividend payments or hampering the Company’s ability to write new business or retain existing business.
During 2006, RGA’s subsidiary, Timberlake Financial, L.L.C. (“Timberlake Financial”), issued $850.0 million of Series A Floating Rate Insured Notes due June 2036 in a private placement. The notes were issued to fund the collateral requirements for statutory reserves required by the U.S. Valuation of Life Policies Model Regulation (commonly referred to as Regulation XXX) on specified term life insurance policies reinsured by RGA Reinsurance. Proceeds from the notes and the Company’s direct investment in Timberlake Financial were deposited into a series of trust accounts as collateral and are not available to satisfy the general obligations of the Company. As of December 31, 2013, the Company held assets in trust and in custody of $913.5 million for this purpose, which is not included in the assets held in trust amounts above. See Note 14 - “Collateral Finance Facility” in the Notes to Consolidated Financial Statements for additional information on the Timberlake Financial notes.
Some reinsurance agreements give the ceding company the right to force the reinsurer to place assets in trust for the ceding company’s benefit to provide collateral for statutory reserve credits taken by the ceding company, in the event of a downgrade of the reinsurer’s ratings to specified levels, generally non-investment grade levels, or if minimum levels of financial condition are not maintained, or based on certain treaty performance measures. As of December 31, 2013, the Company had approximately $1,552.3 million in statutory reserves associated with these types of treaties. Assets placed in trust continue to be owned by the Company, but their use is restricted based on the terms of the trust agreement.

B.	Corporate Structure
RGA is an insurance holding company, the principal assets of which consist of the common stock of RCM, RGA Barbados, RGA Americas, RGA Canada, RGA International and RGA Atlantic as well as several other subsidiaries, all of which are wholly owned. Potential sources of funds for RGA to make stockholder dividend distributions and to fund debt service obligations are dividends and interest paid to RGA by its subsidiaries, securities maintained in its investment portfolio, and proceeds from securities offerings and borrowings. RCM’s primary sources of funds are dividend distributions paid by RGA Reinsurance Company, whose principal source of funds is derived from current operations. Dividends paid by RGA’s reinsurance subsidiaries are subject to regulatory restrictions of the respective governing bodies where each reinsurance subsidiary is domiciled.

The Company has five geographic-based or function-based operational segments: U.S. and Latin America; Canada; Europe, Middle East and Africa; Asia Pacific; and Corporate and Other. The U.S. operations are further segmented into traditional and non-traditional businesses. The Company's segments primarily write reinsurance business that is wholly or partially retained in one or more of RGA’s reinsurance subsidiaries. See “Segments” for more information concerning the Company’s operating segments.
Ratings
Insurer financial strength ratings, sometimes referred to as claims paying ratings, represent the opinions of rating agencies regarding the financial ability of an insurance company to meet its obligations under an insurance policy. The Company’s insurer financial strength ratings as of the date of this filing are listed in the table below for each rating agency that meets with the Company’s management on a regular basis:

Insurer Financial Strength Ratings	A.M. Best Company (1)	Moody’s Investors Service (2)	Standard & Poor’s (3)
RGA Reinsurance Company	A+	A1	AA-
RGA Life Reinsurance Company of Canada	A+	Not Rated	AA-
RGA International Reinsurance Company	Not Rated	Not Rated	AA-
RGA Global Reinsurance Company	Not Rated	Not Rated	AA-
RGA Reinsurance Company of Australia Limited	Not Rated	Not Rated	AA-

(1)
An A.M. Best Company (“A.M. Best”) insurer financial strength rating of “A+ (superior)” is the second highest out of fifteen possible ratings and is assigned to companies that have, in A.M. Best’s opinion, a superior ability to meet their ongoing obligations to policyholders.

(2)
A Moody’s Investors Service (“Moody’s”) insurer financial strength rating of “A1” (good) is the fifth highest rating out of twenty-one possible ratings and indicates that Moody’s believes the insurance company offers good financial security; however, elements may be present which suggest a susceptibility to impairment sometime in the future.

(3)
A Standard & Poor’s (“S&P”) insurer financial strength rating of “AA-” (very strong) is the fourth highest rating out of twenty-one possible ratings. According to S&P’s rating scale, a rating of “AA-” means that, in S&P’s opinion, the insurer has very strong financial security characteristics.

The ability to write reinsurance partially depends on a reinsurer’s financial condition and its financial strength ratings. These ratings are based on a company’s ability to pay policyholder obligations and are not directed toward the protection of investors. A ratings downgrade could adversely affect the Company’s ability to compete. See Item 1A – “Risk Factors” for more on the potential effects of a ratings downgrade.
Regulation
The following table provides the jurisdiction of the regulatory authority for RGA’s primary operating and captive subsidiaries:

Subsidiary	Regulatory Authority
RGA Reinsurance	Missouri
Parkway Reinsurance Company (“Parkway Re”)	Missouri
Rockwood Reinsurance Company (“Rockwood Re”)	Missouri
Castlewood Reinsurance Company (“Castlewood Re”)	Missouri
RCM	Missouri
Timberlake Reinsurance Company II (“Timberlake Re”)	South Carolina
RGA Canada	Canada
RGA Barbados	Barbados
RGA Americas	Barbados
Manor Reinsurance, Ltd. (“Manor Re”)	Barbados
RGA Atlantic	Barbados
RGA Worldwide Reinsurance Company, Ltd. (“RGA Worldwide”)	Barbados
RGA Global Reinsurance Company, Ltd. (“RGA Global”);	Bermuda
RGA Australia	Australia
RGA International	Ireland
RGA Reinsurance Company of South Africa, Limited (“RGA South Africa”)	South Africa
RGA Reinsurance, RGA Global and RGA International are also subject to regulations in the other jurisdictions in which they are licensed or authorized to do business. Insurance laws and regulations, among other things, establish minimum capital requirements and limit the amount of dividends, distributions, and intercompany payments affiliates can make without regulatory approval. Additionally, insurance laws and regulations impose restrictions on the amounts and types of investments that insurance companies may hold. In addition, new standards to be imposed upon European insurers by Solvency II, revisions to the insurance laws of Bermuda similar to Solvency II, changes to regulations in Canada and revisions to the insurance holding company laws in the U.S. and other jurisdictions could, in the near future, affect RGA International, RGA Global, RGA Canada, RGA Reinsurance and other subsidiaries, and the clients of each to varying degrees.
General
The insurance laws and regulations, as well as the level of supervisory authority that may be exercised by the various insurance departments, vary by jurisdiction, but generally grant broad powers to supervisory agencies or regulators to examine and supervise insurance companies and insurance holding companies with respect to every significant aspect of the conduct of the insurance business, including approval or modification of contractual arrangements. These laws and regulations generally require insurance companies to meet certain solvency standards and asset tests, to maintain minimum standards of business conduct, and to file certain reports with regulatory authorities, including information concerning their capital structure, ownership, and financial condition; and subject insurers to potential assessments for amounts paid by guarantee funds. RGA Reinsurance and RCM are subject to the state of Missouri’s adoption of the National Association of Insurance Commissioners (“NAIC”) Model Audit Rule which requires an insurer to have an annual audit by an independent certified public accountant, provide an annual management report of internal control over financial reporting, file the resulting reports with the Director of Insurance and maintain an audit committee. Moreover, the new model insurance holding company standards promulgated by the NAIC during 2010 will likely be adopted by the state of Missouri to become effective in 2014. These new standards will permit the Missouri regulator to request and consider, in its regulation of the solvency of and capital standards for RGA Reinsurance and RCM, information about the operations of other subsidiaries of RGA and the extent to which there may be deemed to exist contagion risk posed by those operations. In addition, the RGA insurers are now the subject of a supervisory college which involves regular meetings of the insurance regulators of the insurance entities of RGA. These regular meetings are expected to bring about additional questions and perhaps even limitations on some of the activities of the insurance company members of RGA.
RGA’s reinsurance subsidiaries are required to file statutory financial statements in each jurisdiction in which they are licensed and may be subject to periodic examinations by the insurance regulators of the jurisdictions in which each is licensed, authorized, or accredited. To date, none of the regulators’ reports related to the Company’s periodic examinations have contained material adverse findings.
Although some of the rates and policy terms of U.S. direct insurance agreements are regulated by state insurance departments, the rates, policy terms, and conditions of reinsurance agreements generally are not subject to regulation by any regulatory authority. The same is true outside of the U.S. In the U.S., however, the NAIC Model Law on Credit for Reinsurance, which has been adopted in most states, imposes certain requirements for an insurer to take reserve credit for risk ceded to a reinsurer. Generally, the reinsurer is required to be licensed or accredited in the insurer’s state of domicile, or post security for reserves transferred to the reinsurer in the form of letters of credit or assets placed in trust. The NAIC Life and Health Reinsurance Agreements Model Regulation, which has been passed in most states, imposes additional requirements for insurers to claim reserve credit for reinsurance ceded (excluding yearly renewable term reinsurance and non-proportional reinsurance). These requirements include bona fide risk transfer, an insolvency clause, written agreements, and filing of reinsurance agreements involving in force business, among other things. Outside of the U.S., rules for reinsurance and requirements for minimum risk transfer are less specific and are less likely to be published as rules, but nevertheless standards can be imposed to varying extents.
Regulation XXX, implemented in the U.S. for various types of life insurance business, significantly increased the level of reserves that U.S. life insurance and life reinsurance companies must hold on their statutory financial statements for various types of life insurance business, primarily certain level premium term life products. The reserve levels required under Regulation XXX are normally in excess of reserves required under GAAP. In situations where primary insurers have reinsured business to reinsurers that are unlicensed and unaccredited in the U.S., the reinsurer must provide collateral equal to its reinsurance reserves in order for the ceding company to receive statutory financial statement credit. Reinsurers have historically utilized letters of credit for the benefit of the ceding company, or have placed assets in trust for the benefit of the ceding company, or have used other structures as the primary forms of collateral.
RGA Reinsurance is the primary subsidiary of the Company subject to Regulation XXX. In order to manage the effect of Regulation XXX on its statutory financial statements, RGA Reinsurance has retroceded a majority of Regulation XXX reserves to unaffiliated and affiliated unlicensed reinsurers and special purpose reinsurers, or captives. RGA Reinsurance’s statutory capital may be significantly reduced if the unaffiliated or affiliated reinsurer is unable to provide the required collateral to support RGA Reinsurance’s statutory reserve credits and RGA Reinsurance cannot find an alternative source for the collateral. In 2012, the NAIC began a study of the uses life insurers make of special purpose reinsurers. While this study continues, it is possible that in the future there may be some limitations on RGA Reinsurance’s ability to use special purpose vehicles to finance Regulation XXX reserves. Such limitations could cause the Company to utilize alternative financing methods.
RGA Reinsurance, Parkway Re, Rockwood Re, Castlewood Re and RCM prepare statutory financial statements in conformity with accounting practices prescribed or permitted by the State of Missouri. Timberlake Re prepares statutory financial statements in conformity with accounting practices prescribed or permitted by the State of South Carolina. Both states require domestic insurance companies to prepare their statutory financial statements in accordance with the NAIC Accounting Practices and Procedures manual subject to any deviations permitted by each state’s insurance commissioner. The Company’s non-U.S. subsidiaries are subject to the regulations and reporting requirements of their respective countries of domicile. In the future, a convergence between U.S. reporting standards and International Financial Reporting Standards ("IFRS") or the replacement of one or more individual U.S. reporting standards with individual IFRS may occur, which may affect the presentation of the Company’s consolidated financial statements.
Capital Requirements
Risk-Based Capital (“RBC”) guidelines promulgated by the NAIC are applicable to RGA Reinsurance and RCM, and identify minimum capital requirements based upon business levels and asset mix. RGA Reinsurance and RCM maintain capital levels in excess of the amounts required by the applicable guidelines. Timberlake Re, Parkway Re, Rockwood Re and Castlewood Re’s capital requirements are determined solely by their licensing orders issued by their states of domicile. Pursuant to its licensing order issued by the South Carolina Department of Insurance, Timberlake Re only calculates RBC as a means of demonstrating its ability to pay principal and interest on its surplus note issued to Timberlake Financial. It is not otherwise subject to the RBC guidelines. Similarly, Parkway Re, Rockwood Re and Castlewood Re are not subject to the requirements of the NAIC’s RBC guidelines. Regulations in international jurisdictions also require certain minimum capital levels, and subject the companies operating there to oversight by the applicable regulatory bodies. RGA’s subsidiaries meet the minimum capital requirements in their respective jurisdictions. The Company cannot predict the effect that any proposed or future legislation or rulemaking in the countries in which it operates may have on the financial condition or operations of the Company or its subsidiaries.
Insurance Holding Company Regulations
RGA Reinsurance, Parkway Re, Rockwood Re, Castlewood Re and RCM are subject to regulation under the insurance and insurance holding company statutes of Missouri. The Missouri insurance holding company laws and regulations generally require insurance and reinsurance subsidiaries of insurance holding companies to register and file with the Missouri Department of Insurance, Financial Institutions and Professional Registration (“MDI”), certain reports describing, among other information, their capital structure, ownership, financial condition, certain intercompany transactions, and general business operations. The Missouri insurance holding company statutes and regulations also require prior approval of, or in certain circumstances, prior notice to the MDI of certain material intercompany transfers of assets, as well as certain transactions between insurance companies, their parent companies and affiliates.
Under current Missouri insurance laws and regulations, unless (i) certain filings are made with the MDI, (ii) certain requirements are met, including a public hearing, and (iii) approval or exemption is granted by the Director of the MDI, no person may acquire any voting security or security convertible into a voting security of an insurance holding company, such as RGA, which controls a Missouri insurance company, or merge with such an insurance holding company, if as a result of such transaction such person would “control” the insurance holding company. “Control” is presumed to exist under Missouri law if a person directly or indirectly owns or controls 10% or more of the voting securities of another person. New model insurance holding company standards promulgated by the NAIC during 2010 will likely be adopted by the state of Missouri before the end of 2014 to require greater disclosure to regulators of matters within the RGA group of companies.
Restrictions on Dividends and Distributions
Current Missouri law, applicable to RCM, and its wholly-owned subsidiary, RGA Reinsurance, permits the payment of dividends or distributions which, together with dividends or distributions paid during the preceding twelve months, do not exceed the greater of (i) 10% of statutory capital and surplus as of the preceding December 31, or (ii) statutory net gain from operations for the preceding calendar year. Any proposed dividend in excess of this amount is considered an “extraordinary dividend” and may not be paid until it has been approved, or a 30-day waiting period has passed during which it has not been disapproved, by the Director of the MDI. Additionally, dividends may be paid only to the extent the insurer has unassigned surplus (as opposed to contributed surplus). Pursuant to these restrictions, RCM’s and RGA Reinsurance’s allowable dividends without prior approval for 2014 are approximately $145.9 million and $155.0 million, respectively. Any dividends paid by RGA Reinsurance would be paid to RCM, which in turn has the ability to pay dividends to RGA. The MDI allows RCM to pay a dividend to RGA to the extent RCM received the dividend from RGA Reinsurance, without limitation related to the level of unassigned surplus. Historically, RGA has not relied upon dividends from its subsidiaries to fund its obligations. However, the regulatory limitations described here could limit the Company’s financial flexibility in the future should it choose to or need to use subsidiary dividends as a funding source for its obligations.
In contrast to current Missouri law, the NAIC Model Insurance Holding Company Act (the “Model Act”) defines an extraordinary dividend as a dividend or distribution which, together with dividends or distributions paid during the preceding twelve months, exceeds the lesser of (i) 10% of statutory capital and surplus as of the preceding December 31, or (ii) statutory net gain from operations for the preceding calendar year. The Company is unable to predict whether, when, or if, Missouri will enact a new measure for extraordinary dividends.
Missouri insurance laws and regulations also require that the statutory surplus of RCM and RGA Reinsurance following any dividend or distribution be reasonable in relation to their outstanding liabilities and adequate to meet their financial needs.

The Director of the MDI may call for a rescission of the payment of a dividend or distribution by RGA Reinsurance or RCM that would cause their statutory surplus to be inadequate under the standards of the Missouri insurance regulations.
Pursuant to the South Carolina Director of Insurance, Timberlake Re may declare dividends after June 2012 subject to a minimum Total Adjusted Capital threshold, as defined by the NAIC’s RBC regulation. As of December 31, 2013, Timberlake Re met the minimum required threshold. Any dividends paid by Timberlake Re would be paid to Timberlake Financial, which in turn is subject to contractual limitations on the amount of dividends it can pay to RCM.
Dividend payments from other subsidiaries are subject to the regulations in the country of domicile, which are generally based on their earnings and/or capital level.
Default or Liquidation
In the event that RGA defaults on any of its debt or other obligations, or becomes the subject of bankruptcy, liquidation, or reorganization proceedings, the creditors and stockholders of RGA will have no right to proceed against the assets of any of the subsidiaries of RGA. If any of RGA’s reinsurance subsidiaries were to be liquidated or dissolved, the liquidation or dissolution would be conducted in accordance with the rules and regulations of the appropriate governing body in the state or country of the subsidiary’s domicile. The creditors of any such reinsurance company, including, without limitation, holders of its reinsurance agreements and state guaranty associations (if applicable), would be entitled to payment in full from such assets before RGA, as a direct or indirect stockholder, would be entitled to receive any distributions or other payments from the remaining assets of the liquidated or dissolved subsidiary.
Federal Regulation
With enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act during 2010, discussions will continue in the Congress of the United States concerning the future of the McCarran-Ferguson Act, which exempts the “business of insurance” from most federal laws, including anti-trust laws, to the extent such business is subject to state regulation. With the McCarran-Ferguson Act exemption for the business of insurance, a reinsurer may set rate, underwriting and claims handling standards for its ceding company clients to follow. Judicial decisions narrowing the definition of what constitutes the “business of insurance” and repeal or modification of the McCarran-Ferguson Act may limit the ability of the Company, and RGA Reinsurance in particular, to share information with respect to matters such as rate setting, underwriting, and claims management. Likewise, discussions may again resume in the Congress of the United States concerning potential future regulation of insurance and reinsurance at the Federal level. It is not possible to predict the effect of such decisions or changes in the law on the operation of the Company, but it is now more likely than in the past that insurance or reinsurance may be regulated at the Federal level in the U.S. Additionally, new credit for reinsurance rules in the U.S. allowing for collateral reduction has the potential to allow foreign competitors to provide reinsurance to U.S. insurers with reduced collateral requirements. This may ultimately lower the cost at which RGA Reinsurance’s competitors are able to provide reinsurance to U.S. insurers. In addition, the vesting of authority in the U.S. Federal Reserve to review the solvency of certain financial institutions deemed systemically important could impose an additional layer of solvency regulation upon selected insurers and reinsurers. While it is not expected that any RGA entity would be deemed to be systemically important and become the subject to this additional scrutiny, the potential exists for one or more of RGA Reinsurance’s clients to be given the designation subjecting the client’s reinsurance programs to scrutiny by the Federal Reserve.
Environmental Considerations
Federal, state and local environmental laws and regulations apply to the Company’s ownership and operation of real property. Inherent in owning and operating real property are the risks of hidden environmental liabilities and the costs of any required clean-up. Under the laws of certain states, contamination of a property may give rise to a lien on the property to secure recovery of the costs of clean-up. In several states, this lien has priority over the lien of an existing mortgage against such property. In addition, in some states and under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”), the Company may be liable, in certain circumstances, as an “owner” or “operator,” for costs of cleaning-up releases or threatened releases of hazardous substances at a property mortgaged to it. The Company also risks environmental liability when it forecloses on a property mortgaged to it, although Federal legislation provides for a safe harbor from CERCLA liability for secured lenders that foreclose and sell the mortgaged real estate, provided that certain requirements are met. However, there are circumstances in which actions taken could still expose the Company to CERCLA liability. Application of various other federal and state environmental laws could also result in the imposition of liability on the Company for costs associated with environmental hazards.
The Company routinely conducts environmental assessments prior to taking title to real estate through foreclosure on real estate collateralizing mortgages that it holds. Although unexpected environmental liabilities can always arise, the Company seeks to minimize this risk by undertaking these environmental assessments and complying with its internal procedures, and as a result, the Company believes that any costs associated with compliance with environmental laws and regulations or any clean-up of properties would not have a material adverse effect on the Company’s results of operations.

Underwriting
Automatic. The Company’s management determines whether to write automatic reinsurance business by considering many factors, including the types of risks to be covered; the ceding company’s retention limit and binding authority, product, and pricing assumptions; and the ceding company’s underwriting standards, financial strength and distribution systems. For automatic business, the Company ensures that the underwriting standards, procedures and guidelines of its ceding companies are priced appropriately and consistent with the Company’s expectations. To this end, the Company conducts periodic reviews of the ceding companies’ underwriting and claims personnel and procedures.
Facultative. The Company has developed underwriting policies, procedures and standards with the objective of controlling the quality of business written as well as its pricing. The Company’s underwriting process emphasizes close collaboration between its underwriting, actuarial, and administration departments. Management periodically updates these underwriting policies, procedures, and standards to account for changing industry conditions, market developments, and changes occurring in the field of medical technology. These policies, procedures, and standards are documented in electronic underwriting manuals made available to all the Company’s underwriters. The Company regularly performs internal reviews of both its underwriters and underwriting process.
The Company’s management determines whether to accept facultative reinsurance business on a prospective insured by reviewing the application, medical information and other underwriting information appropriate to the age of the prospective insured and the face amount of the application. An assessment of medical and financial history follows with decisions based on underwriting knowledge, manual review and consultation with the Company’s medical directors as necessary. Many facultative applications involve individuals with multiple medical impairments, such as heart disease, high blood pressure, and diabetes, which require a complex underwriting/mortality assessment. The Company employs medical directors and medical consultants to assist its underwriters in making these assessments.
Pricing
Automatic and Facultative. The Company has pricing actuaries dedicated in every geographic market and in every product category who develop reinsurance treaty rates following the Company’s policies, procedures and standards. Biometric assumptions are based on the Company’s own mortality, morbidity and persistency experience, taking into account industry and client-specific experience. Economic and asset-related pricing assumptions are based on current and long-term market conditions and are developed by actuarial and investment personnel with appropriate experience and expertise. Management has established a high-level oversight of the processes and results of these activities, which includes peer reviews in every market as well as centralized procedures and processes for reviewing and auditing pricing activities.
Operations
Generally, the Company’s business has been obtained directly, rather than through brokers. The Company has an experienced sales and marketing staff that works to provide responsive service and maintain existing relationships.
The Company’s administration, auditing, valuation and finance departments are responsible for treaty compliance auditing, financial analysis of results, generation of internal management reports, and periodic audits of administrative and underwriting practices. A significant effort is focused on periodic audits of administrative and underwriting practices, and treaty compliance of clients.
The Company’s claims departments review and verify reinsurance claims, obtain the information necessary to evaluate claims, and arrange for timely claims payments. Claims are subjected to a detailed review process to ensure that the risk was properly ceded, the claim complies with the contract provisions, and the ceding company is current in the payment of reinsurance premiums to the Company. In addition, the claims departments monitor both specific claims and the overall claims handling procedures of ceding companies.
Customer Base
The Company provides reinsurance products primarily to the largest life insurance companies in the world. In 2013, the Company’s five largest clients generated approximately $1,922.7 million or 22.4% of the Company’s gross premiums. In addition, 18 other clients each generated annual gross premiums of $100.0 million or more, and the aggregate gross premiums from these clients represented approximately 32.6% of the Company’s gross premiums. No individual client generated 10% or more of the Company’s total gross premiums. For the purpose of this disclosure, companies that are within the same insurance holding company structure are combined.
Competition
Reinsurers compete on the basis of many factors, including financial strength, pricing and other terms and conditions of reinsurance agreements, reputation, service, and experience in the types of business underwritten. The Company’s competition includes other reinsurance companies as well as other providers of financial services. The Company believes that its primary competitors on a global basis are currently the following, or their affiliates: Munich Re, Swiss Re, Hannover Re and SCOR Global

Re. In addition, the Company competes with Pacific Life Re, Prudential Financial and a number of other financial service providers on annuity block business. However, within the reinsurance industry, the competitors can change from year to year.
Employees
As of December 31, 2013, the Company had 1,890 employees located throughout the world. None of these employees are represented by a labor union.

C.	Segments
The Company obtains substantially all of its revenues through reinsurance agreements that cover a portfolio of life and health insurance products, including term life, credit life, universal life, whole life, group life and health, joint and last survivor insurance, critical illness, disability, longevity as well as asset-intensive (e.g., annuities) and financial reinsurance. Generally, the Company, through various subsidiaries, has provided reinsurance for mortality, morbidity, and lapse risks associated with such products. With respect to asset-intensive products, the Company has also provided reinsurance for investment-related risks.
The following table sets forth the Company’s premiums attributable to each of its segments for the periods indicated on both a gross assumed basis and net of premiums ceded to third parties:
Gross and Net Premiums by Segment
(in millions)

	Year Ended December 31,
	2013		2012		2011
	Amount	% of Total	Amount	% of Total	Amount	% of Total
Gross Premiums:
U.S. and Latin America:
Traditional	$4,709.6	54.9%	$4,495.0	54.6%	$4,153.8	53.9%
Non-Traditional	67.2	0.8	64.6	0.8	65.5	0.9
Canada	1,016.5	11.8	968.6	11.8	940.1	12.2
Europe, Middle East and Africa	1,246.6	14.6	1,241.4	15.0	1,139.6	14.8
Asia Pacific	1,533.7	17.9	1,453.8	17.7	1,396.5	18.1
Corporate and Other	(0.2)	—	9.2	0.1	8.7	0.1
Total	$8,573.4	100.0%	$8,232.6	100.0%	$7,704.2	100.0%
Net Premiums:
U.S. and Latin America:
Traditional	$4,563.4	55.2%	$4,342.9	54.9%	$4,008.9	54.7%
Non-Traditional	22.5	0.3	14.1	0.2	13.2	0.2
Canada	962.3	11.7	915.7	11.6	835.3	11.4
Europe, Middle East and Africa	1,220.8	14.8	1,215.2	15.4	1,109.9	15.1
Asia Pacific	1,485.2	18.0	1,409.5	17.8	1,359.7	18.5
Corporate and Other	(0.2)	—	9.2	0.1	8.7	0.1
Total	$8,254.0	100.0%	$7,906.6	100.0%	$7,335.7	100.0%
The following table sets forth selected information concerning assumed life reinsurance business in force by segment for the periods indicated. The term “in force” refers to insurance policy face amounts or net amounts at risk.
Reinsurance Business In Force by Segment
(in billions)

	As of December 31,
	2013		2012		2011
	Amount	% of Total	Amount	% of Total	Amount	% of Total
U.S. and Latin America:
Traditional	$1,397.0	48.3%	$1,401.8	47.9%	$1,349.1	50.7%
Non-Traditional	2.2	0.1	2.3	0.1	5.5	0.2
Canada	386.3	13.4	389.7	13.3	344.9	12.9
Europe, Middle East and Africa	556.7	19.3	533.4	18.2	460.3	17.3
Asia Pacific	547.7	18.9	600.4	20.5	504.5	18.9
Total	$2,889.9	100.0%	$2,927.6	100.0%	$2,664.3	100.0%

Reinsurance business in force reflects the addition or acquisition of new life reinsurance business, offset by terminations (e.g., life and group contract terminations, lapses of underlying policies, deaths of insureds, and recapture), changes in foreign currency exchange, and any other changes in the amount of insurance in force. As a result of terminations and other changes, assumed in force amounts at risk of $408.1 billion, $163.4 billion, and $304.8 billion were released in 2013, 2012 and 2011, respectively. In 2011, the Asia Pacific segment experienced significant production relative to group business in Australia somewhat offset by the termination of group contracts.
The following table sets forth selected information concerning assumed new business volume by segment for the indicated periods. The term “volume” refers to insurance policy face amounts or net amounts at risk.
New Business Volume by Segment
(in billions)

	Year Ended December 31,
	2013		2012		2011
	Amount	% of Total	Amount	% of Total	Amount	% of Total
U.S. and Latin America:
Traditional	$95.6	25.8%	$156.3	36.6%	$111.3	26.0%
Non-Traditional	—	—	—	—	—	—
Canada	46.0	12.4	49.0	11.5	51.1	11.9
Europe, Middle East and Africa	106.2	28.7	94.4	22.1	128.8	30.0
Asia Pacific	122.6	33.1	126.9	29.8	137.7	32.1
Total	$370.4	100.0%	$426.6	100.0%	$428.9	100.0%
Additional information regarding the operations of the Company’s segments and geographic operations is contained in Note 15 – “Segment Information” in the Notes to Consolidated Financial Statements.
U.S. and Latin America Operations
The U.S. and Latin America operations represented 55.5%, 55.1% and 54.9% of the Company’s net premiums in 2013, 2012 and 2011, respectively. The U.S. and Latin America operations market traditional life and health reinsurance, reinsurance of asset-intensive products, and financial reinsurance, primarily to large U.S. life insurance companies.
Traditional Reinsurance
The U.S. and Latin America Traditional segment provides life and health reinsurance to domestic clients for a variety of products through yearly renewable term agreements, coinsurance, and modified coinsurance. This business has been accepted under many different rate scales, with rates often tailored to suit the underlying product and the needs of the ceding company. Premiums typically vary for smokers and non-smokers, males and females, and may include a preferred underwriting class discount. Reinsurance premiums are paid in accordance with the treaty, regardless of the premium mode for the underlying primary insurance. This business is made up of facultative and automatic treaty business.
Automatic business is generated pursuant to treaties which generally require that the underlying policies meet the ceding company’s underwriting criteria, although in certain cases such policies may be rated substandard. In contrast to facultative reinsurance, reinsurers do not engage in underwriting assessments of each risk assumed through an automatic treaty.
As the Company does not apply its underwriting standards to each policy ceded to it under automatic treaties, the U.S. and Latin America operations generally require ceding companies to retain a portion of the business written on an automatic basis, thereby increasing the ceding companies’ incentives to underwrite risks with due care and, when appropriate, to contest claims diligently.
The U.S. and Latin America facultative reinsurance operation involves the assessment of the risks inherent in (i) multiple impairments, such as heart disease, high blood pressure, and diabetes; (ii) cases involving large policy face amounts; and (iii) financial risk cases, i.e., cases involving policies disproportionately large in relation to the financial characteristics of the proposed insured. The U.S. and Latin America operations’ marketing efforts have focused on developing facultative relationships with client companies because management believes facultative reinsurance represents a substantial segment of the reinsurance activity of many large insurance companies and also serves as an effective means of expanding the U.S. and Latin America operations’ automatic business. In 2013, 2012 and 2011, approximately 20.3%, 20.6%, and 20.8%, respectively, of the U.S. and Latin America gross premiums were written on a facultative basis.
Only a portion of approved facultative applications ultimately result in reinsurance, as applicants for impaired risk policies often submit applications to several primary insurers, which in turn seek facultative reinsurance from several reinsurers. Ultimately, only one insurance company and one reinsurer are likely to obtain the business. The Company tracks the percentage of declined and placed facultative applications on a client-by-client basis and generally works with clients to seek to maintain such percentages at levels deemed acceptable. As the Company applies its underwriting standards to each application submitted to it facultatively, it generally does not require ceding companies to retain a portion of the underlying risk when business is written on a facultative basis.
In addition, several of the Company’s U.S. and Latin America clients have purchased life insurance policies insuring the lives of their executives. These policies have generally been issued to fund deferred compensation plans and have been reinsured with the Company. The Company’s consolidated balance sheets included interest-sensitive contract reserves of $1.3 billion as of both December 31, 2013 and 2012, and policy loans of $1.2 billion and $1.3 billion as of December 31, 2013 and 2012, respectively, associated with this business.
Non-Traditional - Asset-Intensive Reinsurance
The Company's U.S. and Latin America Asset-Intensive segment primarily concentrates on the investment risk within underlying annuities and corporate-owned life insurance policies. These reinsurance agreements are mostly structured as coinsurance, coinsurance with funds withheld, or modified coinsurance of primarily investment risk such that the Company recognizes profits or losses primarily from the spread between the investment earnings and the interest credited on the underlying annuity contract liabilities. Reinsurance of such business was reflected in interest-sensitive contract liabilities of approximately $11.0 billion and $11.5 billion as of December 31, 2013 and 2012, respectively.
Annuities are normally limited by the size of the deposit from any single depositor. The Company also reinsures certain indexed annuities, variable annuity products that contain guaranteed minimum death or living benefits and corporate-owned life insurance products. Corporate-owned life insurance normally involves a large number of insureds associated with each deposit, and the Company’s underwriting guidelines limit the size of any single deposit. The individual policies associated with any single deposit are typically issued within pre-set guaranteed issue parameters.
The Company primarily targets highly rated, financially secure companies as clients for asset-intensive business. These companies may wish to limit their own exposure to certain products. Ongoing asset/liability analysis is required for the management of asset-intensive business. The Company performs this analysis internally, in conjunction with asset/liability analysis performed by the ceding companies.
Non-Traditional - Financial Reinsurance
The Company’s U.S. and Latin America Financial Reinsurance segment assists ceding companies in meeting applicable regulatory requirements while enhancing their financial strength and regulatory surplus position. The Company commits cash or assumes regulatory insurance liabilities from the ceding companies. Generally, such amounts are offset by receivables from ceding companies that are repaid by the future profits from the reinsured block of business. The Company structures its financial reinsurance transactions so that the projected future profits of the underlying reinsured business significantly exceed the amount of regulatory surplus provided to the ceding company.
The Company primarily targets highly rated insurance companies for financial reinsurance due to the credit risk associated with this business. A careful analysis is performed before providing any regulatory surplus enhancement to the ceding company. This analysis is intended to ensure that the Company understands the risks of the underlying insurance product and that the transaction has a high likelihood of being repaid through the future profits of the underlying business. If the future profits of the business are not sufficient to repay the Company or if the ceding company becomes financially distressed and is unable to make payments under the treaty, the Company may incur losses. A staff of actuaries and accountants track experience for each treaty on a quarterly basis in comparison to models of expected results.
Customer Base
The U.S. and Latin America operations market life reinsurance primarily to the largest U.S. life insurance companies. The Company estimates that approximately 87 of the top 100 U.S. life insurance companies, based on premiums, are clients. The treaties underlying this business generally are terminable by either party on 90 days written notice, but only with respect to future new business. Existing business generally is not terminable, unless the underlying policies terminate or are recaptured. In 2013, the five largest clients generated approximately $1,609.4 million or 33.7% of U.S. and Latin America operation’s gross premiums. In addition, 43 other clients each generated annual gross premiums of $20.0 million or more, and the aggregate gross premiums from these clients represented approximately 56.8% of U.S. and Latin America operation’s gross premiums. For the purpose of this disclosure, companies that are within the same insurance holding company structure are combined.
Canada Operations
The Canada operations represented 11.7%, 11.6%, and 11.4% of the Company’s net premiums in 2013, 2012 and 2011, respectively. In 2013, this segment assumed $46.0 billion in new business, predominately representing recurring new business, as opposed to in force transactions. Approximately 85.9% of the 2013 recurring new business was written on an automatic basis.

The Company operates in Canada primarily through RGA Canada, a wholly-owned subsidiary. RGA Canada is a leading life reinsurer in Canada, based on new individual life insurance production. It assists clients with capital management and mortality and morbidity risk management and is primarily engaged in traditional individual life reinsurance, as well as creditor, group life and health, critical illness, and longevity reinsurance. Creditor insurance covers the outstanding balance on personal, mortgage or commercial loans in the event of death, disability or critical illness and is generally shorter in duration than individual life insurance.
Clients include most of the life insurers in Canada, although the number of life insurers is much smaller compared to the U.S. In 2013, the five largest clients generated approximately $541.1 million or 53.2% of Canada operation’s gross premiums. In addition, 10 other clients each generated annual gross premiums of $20.0 million or more, and the aggregate gross premiums from these clients represented approximately 39.3% of Canada operation’s gross premiums. For the purpose of this disclosure, companies that are within the same insurance holding company structure are combined.
RGA Canada employs its own underwriting, actuarial, claims, pricing, accounting, systems, marketing and administrative staff in offices located in Montreal and Toronto.
Europe, Middle East and Africa Operations
The Europe, Middle East and Africa operations represented 14.8%, 15.4%, and 15.1% of the Company’s net premiums in 2013, 2012 and 2011, respectively. This segment serves clients from subsidiaries, licensed branch offices and/or representative offices primarily located in France, Germany, Ireland, Italy, the Netherlands, Poland, South Africa, Spain, Turkey, the UAE and the UK.
The principal types of reinsurance for this segment include life and health products through yearly renewable term and coinsurance agreements, the reinsurance of critical illness coverage that provides a benefit in the event of the diagnosis of a pre-defined critical illness and the reinsurance of longevity risk related to payout annuities. The reinsurance agreements of critical illness coverage may be either facultative or automatic agreements. Premiums earned from critical illness coverage represented 20.8% of the total net premiums for this segment in 2013.
In 2013, the UK operations generated approximately $903.8 million, or 72.5% of the segment’s gross premiums. In 2013, the five largest clients generated approximately $633.4 million or 50.8% of Europe, Middle East and Africa operation’s gross premiums. In addition, nine other clients each generated annual gross premiums of $20.0 million or more, and the aggregate gross premiums from these clients represented approximately 23.5% of Europe, Middle East and Africa operation’s gross premiums. For the purpose of this disclosure, companies that are within the same insurance holding company structure are combined.
RGA’s operations in the UK, Continental Europe and South Africa employ their own underwriting, actuarial, claims, pricing, accounting, marketing, and administration staffs with additional support services provided by the Company’s staff in the U.S. and Canada.
Asia Pacific Operations
The Asia Pacific operations represented 18.0%, 17.8%, and 18.5% of the Company’s net premiums in 2013, 2012 and 2011, respectively. The Company has a presence in the Asia Pacific region with licensed branch offices and/or representative offices in Hong Kong, India, Japan, South Korea, Taiwan, New Zealand, Labuan (Malaysia) and China. The Company also established a reinsurance subsidiary in Australia in January 1996.
The principal types of reinsurance for this segment include life, critical illness, health, disability, superannuation, and financial reinsurance. Superannuation is the Australian government mandated compulsory retirement savings program. Superannuation funds accumulate retirement funds for employees, and in addition, offer life and disability insurance coverage. Reinsurance agreements may be either facultative or automatic agreements covering primarily individual risks and, in some markets, group risks. Premiums earned from critical illness coverage represented 16.7% of the total net premiums for this segment in 2013.
The Australian operations generated approximately $833.5 million, or 54.3% of the total gross premiums for the Asia Pacific operations in 2013. In 2013, the five largest clients generated approximately $607.9 million or 39.6% of Asia Pacific operation’s gross premiums. In addition, 15 other clients each generated annual gross premiums of $20.0 million or more, and the aggregate gross premiums from these clients represented approximately 39.3% of Asia Pacific operation’s gross premiums. For the purpose of this disclosure, companies that are within the same insurance holding company structure are combined.
The Hong Kong, India, Labuan, Japan, Taiwan, China and South Korea offices provide full reinsurance services and are supported by the Company’s U.S. and International Division Sydney offices. RGA Australia employs its own underwriting, actuarial, claims, pricing, accounting, systems, marketing, and administration service with additional support provided by the Company’s U.S. and International Division Sydney offices.

Corporate and Other
Corporate and Other operations include investment income from invested assets not allocated to support segment operations and undeployed proceeds from the Company’s capital raising efforts, in addition to unallocated investment related gains or losses. Corporate expenses consist of the offset to capital charges allocated to the operating segments within the policy acquisition costs and other insurance expenses line item, unallocated overhead and executive costs, and interest expense related to debt. Additionally, Corporate and Other includes results from, among others, RGA Technology Partners, Inc. (“RTP”), a wholly-owned subsidiary that develops and markets technology solutions for the insurance industry and the investment income and expense associated with the Company’s collateral finance facilities.

D.	Financial Information About Foreign Operations
The Company’s foreign operations are primarily in Canada, the Asia Pacific region, Europe, and South Africa. Revenue, income (loss) before income taxes, which include investment related gains (losses), interest expense, depreciation and amortization, and identifiable assets attributable to these geographic regions are identified in Note 15 – “Segment Information” in the Notes to Consolidated Financial Statements. Although there are risks inherent to foreign operations, such as currency fluctuations and restrictions on the movement of funds, as described in Item 1A – “Risk Factors”, the Company’s financial position and results of operations have not been materially adversely affected thereby to date.

E.	Available Information
Copies of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports are available free of charge through the Company’s website (www.rgare.com) as soon as reasonably practicable after the Company electronically files such reports with the Securities and Exchange Commission (www.sec.gov). Information provided on such websites does not constitute part of this Annual Report on Form 10-K.

Item 1A.         RISK FACTORS
In the Risk Factors below, we refer to the Company as “we,” “us,” or “our”. Investing in our securities involves certain risks. Any of the following risks could materially adversely affect our business, results of operations, or financial condition and could result in a loss of your investment. These risks are not exclusive, and additional risks to which we are subject include, but are not limited to, the factors mentioned under “Forward-Looking and Cautionary Statements” in Item 7 below and the risks of our businesses described elsewhere in this Annual Report on Form 10-K. Many of these risks are interrelated and occur under similar business and economic conditions, and the occurrence of certain of them may in turn cause the emergence, or exacerbate the effect, of others. Such a combination could materially increase the severity of the impact on our operations, liquidity and financial condition.
Our international operations involve inherent risks.
In 2013, approximately 32.8% of our net premiums came from our operations in Europe, Middle East and Africa, and Asia Pacific. One of our strategies is to grow these international operations. International operations subject us to various inherent risks. In addition to the regulatory and foreign currency risks identified above, other risks include the following:

•	managing the growth of these operations effectively, particularly given the recent rates of growth;

•	changes in mortality and morbidity experience and the supply and demand for our products that are specific to these markets and that may be difficult to anticipate;

•	political and economic instability in the regions of the world where we operate;

•	uncertainty arising out of foreign government sovereignty over our international operations; and

•	potentially uncertain or adverse tax consequences, including the repatriation of earnings from our non-U.S. subsidiaries.
Some of our international operations are in emerging markets where these risks are heightened and we anticipate that we will continue to do business in such markets. Our pricing assumptions may be less predictable in emerging markets, and deviations in actual experience from these assumptions could impact or profitability in these markets. Additionally, lack of legal certainty and stability in the emerging markets exposes us to increased risk of disruption, to adverse or unpredictable actions by regulators and may make it more difficult for us to enforce our contracts, which may negatively impact our business.
We cannot assure you that we will be able to manage these risks effectively or that they will not have an adverse effect on our business, financial condition or results of operations.

Item 7.         MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
RGA is an insurance holding company that was formed on December 31, 1992. The consolidated financial statements include the assets, liabilities, and results of operations of RGA, RGA Reinsurance, RCM, RGA Barbados, RGA Americas, RGA Atlantic, RGA Canada, RGA Australia and RGA International as well as other subsidiaries, all of which are wholly owned (collectively, the Company).
The Company is primarily engaged in the reinsurance of individual and group coverages for traditional life and health, longevity, disability, annuity and critical illness products, and financial reinsurance. RGA and its predecessor, the Reinsurance Division of General American Life Insurance Company, a Missouri life insurance company, have been engaged in the business of life reinsurance since 1973. Approximately 67.2% of the Company’s 2013 net premiums were from its operations in North America, represented by its U.S. and Latin America and Canada segments.
The Company derives revenues primarily from renewal premiums from existing reinsurance treaties, new business premiums from existing or new reinsurance treaties and income earned on invested assets.
The Company’s primary business is life and health reinsurance, which involves reinsuring life insurance policies that are often in force for the remaining lifetime of the underlying individuals insured, with premiums earned typically over a period of 10 to 30 years. Each year, however, a portion of the business under existing treaties terminates due to, among other things, lapses or voluntary surrenders of underlying policies, deaths of insureds, and the exercise of recapture options by ceding companies.
As is customary in the reinsurance business, clients continually update, refine, and revise reinsurance information provided to the Company. Such revised information is used by the Company in preparation of its financial statements and the financial effects resulting from the incorporation of revised data are reflected in the current period.
The Company’s long-term profitability primarily depends on the volume and amount of death and health-related claims incurred and the ability to adequately price the risks it assumes. While death claims are reasonably predictable over a period of many years, claims become less predictable over shorter periods and are subject to significant fluctuation from quarter to quarter and year to year. The maximum amount of individual life coverage the Company retains per life varies by market and can be as high as $8.0 million. In certain limited situations the Company has retained more than $8.0 million per individual life. Exposures in excess of these retention amounts are typically retroceded to retrocessionaires; however, the Company remains fully liable to the ceding company for the entire amount of risk it assumes. The Company believes its sources of liquidity are sufficient to cover potential claims payments on both a short-term and long-term basis.
The Company has five geographic-based or function-based operational segments: U.S. and Latin America; Canada; Europe, Middle East and Africa; Asia Pacific; and Corporate and Other. The U.S. and Latin America operations are further segmented into traditional and non-traditional businesses. The U.S. and Latin America operations provide individual life, long-term care, group life and health reinsurance, annuity and financial reinsurance products. During 2012, the Company issued its first fee-based synthetic guaranteed investment contracts, which include investment-only, stable value contracts, to retirement plans. The Canada operations reinsure traditional individual life products as well as creditor reinsurance, group life and health reinsurance, non-guaranteed critical illness products and longevity reinsurance. Europe, Middle East and Africa operations include a variety of life and health products, critical illness and longevity business throughout Europe and in South Africa, in addition to other markets the Company is developing. The principle types of reinsurance in Asia Pacific include life, critical illness, health, disability, superannuation and financial reinsurance. Corporate and Other includes results from, among others, RTP, a wholly-owned subsidiary that develops and markets technology solutions for the insurance industry, interest expense related to debt and the investment income and expense associated with the Company’s collateral finance facility. The Company measures segment performance based on profit or loss from operations before income taxes.
The Company allocates capital to its segments based on an internally developed economic capital model, the purpose of which is to measure the risk in the business and to provide a consistent basis upon which capital is deployed. The economic capital model considers the unique and specific nature of the risks inherent in RGA’s businesses. As a result of the economic capital allocation process, a portion of investment income and investment related gains and losses is credited to the segments based on the level of allocated capital. In addition, the segments are charged for excess capital utilized above the allocated economic capital basis. This charge is included in policy acquisition costs and other insurance expenses.

The Company is one of the leading life reinsurers in North America based on premiums and the amount of life reinsurance in force. Based on an industry survey of 2012 information prepared by Munich American at the request of the Society of Actuaries Reinsurance Section (“SOA survey”), the Company has the second largest market share in North America as measured by individual life insurance in force. The Company’s approach to the North American market has been to:

•	focus on large, high quality life insurers as clients;

•	provide quality facultative underwriting and automatic reinsurance capacity; and

•	deliver responsive and flexible service to its clients.
In 1994, the Company began using its North American underwriting expertise and industry knowledge to expand into international markets and now has operations in Australia, Barbados, Bermuda, China, France, Germany, Hong Kong, India, Ireland, Italy, Japan, Mexico, the Netherlands, New Zealand, Poland, Singapore, South Africa, South Korea, Spain, Taiwan, the UAE and the UK. The Company generally starts new operations from the ground up in these markets as opposed to acquiring existing operations, and it often enters these markets to support its North American clients as they expand internationally. Based on information from competitors’ annual reports, the Company believes it is the third largest global life and health reinsurer in the world based on 2012 life and health reinsurance premiums. The Company conducts business with the majority of the largest U.S. and international life insurance companies. The Company has also developed its capacity and expertise in the reinsurance of asset-intensive products (primarily annuities and corporate-owned life insurance) and financial reinsurance.
Results of Operations
Consolidated
Consolidated net income decreased $213.1 million, or 33.7%, and increased $85.8 million, or 15.7%, in 2013 and 2012, respectively. Diluted earnings per share on net income were $5.78 in 2013 compared to $8.52 in 2012 and $7.37 in 2011. The decrease in net income in 2013 is primarily due to a significant loss in the Asia Pacific segment and a decrease in investment related gains partially offset by higher investment income and the recognition in other revenues of gains on the repurchase of collateral finance facility securities of $46.5 million. The loss in the Asia Pacific segment reflects an increase in Australian group claims liabilities primarily related to total and permanent disability coverage and disability income benefits as well as poor claims experience in the Australian operation’s individual lump sum and individual disability businesses, primarily in the second quarter of 2013. The decrease in investment related gains was primarily due to a decrease in net hedging gains related to the liabilities associated with guaranteed minimum living benefits.
The increase in net income in 2012 was primarily due to an increase in investment related gains and an increase in net premiums in all segments. The increase in investment related gains reflected a favorable change in the value of embedded derivatives within the U.S. and Latin America segment due to the effect of tightening credit spreads and a reduction in the benchmark interest rate in the U.S. debt markets. During 2012, the Company executed a large fixed deferred annuity reinsurance transaction in its U.S. and Latin America Asset-Intensive segment. The Company deployed approximately $350.0 million of capital to support this transaction, which increased the Company’s invested asset base by approximately $5.4 billion. Foreign currency exchange fluctuations resulted in decreases to net income of approximately $1.3 million and $4.5 million in 2013 and 2012, respectively.
The Company recognizes in consolidated income, any changes in the value of embedded derivatives on modco or funds withheld treaties, equity-indexed annuity treaties (“EIAs”) and variable annuity products. The combined changes in these three types of embedded derivatives, after adjustment for deferred acquisition costs and retrocession, resulted in increases to net income of approximately $80.3 million and $77.0 million in 2013 and 2012, respectively, as compared to the prior years. These fluctuations do not affect current cash flows, crediting rates or spread performance on the underlying treaties. Therefore, management believes it is helpful to distinguish between the effects of changes in these embedded derivatives, net of related hedging activity, and the primary factors that drive profitability of the underlying treaties, namely investment income, fee income, and interest credited. The individual effect on income before income taxes for these three types of embedded derivatives is as follows:
The change in the value of embedded derivatives related to reinsurance treaties written on a modco or funds withheld basis are subject to the general accounting principles for Derivatives and Hedging related to embedded derivatives. The unrealized gains and losses associated with these embedded derivatives, after adjustment for deferred acquisition costs, reduced net income by $6.5 million in 2013 and increased it by $33.1 million in 2012, respectively, as compared to the prior years.
Changes in risk-free rates used in the fair value estimates of embedded derivatives associated with EIAs affect the amount of unrealized gains and losses the Company recognizes. The unrealized gains and losses associated with EIAs, after adjustment for deferred acquisition costs and retrocession, increased net income by $23.0 million and $7.3 million in 2013 and 2012, respectively, as compared to the prior years.
The change in the Company’s liability for variable annuities associated with guaranteed minimum living benefits affects the amount of unrealized gains and losses the Company recognizes. The unrealized gains and losses associated with guaranteed minimum living benefits, after adjustment for deferred acquisition costs, increased net income by $63.8 million and $36.6 million in 2013 and 2012, respectively, as compared to the prior years.

Consolidated net premiums increased $347.4 million, or 4.4%, and $570.9 million, or 7.8%, in 2013 and 2012, respectively, due to growth in life reinsurance in force, before the effect of foreign currency fluctuations. Foreign currency fluctuations relative to the prior year affected net premiums unfavorably by approximately $142.0 million and $62.6 million in 2013 and 2012, respectively. Consolidated assumed life insurance in force was $2,889.9 billion, $2,927.6 billion and $2,664.4 billion as of December 31, 2013, 2012 and 2011, respectively. Foreign currency fluctuations affected the increases in assumed life insurance in force unfavorably by $86.7 billion in 2013 and positively by $34.2 billion in 2012. The Company added new business production, measured by face amount of insurance in force, of $370.4 billion, $426.6 billion and $428.9 billion during 2013, 2012 and 2011, respectively. Premiums on U.S. and Latin America health and group related coverages contributed $101.4 million and $164.6 million to the increase in net premiums in 2013 and 2012, respectively. Management believes industry consolidation and the established practice of reinsuring mortality risks should continue to provide opportunities for growth, albeit at rates less than historically experienced in some markets.
Consolidated investment income, net of related expenses, increased $263.7 million, or 18.4%, and $155.0 million, or 12.1%, in 2013 and 2012, respectively. The increases in investment income in 2013 and 2012 reflect a larger average invested asset base somewhat offset by lower effective investment portfolio yields. Contributing $163.5 million to the increase in investment income in 2013 were market value changes related to the Company’s funds withheld at interest investment associated with the reinsurance of certain EIAs. The effect on investment income of the EIAs' market value changes is substantially offset by a corresponding change in interest credited to policyholder account balances resulting in an insignificant effect on net income. In addition, investment income associated with a large fixed annuity transaction executed in the second quarter of 2012 increased investment income by $85.2 million and $129.8 million in 2013 and 2012, respectively. Average invested assets at amortized cost, excluding funds withheld and other spread business, totaled $18.1 billion, $16.6 billion and $15.3 billion in 2013, 2012 and 2011, respectively. The average yield earned on investments, excluding funds withheld and other spread business, was 4.73%, 4.98% and 5.28% in 2013, 2012 and 2011, respectively. The average yield will vary from year to year depending on a number of variables, including the prevailing interest rate and credit spread environment, changes in the mix of the underlying investments and cash balances, and the timing of dividends and distributions on certain investments. While there has been some improvement in 2013, a continued low interest rate environment in the U.S. and Canada is expected to put downward pressure on this yield in future reporting periods.
Total investment related gains (losses), net, declined by $190.1 million in 2013 and improved by $290.2 million in 2012. The decline in 2013 was primarily due a decrease in net hedging gains related to the liabilities associated with guaranteed minimum living benefits of $106.5 million and unfavorable changes in the value of embedded derivatives associated with reinsurance treaties written on a modco or funds withheld basis of $44.8 million, partially offset by favorable changes in the embedded derivatives related to guaranteed minimum living benefits of $37.4 million. The improvement in 2012 is primarily due to a favorable change in the value of embedded derivatives related to guaranteed minimum living benefits of $328.8 million and a favorable change in the value of embedded derivatives associated with reinsurance treaties written on a modco or funds withheld basis of $202.2 million offset by a decrease in the fair value of derivatives used to hedge the embedded derivative liabilities associated with guaranteed minimum living benefits of $261.6 million. See Note 4 - “Investments” and Note 5 - “Derivative Instruments” in the Notes to Consolidated Financial Statements for additional information on investment related gains (losses), net, and derivatives. Investment income and investment related gains and losses are allocated to the operating segments based upon average assets and related capital levels deemed appropriate to support segment operations.
The consolidated provision for income taxes represented approximately 34.1%, 31.3% and 28.5%, of pre-tax income for 2013, 2012, and 2011, respectively. In 2011 the Company recognized an income tax benefit associated with previously enacted reductions in federal statutory tax rates and adjustments to various provincial statutory tax rates in Canada. This 2007 enactment included phased in effective dates through 2012. These adjustments in tax rates should have been recognized beginning in 2007, when the Canadian tax legislation was enacted. The Company recorded a cumulative tax benefit adjustment of $30.7 million in 2011 in “Provision for income taxes” to correct the deferred tax liabilities that were not properly adjusted. If the impact of the tax rates had been recorded in the prior years, the Company estimates that it would have recognized approximately $3.0 million, $6.0 million, $9.0 million, and $12.0 million of tax benefit in the years ended 2007, 2008, 2009, and 2010, respectively.
The effective tax rates for 2013, 2012 and 2011 are affected by earnings of non-U.S. subsidiaries in which the Company is permanently reinvested whose statutory tax rates are less than the U.S. statutory tax rate of 35.0%, Subpart F income, tax expense related to uncertain tax positions and differences in tax bases in foreign jurisdictions. Both Canada and Australia statutory rates of approximately 27% and 30% (blended federal and provincial in Canada), respectively, are less than the U.S. statutory rate resulting in the legal entities in these jurisdictions giving rise to the majority of the foreign rate differential. The Company’s valuation allowance on total deferred taxes increased to $102.2 million as of December 31, 2013 from $10.1 million as of December 31, 2012. See Note 9 - “Income Tax” in the Notes to Consolidated Financial Statements for additional information on the Company’s consolidated effective tax rate. The increase is primarily related to the establishment of deferred tax assets and a corresponding valuation allowance in connection with the transfer of the RGA Re New Zealand branch to RGA Australia, and the establishment of a valuation allowance on a portion of the deferred tax asset in RGA Australia.

Critical Accounting Policies
The Company’s accounting policies are described in Note 2 – “Summary of Significant Accounting Policies” in the Notes to Consolidated Financial Statements. The Company believes its most critical accounting policies include the establishment of premiums receivable; amortization of deferred acquisition costs (“DAC”); the establishment of liabilities for future policy benefits and incurred but not reported claims; the valuation of investments and investment impairments; the valuation of embedded derivatives; and accounting for income taxes. The balances of these accounts require extensive use of assumptions and estimates, particularly related to the future performance of the underlying business.
Differences in experience compared with the assumptions and estimates utilized in establishing premiums receivable, the justification of the recoverability of DAC, in establishing reserves for future policy benefits and claim liabilities, or in the determination of other-than-temporary impairments to investment securities can have a material effect on the Company’s results of operations and financial condition.
Premiums Receivable
Premiums are accrued when due and in accordance with information received from the ceding company. When the Company enters into a new reinsurance agreement, it records accruals based on the terms of the reinsurance treaty. Similarly, when a ceding company fails to report information on a timely basis, the Company records accruals based on the terms of the reinsurance treaty as well as historical experience. Other management estimates include adjustments for increased in force on existing treaties, lapsed premiums given historical experience, the financial health of specific ceding companies, collateral value and the legal right of offset on related amounts (i.e. allowances and claims) owed to the ceding company. Under the legal right of offset provisions in its reinsurance treaties, the Company can withhold payments for allowances and claims from unpaid premiums.
Deferred Acquisition Costs
Costs of acquiring new business, which vary with and are directly related to the production of new business, have been deferred to the extent that such costs are deemed recoverable from future premiums or gross profits. Such costs include commissions and allowances as well as certain costs of policy issuance and underwriting. Non-commission costs related to the acquisition of new and renewal insurance contracts may be deferred only if they meet the following criteria:

•	Incremental direct costs of a successful contract acquisition.

•	Portions of employees’ salaries and benefits directly related to time spent performing specified acquisition activities for a contract that has been acquired or renewed.

•	Other costs directly related to the specified acquisition or renewal activities that would not have been incurred had that acquisition contract transaction not occurred.
The Company tests the recoverability for each year of business at issue before establishing additional DAC. The Company also performs annual tests to establish that DAC remain recoverable at all times, and if financial performance significantly deteriorates to the point where a deficiency exists, a cumulative charge to current operations will be recorded. No such adjustments related to DAC recoverability were made in 2013, 2012 and 2011.
DAC related to traditional life insurance contracts are amortized with interest over the premium-paying period of the related policies in proportion to the ratio of individual period premium revenues to total anticipated premium revenues over the life of the policy. Such anticipated premium revenues are estimated using the same assumptions used for computing liabilities for future policy benefits.
DAC related to interest-sensitive life and investment-type policies are amortized over the lives of the policies, in proportion to the actual and estimated gross profits expected to be realized from mortality, investment income less interest credited, and expense margins.
Liabilities for Future Policy Benefits and Incurred but not Reported Claims
Liabilities for future policy benefits under long-term life insurance policies (policy reserves) are computed based upon expected investment yields, mortality and withdrawal (lapse) rates, and other assumptions, including a provision for adverse deviation from expected claim levels. The Company primarily relies on its own valuation and administration systems to establish policy reserves. The policy reserves the Company establishes may differ from those established by the ceding companies due to the use of different mortality and other assumptions. However, the Company relies upon its ceding company clients to provide accurate data, including policy-level information, premiums and claims, which is the primary information used to establish reserves. The Company’s administration departments work directly with its clients to help ensure information is submitted by them in accordance with the reinsurance contracts. Additionally, the Company performs periodic audits of the information provided by ceding companies. The Company establishes reserves for processing backlogs with a goal of clearing all backlogs within a ninety-day period. The backlogs are usually due to data errors the Company discovers or computer file compatibility issues, since much of the data reported to the Company is in electronic format and is uploaded to its computer systems.

The Company periodically reviews actual historical experience and relative anticipated experience compared to the assumptions used to establish aggregate policy reserves. Further, the Company establishes premium deficiency reserves if actual and anticipated experience indicates that existing aggregate policy reserves, together with the present value of future gross premiums, are not sufficient to cover the present value of future benefits, settlement and maintenance costs and to recover unamortized acquisition costs. The premium deficiency reserve is established through a charge to income, as well as a reduction to unamortized acquisition costs and, to the extent there are no unamortized acquisition costs, an increase to future policy benefits. Because of the many assumptions and estimates used in establishing reserves and the long-term nature of the Company’s reinsurance contracts, the reserving process, while based on actuarial science, is inherently uncertain. If the Company’s assumptions, particularly on mortality, are inaccurate, its reserves may be inadequate to pay claims and there could be a material adverse effect on its results of operations and financial condition.
Claims payable for incurred but not reported losses are determined using case-basis estimates and lag studies of past experience. The time lag from the date of the claim or death to the date when the ceding company reports the claim to the Company can be several months and can vary significantly by ceding company, business segment and product type. Incurred but not reported claims are estimates on an undiscounted basis, using actuarial estimates of historical claims expense, adjusted for current trends and conditions. These estimates are continually reviewed and the ultimate liability may vary significantly from the amount recognized, which are reflected in net income in the period in which they are determined.
Valuation of Investments and Other-than-Temporary Impairments
The Company primarily invests in fixed maturity securities, mortgage loans, short-term investments, and other invested assets. For investments reported at fair value, the Company utilizes, when available, fair values based on quoted prices in active markets that are regularly and readily obtainable. Generally, these are very liquid investments and the valuation does not require management judgment. When quoted prices in active markets are not available, fair value is based on market valuation techniques, market comparable pricing and the income approach. The Company may utilize information from third parties, such as pricing services and brokers, to assist in determining the fair value for certain investments; however, management is ultimately responsible for all fair values presented in the Company’s consolidated financial statements. This includes responsibility for monitoring the fair value process, ensuring objective and reliable valuation practices and pricing of financial instruments, and approving changes to valuation methodologies and pricing sources. The selection of the valuation technique(s) to apply considers the definition of an exit price and the nature of the investment being valued and significant expertise and judgment is required.
Fixed maturity securities are classified as available-for-sale and are carried at fair value. Unrealized gains and losses on fixed maturity securities classified as available-for-sale, less applicable deferred income taxes as well as related adjustments to deferred acquisition costs, if applicable, are reflected as a direct charge or credit to accumulated other comprehensive income (“AOCI”) in stockholders’ equity on the consolidated balance sheets.
See “Investments” in Note 2 – “Summary of Significant Accounting Policies” and Note 6 – “Fair Value of Assets and Liabilities” in the Notes to the Consolidated Financial Statements for additional information regarding the valuation of the Company’s investments.
Mortgage loans on real estate are carried at unpaid principal balances, net of any unamortized premium or discount and valuation allowances. For a discussion regarding the valuation allowance for mortgage loans see “Mortgage Loans on Real Estate” in Note 2 – “Summary of Significant Accounting Policies” in the Notes to the Consolidated Financial Statements.
In addition, investments are subject to impairment reviews to identify when a decline in value is other-than-temporary. Other-than-temporary impairment losses related to non-credit factors are recognized in AOCI whereas the credit loss portion is recognized in investment related gains (losses), net. See “Other-than-Temporary Impairment” in Note 2 – “Summary of Significant Accounting Policies” in the Notes to the Consolidated Financial Statements for a discussion of the policies regarding other-than-temporary impairments.
Valuation of Embedded Derivatives
The Company reinsures certain annuity products that contain terms that are deemed to be embedded derivatives, primarily equity-indexed annuities and variable annuities with guaranteed minimum benefits. The Company assesses each identified embedded derivative to determine whether it is required to be bifurcated under the general accounting principles for Derivatives and Hedging. If the instrument would not be reported in its entirety at fair value and it is determined that the terms of the embedded derivative are not clearly and closely related to the economic characteristics of the host contract, and that a separate instrument with the same terms would qualify as a derivative instrument, the embedded derivative is bifurcated from the host contract and accounted for as a freestanding derivative. Such embedded derivatives are carried on the consolidated balance sheets at fair value with the host contract.
Additionally, reinsurance treaties written on a modified coinsurance or funds withheld basis are subject to the general accounting principles for Derivatives and Hedging related to embedded derivatives. The majority of the Company’s funds withheld at interest balances are associated with its reinsurance of annuity contracts, the majority of which are subject to the general accounting principles for Derivatives and Hedging related to embedded derivatives. Management believes the embedded derivative feature in each of these reinsurance treaties is similar to a total return swap on the assets held by the ceding companies.
The valuation of the various embedded derivatives requires complex calculations based on actuarial and capital markets inputs and assumptions related to estimates of future cash flows and interpretations of the primary accounting guidance continue to evolve in practice. See “Derivative Instruments” in Note 2 – “Summary of Significant Accounting Policies” and Note 6 – “Fair Value of Assets and Liabilities” in the Notes to the Consolidated Financial Statements for additional information regarding the valuation of the Company’s embedded derivatives.
Income Taxes
The Company provides for federal, state and foreign income taxes currently payable, as well as those deferred due to temporary differences between the financial reporting and tax bases of assets and liabilities and are recognized in net income or in certain cases in other comprehensive income. The Company’s accounting for income taxes represents management’s best estimate of various events and transactions considering the laws enacted as of the reporting date.
Deferred tax assets and liabilities resulting from temporary differences between the financial reporting and tax bases of assets and liabilities are measured at the reporting date using enacted tax rates in the relevant jurisdictions expected to apply to taxable income in the years the temporary differences are expected to reverse.
The realization of deferred tax assets depends upon the existence of sufficient taxable income within the carryback or carryforward periods under the tax law in the applicable tax jurisdiction. The Company has deferred tax assets related to net operating and capital losses. The Company has projected its ability to utilize its U.S. and foreign net operating losses and has determined that all of the U.S. losses are expected to be utilized prior to their expiration and established a valuation allowance on the portion of the foreign deferred tax assets the Company believes more likely than not that deferred income tax assets will not be realized.
The Company will establish a valuation allowance if management determines, based on available information, that it is more likely than not that deferred income tax assets will not be realized. Significant judgment is required in determining whether valuation allowances should be established as well as the amount of such allowances. When making such determination, consideration is given to, among other things, the following:

(i)	future projected taxable income exclusive of reversing temporary differences and carryforwards;

(ii)	future reversals of existing taxable temporary differences;

(iii)	taxable income in prior carryback years; and

(iv)	tax planning strategies.
Any such changes could significantly affect the amounts reported in the consolidated financial statements in the year these changes occur. The Company accounts for its total liability for uncertain tax positions considering the recognition and measurement thresholds established in general accounting principles for income taxes. The tax effects of a position are recognized in the consolidated statement of income only if it is more likely than not to be sustained upon examination by the appropriate taxing authority. Unrecognized tax benefits due to tax uncertainties that do not meet the more likely than not criteria are included within other liabilities and are charged to earnings in the period that such determination is made. The Company classifies interest related to tax uncertainties as interest expense whereas penalties related to tax uncertainties are classified as a component of income tax.

U.S. and Latin America Operations
U.S. and Latin America operations consist of two major segments: Traditional and Non-Traditional. The Traditional segment primarily specializes in individual mortality-risk reinsurance and to a lesser extent, group, health and long-term care reinsurance. The Non-Traditional segment consists of Asset-Intensive and Financial Reinsurance. During 2012, Asset-Intensive within the Non-Traditional segment issued its first fee-based synthetic guaranteed investment contracts which include investment-only, stable value contracts, to retirement plans.

For the year ended December 31, 2013		Non-Traditional
	Traditional	Asset-Intensive	Financial Reinsurance	Total U.S. and Latin America
(dollars in thousands)
Revenues:
Net premiums	$4,563,490	$22,521	$—	$4,586,011
Investment income, net of related expenses	543,824	716,658	4,624	1,265,106
Investment related gains (losses), net:
Other-than-temporary impairments on fixed maturity securities	(8,404)	(260)	—	(8,664)
Other-than-temporary impairments on fixed maturity securities transferred to (from) accumulated other comprehensive income	(253)	—	—	(253)
Other investment related gains (losses), net	13,578	44,676	(392)	57,862
Total investment related gains (losses), net	4,921	44,416	(392)	48,945
Other revenues	3,706	114,098	60,893	178,697
Total revenues	5,115,941	897,693	65,125	6,078,759
Benefits and expenses:
Claims and other policy benefits	3,963,168	28,244	—	3,991,412
Interest credited	53,285	415,149	—	468,434
Policy acquisition costs and other insurance expenses	625,971	239,661	12,771	878,403
Other operating expenses	95,931	14,291	7,053	117,275
Total benefits and expenses	4,738,355	697,345	19,824	5,455,524
Income before income taxes	$377,586	$200,348	$45,301	$623,235

For the year ended December 31, 2012		Non-Traditional
	Traditional	Asset-Intensive	Financial Reinsurance	Total U.S. and Latin America
(dollars in thousands)
Revenues:
Net premiums	$4,342,838	$14,095	$—	$4,356,933
Investment income, net of related expenses	536,438	497,431	1,068	1,034,937
Investment related gains (losses), net:
Other-than-temporary impairments on fixed maturity securities	(10,608)	(1,566)	—	(12,174)
Other-than-temporary impairments on fixed maturity securities transferred to (from) accumulated other comprehensive income	(6,303)	—	—	(6,303)
Other investment related gains (losses), net	14,582	207,211	(141)	221,652
Total investment related gains (losses), net	(2,329)	205,645	(141)	203,175
Other revenues	5,047	112,016	46,005	163,068
Total revenues	4,881,994	829,187	46,932	5,758,113
Benefits and expenses:
Claims and other policy benefits	3,759,884	12,724	—	3,772,608
Interest credited	55,667	322,857	—	378,524
Policy acquisition costs and other insurance expenses	598,289	245,579	4,567	848,435
Other operating expenses	93,801	12,442	9,635	115,878
Total benefits and expenses	4,507,641	593,602	14,202	5,115,445
Income before income taxes	$374,353	$235,585	$32,730	$642,668

For the year ended December 31, 2011		Non-Traditional
	Traditional	Asset-Intensive	Financial Reinsurance	Total U.S. and Latin America
(dollars in thousands)
Revenues:
Net premiums	$4,008,860	$13,189	$—	$4,022,049
Investment income, net of related expenses	496,920	362,722	164	859,806
Investment related gains (losses), net:
Other-than-temporary impairments on fixed maturity securities	(14,493)	(6,519)	(57)	(21,069)
Other-than-temporary impairments on fixed maturity securities transferred to (from) accumulated other comprehensive income	2,980	756	12	3,748
Other investment related gains (losses), net	55,768	(101,771)	(83)	(46,086)
Total investment related gains (losses), net	44,255	(107,534)	(128)	(63,407)
Other revenues	3,399	87,518	36,373	127,290
Total revenues	4,553,434	355,895	36,409	4,945,738
Benefits and expenses:
Claims and other policy benefits	3,483,393	14,277	—	3,497,670
Interest credited	59,891	255,354	—	315,245
Policy acquisition costs and other insurance expenses	555,163	42,717	3,191	601,071
Other operating expenses	87,741	8,217	6,875	102,833
Total benefits and expenses	4,186,188	320,565	10,066	4,516,819
Income before income taxes	$367,246	$35,330	$26,343	$428,919
Income before income taxes for the U.S. and Latin America operations segment decreased by $19.4 million, or 3.0%, and increased by $213.7 million, or 49.8%, in 2013 and 2012, respectively. The decrease in income before income taxes in 2013 can be largely attributed to Asset-Intensive business within the U.S. and Latin America Non-Traditional segment. The decrease is primarily the result of a decrease in investment related gains (losses), net due to the significant amount of investment related gains recognized in 2012 associated with the portfolio restructure of a new fixed annuity transaction. In addition, rising interest rates during the year reduced the fair value of embedded derivatives associated with treaties written on a modco or funds withheld basis. These decreases were slightly offset by improved performance in Asset-Intensive business within the U.S. and Latin America Non-Traditional segment mainly as a result of the aforementioned fixed annuity transaction that was entered into during 2012 and the strong equity market performance in 2013. In addition, continued growth in Financial Reinsurance business within the U.S. and Latin America Non-Traditional segment also offset some of the negative variance, with an increase in income of approximately $12.6 million, or 38.4%.
The increase in income before income taxes in 2012 can primarily be attributed to Asset-Intensive business within the U.S. and Latin America Non-Traditional segment. The increase in Asset-Intensive income before income taxes in 2012 is largely due to a new fixed annuity coinsurance transaction entered into during the year and the effect of changes in credit spreads on the fair value of embedded derivatives associated with treaties written on a modified coinsurance or funds withheld basis. Also contributing to the increase in income in 2012 was the net effect of the embedded derivative supporting the guaranteed minimum living benefits associated with the Company’s variable annuities, after adjustments for related deferred acquisition expenses.
Traditional Reinsurance
The U.S. and Latin America Traditional segment provides life and health reinsurance to domestic clients for a variety of products through yearly renewable term, coinsurance and modified coinsurance agreements. These reinsurance arrangements may involve either facultative or automatic agreements.
Income before income taxes for the U.S. and Latin America Traditional segment increased by $3.2 million, or 0.9%, and $7.1 million, or 1.9% in 2013 and 2012, respectively. The increase in income before income taxes in 2013 can be attributed to an increase in investment income, net of related expenses, mainly due to a higher invested asset base and investment related gains (losses), net. Offsetting this somewhat was slightly unfavorable mortality experience compared to 2012. The increase in income before income taxes in 2012 is primarily due to slightly more favorable mortality experience in 2012 compared to 2011. Investment income increased $39.5 million due to a higher invested asset base, however this was more than offset by a decrease in net investment related gains of $46.6 million.
Net premiums increased $220.7 million, or 5.1%, and $334.0 million, or 8.3% in 2013 and 2012, respectively. These increases in net premiums were driven primarily by the growth in individual life business in force and health and group related coverages. The segment added new life business production, measured by face amount of insurance in force, of $95.6 billion, $156.3 billion and $111.3 billion during 2013, 2012 and 2011, respectively. Total face amount of life business in force was $1,397.0 billion, $1,401.8 billion and $1,349.1 billion as of December 31, 2013, 2012 and 2011, respectively. Contributing to the increase in 2012 was a large in force block transaction of $42.4 billion which contributed $64.8 million to the increase in net premiums. In addition, premiums on health and group related coverages contributed $101.4 million and $164.6 million to the increase in net premiums in 2013 and 2012, respectively.
Net investment income increased $7.4 million, or 1.4%, and $39.5 million, or 8.0%, in 2013 and 2012, respectively, primarily due to growth in the average invested asset base offset by lower yields in both years. In 2012, a new in force transaction was recorded which generated approximately $21.9 million of investment income. Investment related gains increased by $7.3 million and decreased by $46.6 million in 2013 and 2012, respectively. Investment income and investment related gains and losses are allocated to the various operating segments based on average assets and related capital levels deemed appropriate to support segment operations. Investment performance varies with the composition of investments and the relative allocation of capital to the operating segments.
Claims and other policy benefits as a percentage of net premiums (“loss ratios”) were 86.8%, 86.6% and 86.9% in 2013, 2012 and 2011, respectively. Although reasonably predictable over a period of years, claims experience is typically volatile over shorter periods.
Interest credited expense decreased $2.4 million, or 4.3%, and $4.2 million, or 7.1%, in 2013 and 2012, respectively. The variances in interest credited expense are largely offset by variances in investment income. The decreases in both 2013 and 2012 can be attributed to one treaty in which the most prevalent credited loan rate decreased, partially offset by a slight increase in its asset base. Interest credited in this segment relates to amounts credited on cash value products which also have a significant mortality component. Income before income taxes is affected by the spread between the investment income and the interest credited on the underlying products.
Policy acquisition costs and other insurance expenses as a percentage of net premiums were 13.7%, 13.8% and 13.8% in 2013, 2012 and 2011, respectively. Overall, while these ratios are expected to remain in a predictable range, they may fluctuate from period to period due to varying allowance levels within coinsurance-type arrangements. In addition, the amortization pattern of previously capitalized amounts, which are subject to the form of the reinsurance agreement and the underlying insurance policies, may vary. Also, the mix of first year coinsurance business versus yearly renewable term business can cause the percentage to fluctuate from period to period.
Other operating expenses increased $2.1 million, or 2.3%, and $6.1 million, or 6.9% in 2013 and 2012, respectively. Other operating expenses, as a percentage of net premiums, were 2.1%, 2.2% and 2.2% in 2013, 2012 and 2011, respectively. The expense ratio tends to fluctuate only slightly from period to period due to maturity and scale of this segment.

Non-Traditional - Asset-Intensive Reinsurance
Asset-Intensive within the U.S. and Latin America Non-Traditional segment primarily assumes investment risk within underlying annuities and corporate-owned life insurance policies. Most of these agreements are coinsurance, coinsurance with funds withheld or modco whereby the Company recognizes profits or losses primarily from the spread between the investment income earned and the interest credited on the underlying deposit liabilities, as well as fees associated with variable annuity account values and guaranteed investment contracts.
Impact of certain derivatives
Income for the asset-intensive business tends to be volatile due to changes in the fair value of certain derivatives, including embedded derivatives associated with reinsurance treaties structured on a modco or funds withheld basis, as well as embedded derivatives associated with the Company’s reinsurance of EIAs and variable annuities with guaranteed minimum benefit riders. Fluctuations occur period to period primarily due to changing investment conditions including, but not limited to, interest rate movements (including risk-free rates and credit spreads), implied volatility and equity market performance, all of which are factors in the calculations of fair value. Therefore, management believes it is helpful to distinguish between the effects of changes in these derivatives, net of related hedging activity, and the primary factors that drive profitability of the underlying treaties, namely investment income, fee income (included in other revenues), and interest credited. These fluctuations are considered unrealized by management and do not affect current cash flows, crediting rates or spread performance on the underlying treaties.
The following table summarizes the asset-intensive results and quantifies the impact of these embedded derivatives for the periods presented. Revenues before certain derivatives, benefits and expenses before certain derivatives, and income before income taxes and certain derivatives, should not be viewed as substitutes for GAAP revenues, GAAP benefits and expenses, and GAAP income before income taxes.

For the year ended December 31,	2013	2012	2011
(dollars in thousands)
Revenues:
Total revenues	$897,693	$829,187	$355,895
Less:
Embedded derivatives – modco/funds withheld treaties	68,285	117,055	(89,648)
Guaranteed minimum benefit riders and related free standing derivatives	(19,627)	49,392	(17,851)
Revenues before certain derivatives	849,035	662,740	463,394
Benefits and expenses:
Total benefits and expenses	697,345	593,602	320,565
Less:
Embedded derivatives – modco/funds withheld treaties	41,068	75,849	(75,546)
Guaranteed minimum benefit riders and related free standing derivatives	(8,346)	27,862	(7,339)
Equity-indexed annuities	(30,082)	5,264	16,507
Benefits and expenses before certain derivatives	694,705	484,627	386,943
Income (loss) before income taxes:
Income before income taxes	200,348	235,585	35,330
Less:
Embedded derivatives – modco/funds withheld treaties	27,217	41,206	(14,102)
Guaranteed minimum benefit riders and related free standing derivatives	(11,281)	21,530	(10,512)
Equity-indexed annuities	30,082	(5,264)	(16,507)
Income before income taxes and certain derivatives	$154,330	$178,113	$76,451
Embedded Derivatives - Modco/Funds Withheld Treaties - Represents the change in the fair value of embedded derivatives on funds withheld at interest associated with treaties written on a modco or funds withheld basis. The fair value changes of embedded derivatives on funds withheld at interest associated with treaties written on a modco or funds withheld basis are reflected in revenues, while the related impact on deferred acquisition expenses is reflected in benefits and expenses. Changes in the fair value of the embedded derivative are driven by changes in investment credit spreads, including the Company’s own credit risk. Generally, an increase in investment credit spreads, ignoring changes in the Company’s own credit risk, will have a negative impact on the fair value of the embedded derivative (decrease in income). Changes in fair values of these embedded derivatives are net of an increase (decrease) in revenues of $(1.6) million, $(62.7) million and $23.1 million for the years ended December 31, 2013, 2012 and 2011, respectively, associated with the Company’s own credit risk. A 10% increase in the Company’s own credit risk rate would have increased revenues in 2013 by approximately $0.1 million. Conversely, a 10% decrease in the Company’s own credit risk rate would have decreased revenues in 2013 by approximately $0.1 million.
In 2013, the change in fair value of the embedded derivative increased revenues by $68.3 million and related deferred acquisition expenses increased benefits and expenses by $41.1 million, for a positive pre-tax income impact of $27.2 million, primarily due to a decrease in investment credit spreads. In 2012, the change in fair value of the embedded derivative increased revenues by $117.1 million and related deferred acquisition expenses increased benefits and expenses by $75.8 million, for a positive pre-tax income impact of $41.2 million, primarily due to a decrease in investment credit spreads.
Guaranteed Minimum Benefit Riders - Represents the impact related to guaranteed minimum benefits associated with the Company’s reinsurance of variable annuities. The fair value changes of the guaranteed minimum benefits along with the changes in fair value of the free standing derivatives (interest rate swaps, financial futures and equity options), purchased by the Company to substantially hedge the liability are reflected in revenues, while the related impact on deferred acquisition expenses is reflected in benefits and expenses. Changes in fair values of these embedded derivatives are net of an increase (decrease) in revenues of $(12.5) and $16.5 million in 2013 and 2012, respectively, associated with the Company’s own credit risk. Changes in fair values of embedded derivatives on variable annuity contracts associated with the Company’s own credit risk for the year ended December 31, 2011 were not material. A 10% increase in the Company’s own credit risk rate would have increased revenues by approximately $0.4 million in 2013. Conversely, a 10% decrease in the Company’s own credit risk rate would have decreased revenues by approximately $0.4 million in 2013.
In 2013, the change in the fair value of the guaranteed minimum benefits, after allowing for changes in the associated free standing derivatives to substantially economically hedge risk, decreased revenues by $19.6 million and related deferred acquisition expenses decreased benefits and expenses by $8.3 million for a negative pre-tax income impact of $11.3 million. In 2012, the change in the fair value of the guaranteed minimum benefits, after allowing for changes in the associated free standing derivatives to economically hedge risk, increased revenues by $49.4 million and related deferred acquisition expenses increased benefits and expenses by $27.9 million for a positive pre-tax income impact of $21.5 million.
Equity-Indexed Annuities - Primarily represents the impact of changes in the benchmark rate on the calculation of the fair value of embedded derivative liabilities associated with EIAs, after adjustments for related deferred acquisition expenses. In 2013 and 2012, expenses decreased $30.1 million and increased $5.3 million respectively.
Discussion and analysis before certain derivatives
Income before income taxes and certain derivatives decreased by $23.8 million and increased by $101.7 million in 2013 and 2012, respectively. The decrease in income in 2013 was largely a result of a higher level of investment related gains and corresponding changes in DAC in 2012. This decrease was largely offset by the effect of a full year of earnings from a large deferred annuity coinsurance agreement entered into during the second quarter of 2012. The increase in income in 2012 was in part due to net changes in investment related gains and losses associated with the funds withheld and coinsurance portfolios and their related DAC impact. Funds withheld capital gains and losses are reported through investment income while coinsurance activity is reflected in investment related gains (losses), net. In addition, income earned on a new fixed annuity coinsurance transaction also contributed to the increase in earnings in 2012 compared to 2011.
Revenue before certain derivatives increased by $186.3 million and $199.3 million in 2013 and 2012, respectively. These increases were driven by a combination of changes in investment income related to equity options held in a funds withheld portfolio associated with equity-indexed annuity treaties and an increase in investment income attributed to the new coinsurance agreement mentioned above. The effect on investment income related to equity options is substantially offset by a corresponding change in interest credited expense. In addition, other revenues increased $2.5 million and $27.1 million in 2013 and 2012, respectively, due primarily to the amortization of the deferred profit liability associated with the new fixed annuity coinsurance transaction.
Benefits and expenses before certain derivatives increased by $210.1 million and $97.7 million in 2013 and 2012, respectively. These increases were primarily due to an increase in interest credited related to the new fixed annuity coinsurance transaction and EIAs. These changes were mostly offset by corresponding increases or decreases in investment income.
The invested asset base supporting this sub-segment decreased by $0.3 billion and increased by $5.4 billion in 2013 and 2012, respectively. The growth in the asset base in 2012 was driven by the new fixed annuity coinsurance transaction executed during the year. As of December 31, 2013 and 2012, $4.3 billion and $4.2 billion, respectively, of the invested assets were funds withheld at interest, of which 95.6% and 92.3%, respectively, was associated with one client.
Non-Traditional - Financial Reinsurance
Financial Reinsurance within the U.S. and Latin America Non-Traditional segment income before income taxes consists primarily of net fees earned on financial reinsurance transactions. Additionally, a portion of the business is brokered business in which the Company does not participate in the assumption of risk. The fees earned from financial reinsurance contracts and brokered business are reflected in other revenues, and the fees paid to retrocessionaires are reflected in policy acquisition costs and other insurance expenses.
Income before income taxes increased by $12.6 million, or 38.4%, and $6.4 million, or 24.2%, in 2013 and 2012, respectively. The increases in 2013 and 2012 were primarily related to the addition of new contracts and related additional fees from financial reinsurance.

At December 31, 2013, 2012 and 2011, the amount of reinsurance assumed from client companies, as measured by pre-tax statutory surplus, risk based capital and other financial reinsurance structures, was $4.4 billion, $2.7 billion and $2.0 billion, respectively. The increases in both 2013 and 2012 can primarily be attributed to an increase in the number of new transactions executed each year and is consistent with the increase in related income. Fees earned from this business can vary significantly depending on the size of the transactions and the timing of their completion and, therefore, can fluctuate from period to period.
Canada Operations
The Company conducts reinsurance business in Canada primarily through RGA Life Reinsurance Company of Canada (“RGA Canada”), a wholly-owned subsidiary. RGA Canada assists clients with capital management activity and mortality and morbidity risk management, and is primarily engaged in traditional individual life reinsurance, as well as creditor, group life and health, critical illness, and longevity reinsurance. Creditor insurance covers the outstanding balance on personal, mortgage or commercial loans in the event of death, disability or critical illness and is generally shorter in duration than individual life insurance.

For the year ended December 31,	2013	2012	2011
(dollars in thousands)
Revenues:
Net premiums	$962,311	$915,764	$835,298
Investment income, net of related expenses	204,851	190,337	188,304
Investment related gains (losses), net:
Other-than-temporary impairments on fixed maturity securities	—	—	—
Other-than-temporary impairments on fixed maturity securities transferred to (from) accumulated other comprehensive income	—	—	—
Other investment related gains (losses), net	17,010	27,659	26,996
Total investment related gains (losses), net	17,010	27,659	26,996
Other revenues	845	6,504	5,433
Total revenues	1,185,017	1,140,264	1,056,031
Benefits and expenses:
Claims and other policy benefits	758,519	706,716	673,105
Interest credited	46	28	—
Policy acquisition costs and other insurance expenses	221,638	206,337	180,712
Other operating expenses	40,496	40,212	37,261
Total benefits and expenses	1,020,699	953,293	891,078
Income before income taxes	$164,318	$186,971	$164,953
Income before income taxes decreased by $22.7 million, or 12.1%, and increased by $22.0 million, or 13.3%, in 2013 and 2012, respectively. The decrease in 2013 is due to better traditional individual life mortality experience in the prior year and a decrease of $10.6 million in net investment related gains. In addition, 2012 income before income taxes reflected the impact of a decrease in reserves of $16.2 million for a block of group creditor business as a result of a refinement of estimates and $6.3 million of income from the recapture of a previously assumed block of individual life business. The increase in income in 2012 is primarily due to the aforementioned items. Foreign currency exchange fluctuation in the Canadian dollar resulted in a decrease in income before income taxes of approximately $6.1 million and $0.9 million in 2013 and 2012, respectively.
Net premiums increased $46.5 million, or 5.1%, and $80.5 million, or 9.6%, in 2013 and 2012, respectively. Foreign currency exchange fluctuation in the Canadian dollar resulted in a decrease in net premiums of approximately $29.4 million and $9.0 million in 2013 and 2012, respectively. Premiums increased in 2013 and 2012 primarily due to new business from both new and existing treaties. In addition, creditor premiums increased by $10.1 million and $23.9 million in 2013 and 2012, respectively. The segment added new business production, measured by face amount of insurance in force, of $46.0 billion, $49.0 billion and $51.1 billion during 2013, 2012 and 2011, respectively. The face amount of total reinsurance in force totaled approximately $386.3 billion, $389.7 billion, and $344.9 billion at December 31, 2013, 2012 and 2011, respectively. Excluding the impact of foreign exchange, reinsurance in force increased 6.8% in 2013. Premium levels can be significantly influenced by currency fluctuations, large transactions, mix of business and reporting practices of ceding companies, and therefore may fluctuate from period to period.
Net investment income increased $14.5 million, or 7.6%, and $2.0 million, or 1.1%, in 2013 and 2012, respectively. The effect of changes in the Canadian dollar exchange rates resulted in a decrease in net investment income of approximately $6.4 million and $2.9 million in 2013 and 2012, respectively. Investment income and investment related gains and losses are allocated to the segments based upon average assets and related capital levels deemed appropriate to support segment operations. Investment performance varies with the composition of investments and the relative allocation of capital to the operating segments. The increases in investment income, excluding the impact of foreign exchange, were mainly the result of increases in the average invested asset base due to growth in the underlying business volume, offset by decreases in investment yields.

Other revenues decreased by $5.7 million and increased by $1.1 million in 2013 and 2012, respectively. Other revenues in 2012 were primarily related to fees earned from the modification of an existing treaty and a fee earned from the recapture of a previously assumed block of individual life business. Other revenues in 2011 were primarily related to a $4.9 million fee earned from the recapture of a previously assumed block of individual life business.
Loss ratios for this segment were 78.8%, 77.2% and 80.6% in 2013, 2012 and 2011, respectively. The increase in the loss ratio for 2013 compared to 2012 is due to better traditional individual life mortality experience in 2012. Loss ratios for the traditional individual life mortality business were 93.7%, 91.8% and 93.4% in 2013, 2012 and 2011, respectively. The decrease in the 2012 loss ratio was primarily due to the aforementioned $16.2 million decrease in reserves for a block of group creditor business. Excluding creditor business, loss ratios for this segment were 92.3%, 90.9% and 92.1% in 2013, 2012 and 2011, respectively. Historically, the loss ratio increased primarily as the result of several large permanent level premium in force blocks assumed in 1997 and 1998. These blocks are mature blocks of long-term permanent level premium business in which mortality as a percentage of net premiums is expected to be higher than historical ratios. The nature of permanent level premium policies requires the Company to set up actuarial liabilities and invest the amounts received in excess of early-year claims costs to fund claims in later years when premiums, by design, continue to be level as compared to expected increasing mortality or claim costs. Excluding creditor business, claims and other policy benefits, as a percentage of net premiums and investment income were 72.6%, 71.8% and 72.0% in 2013, 2012 and 2011, respectively.
Policy acquisition costs and other insurance expenses as a percentage of net premiums totaled 23.0%, 22.5% and 21.6% in 2013, 2012 and 2011, respectively. Policy acquisition costs and other insurance expenses as a percentage of net premiums for traditional individual life business were 12.7%, 12.7% and 12.6% in 2013, 2012 and 2011, respectively. Overall, while these ratios are expected to remain in a predictable range, they may fluctuate from period to period due to varying allowance levels and product mix. In addition, the amortization pattern of previously capitalized amounts, which are subject to the form of the reinsurance agreement and the underlying insurance policies, may vary.
Other operating expenses increased $0.3 million, or 0.7%, and $3.0 million, or 7.9%, in 2013 and 2012, respectively. The effect of changes in the Canadian dollar exchange rates resulted in decreases in operating expenses of approximately $1.1 million and $0.3 million in 2013 and 2012, respectively. Other operating expenses as a percentage of net premiums were 4.2%, 4.4% and 4.5% in 2013, 2012 and 2011, respectively.
Europe, Middle East and Africa Operations
The Europe, Middle East and Africa segment includes business generated by our offices principally in the UK, South Africa, France, Germany, Ireland, Italy, the Netherlands, Poland, Spain, Turkey and the UAE. The segment provides reinsurance for a variety of life and health products through yearly renewable term and coinsurance agreements, critical illness coverage and longevity risk related to payout annuities. Reinsurance agreements may be facultative or automatic agreements covering primarily individual risks and, in some markets, group risks.

For the year ended December 31,	2013	2012	2011
(dollars in thousands)
Revenues:
Net premiums	$1,220,743	$1,215,166	$1,109,936
Investment income, net of related expenses	52,034	42,545	40,892
Investment related gains (losses), net:
Other-than-temporary impairments on fixed maturity securities	—	—	(332)
Other-than-temporary impairments on fixed maturity securities transferred to (from) accumulated other comprehensive income	—	—	—
Other investment related gains (losses), net	8,976	11,113	6,219
Total investment related gains (losses), net	8,976	11,113	5,887
Other revenues	23,259	6,250	4,799
Total revenues	1,305,012	1,275,074	1,161,514
Benefits and expenses:
Claims and other policy benefits	1,066,847	1,055,064	933,017
Interest credited	6,114	—	—
Policy acquisition costs and other insurance expenses	52,234	51,960	60,569
Other operating expenses	105,264	106,955	98,613
Total benefits and expenses	1,230,459	1,213,979	1,092,199
Income before income taxes	$74,553	$61,095	$69,315
Income before income taxes increased by $13.5 million, or 22.0%, and decreased by $8.2 million, or 11.9%, in 2013 and 2012, respectively. The increase in income before income taxes in 2013 was primarily due to increased business volumes, most notably in fee income treaties, partially offset by unfavorable claims experience. The decrease in income before income taxes in

2012 was primarily due to unfavorable claims experience in the UK. Foreign currency exchange fluctuations contributed to a decrease in income before income taxes of approximately $1.8 million and $5.2 million in 2013 and 2012, respectively.
Net premiums grew by $5.6 million, or 0.5%, and $105.2 million, or 9.5%, in 2013 and 2012, respectively. These increases were the result of new business from both new and existing treaties including an increase associated with reinsurance of longevity risk in the UK of $48.0 million and $39.0 million in 2013 and 2012, respectively. In addition, net premiums in 2013 and 2012 include approximately $9.9 million and $110.0 million, respectively, associated with single premium in force transactions in Italy. The segment added new business production, measured by face amount of insurance in force, of $106.2 billion, $94.4 billion and $128.8 billion during 2013, 2012 and 2011, respectively. The face amount of reinsurance in force totaled approximately $556.7 billion, $533.4 billion, and $460.3 billion at December 31, 2013, 2012 and 2011, respectively. Foreign currency exchange fluctuations contributed to a decrease in net premiums of approximately $24.7 million and $42.1 million in 2013 and 2012, respectively. The segment’s primary currencies are the British pound, the Euro and the South African rand. Premium levels can be significantly influenced by currency fluctuations, large transactions and reporting practices of ceding companies and therefore can fluctuate from period to period.
A portion of the net premiums for the segment, in each period presented, relates to reinsurance of critical illness coverage, primarily in the UK. This coverage provides a benefit in the event of the diagnosis of a pre-defined critical illness. Net premiums earned from this coverage totaled $254.4 million, $247.5 million and $244.0 million in 2013, 2012 and 2011, respectively.
Net investment income increased $9.5 million, or 22.3%, and $1.7 million, or 4.0%, in 2013 and 2012, respectively. The increase in 2013 can be primarily attributed to growth in the average invested asset base. The increase in 2012 can be primarily attributed to growth in the average invested asset base largely offset by a decrease in the investment yields. Investment income and investment related gains and losses are allocated to the various operating segments based on average assets and related capital levels deemed appropriate to support segment operations. Investment performance varies with the composition of investments and the relative allocation of capital to the operating segments.
Other revenues increased by $17.0 million, or 272.1% and $1.5 million, or 30.2%, in 2013 and 2012, respectively. The increase in other revenues in 2013 relates to a new transaction in Continental Europe which resulted in initial fee income of $14.8 million. At December 31, 2013 and 2012, the amount of reinsurance assumed from client companies, as measured by pre-tax statutory surplus, risk based capital and other financial reinsurance structures was $1.0 billion and $0.3 billion, respectively. The increase was primarily due to the aforementioned transaction in Continental Europe. Fees earned from this business can vary significantly depending on the size of the transactions and the timing of their completion and, therefore, can fluctuate from period to period.
Loss ratios for this segment were 87.4%, 86.8% and 84.1% in 2013, 2012 and 2011, respectively. The increases in the loss ratios in 2013 and 2012 were due to unfavorable claims experience, primarily from UK critical illness and mortality coverages. Although reasonably predictable over a period of years, claims experience is typically volatile over shorter periods. Management views recent experience as normal volatility that is inherent in the business.
Interest credited expense increased by $6.1 million in 2013. Interest credited in this segment relates to amounts credited to the contractholders of unit-linked variable annuities associated with the Company’s acquisition of Leidsche Verzekeringen Maatschappij N.V. on August 13, 2013. The effect on interest credited related to unit-linked variable annuities is substantially offset by a corresponding change in investment income and investment related gains (losses), net.
Policy acquisition costs and other insurance expenses as a percentage of net premiums were 4.3%, 4.3% and 5.5% for 2013, 2012 and 2011, respectively. The increase in the ratio in 2013 is primarily due to new treaties and the performance of existing treaties containing significant ceding allowances. The decrease in the ratio in 2012 is related to a decrease in the amortization of deferred acquisition costs affected by the mix of business, primarily in the UK. These percentages fluctuate due to timing of client company reporting, variations in the mixture of business and the relative maturity of the business. In addition, as the segment grows, renewal premiums, which have lower allowances than first-year premiums, represent a greater percentage of the total net premiums.
Other operating expenses decreased by $1.7 million, or 1.6%, and increased by $8.3 million, or 8.5%, in 2013 and 2012, respectively. Foreign currency exchange fluctuations resulted in a decrease in operating expenses of approximately $0.6 million and $3.4 million 2013 and 2012, respectively. Other operating expenses as a percentage of net premiums totaled 8.6%, 8.8% and 8.9% in 2013, 2012 and 2011, respectively. These decreases in expenses as a percentage of net premiums reflect sustained growth in net premiums for this segment.

Asia Pacific Operations
The Asia Pacific segment includes business generated by our offices principally in Australia, Hong Kong, India, Japan, Malaysia, Singapore, New Zealand, South Korea, Taiwan and mainland China. The principal types of reinsurance include life, critical illness, disability, superannuation, and financial reinsurance. Superannuation is the Australian government mandated compulsory retirement savings program. Superannuation funds accumulate retirement funds for employees, and, in addition, offer life and disability insurance coverage. Reinsurance agreements may be facultative or automatic agreements covering primarily individual risks and in some markets, group risks.

For the year ended December 31,	2013	2012	2011
(dollars in thousands)
Revenues:
Net premiums	$1,485,205	$1,409,568	$1,359,660
Investment income, net of related expenses	94,330	85,569	87,026
Investment related gains (losses), net:
Other-than-temporary impairments on fixed maturity securities	—	—	(336)
Other-than-temporary impairments on fixed maturity securities transferred to (from) accumulated other comprehensive income	—	—	—
Other investment related gains (losses), net	(5,474)	9,310	7,419
Total investment related gains (losses), net	(5,474)	9,310	7,083
Other revenues	36,565	52,836	34,307
Total revenues	1,610,626	1,557,283	1,488,076
Benefits and expenses:
Claims and other policy benefits	1,487,549	1,131,687	1,120,623
Interest credited	1,118	1,311	1,149
Policy acquisition costs and other insurance expenses	222,808	251,903	200,126
Other operating expenses	125,816	120,410	113,439
Total benefits and expenses	1,837,291	1,505,311	1,435,337
Income (loss) before income taxes	$(226,665)	$51,972	$52,739
Income before income taxes decreased by $278.6 million, or 536.1%, and by $0.8 million, or 1.5%, in 2013 and 2012, respectively. The decrease in income before income taxes in 2013 is primarily due to a $274.1 million increase in Australian group claims liabilities related to total and permanent disability coverage and disability income benefits occurring in the second quarter of 2013, as discussed further below, as well as poor claims experience in the Australian operation's individual disability business. Other operations in this segment reported results in line with management's expectations. In total, the Australia operation reported a loss before income taxes of $291.6 million in 2013, while the other operations in this segment reported income before income taxes of $64.9 million for the same period. The decrease in income in 2012 was primarily due to adverse claims experience and a net increase of $46.5 million in benefit reserves in Australia partially offset by strong revenue growth in Hong Kong, Southeast Asia and Japan. Foreign currency exchange fluctuations contributed to an increase in income before income taxes of approximately $6.9 million in 2013 and a decrease of approximately $1.6 million in 2012.
Net premiums increased by $75.6 million, or 5.4%, and $49.9 million, or 3.7%, in 2013 and 2012, respectively. Premiums in 2013 increased mainly in Hong Kong and South East Asia, and Australia with new treaties and growth in existing treaties, partially offset by a decrease in premiums in South Korea. Premiums in 2012 increased in most markets primarily due to new treaties and increased production under existing treaties, notably Hong Kong and Southeast Asia by $52.0 million and Australia and New Zealand, which increased by $25.0 million. These increases are partially offset by decreases in Japan and Korea. The segment added new business production, measured by face amount of insurance in force, of $122.6 billion, $126.9 billion and $137.7 billion during 2013, 2012 and 2011, respectively. The face amount of reinsurance in force totaled approximately $547.7 billion, $600.4 billion, and $504.5 billion at December 31, 2013, 2012 and 2011, respectively. Foreign currency fluctuations unfavorably affected the face amount of reinsurance in force by $66.9 billion in 2013. Foreign currency exchange fluctuations contributed to a decrease in net premiums of approximately $88.5 million and $10.7 million in 2013 and 2012, respectively. Premium levels can be significantly influenced by currency fluctuations, large transactions and reporting practices of ceding companies and, therefore, can fluctuate from period to period.
A portion of the net premiums for the segment, in each period presented, relates to reinsurance of critical illness coverage. This coverage provides a benefit in the event of the diagnosis of a pre-defined critical illness. Reinsurance of critical illness in the Asia Pacific operations is offered primarily in South Korea, Australia and Hong Kong. Net premiums from this coverage totaled $247.6 million, $225.3 million, and $158.1 million in 2013, 2012 and 2011, respectively.

Net investment income increased $8.8 million, or 10.2%, and decreased by $1.5 million, or 1.7%, in 2013 and 2012, respectively. The increase in 2013 can be primarily attributed to growth in the invested asset base. The decrease in 2012 was primarily due to lower investment yields largely offset by growth in the average invested asset base. Investment income and investment related gains and losses are allocated to the various operating segments based on average assets and related capital levels deemed appropriate to support segment operations. Investment performance varies with the composition of investments and the relative allocation of capital to the operating segments.
Other revenues decreased by $16.3 million, or 30.8%, and increased by $18.5 million, or 54.0%, in 2013 and 2012, respectively. The primary source of other revenues is fees from financial reinsurance treaties in Japan. The decrease in other revenues in 2013 relates to a reduction in the amount of financial reinsurance assumed and a transaction with a client in Australia which resulted in a one-time fee of $12.2 million recognized in 2012. The transaction did not have a significant impact on income before taxes because the amount was offset by additional amortization of deferred acquisition costs, net of the release of reserves. The increase in other revenues in 2012 is largely due to the aforementioned transaction with a client in Australia and reflects fees from two new financial reinsurance treaties in Japan. At December 31, 2013 and 2012, the amount of reinsurance assumed from client companies, as measured by pre-tax statutory surplus, risk based capital and other financial reinsurance structures was $1.5 billion and $2.1 billion, respectively. The decrease was primarily due to several financial reinsurance agreements, which are performing as expected, where the amount of reinsurance assumed from the client decreases over time. Fees earned from this business can vary significantly depending on the size of the transactions and the timing of their completion and therefore can fluctuate from period to period.
Loss ratios for this segment were 100.2%, 80.3% and 82.4% for 2013, 2012 and 2011, respectively. The increase in the loss ratio for 2013 is primarily due to a $274.1 million increase in Australian group claims liabilities recognized in the second quarter of 2013 as well as poor claims experience in the Australian operation's individual disability business. The increase in liabilities is reflected in the table above in claims and other policy benefits. Excluding the Australia operation, loss ratio for this segment in 2013 was 79.7%.
The largest portion of the Australian liability increase relates to group total and permanent disability coverage, and to a lesser extent, group disability income benefits. The Company completed a comprehensive claims analysis in the second quarter of 2013 that indicated an increase in claim incidences as well as an increase in claim lags throughout the claim reporting process. Even though these group contracts are typically only three years in duration, the increase in developing loss ratios, compared to pricing, created the need for a significant increase in claims liabilities. The additional liabilities recorded reflect potential additional deterioration in the projection of future claims development. The Company believes a number of factors in the current Australian market are leading to a significant rise in claim levels and reporting lags, and the Company is working with the ceding companies to better manage this business. The Company suspended new quoting activity in the Australian group total and permanent disability market indefinitely, however the Company is required to provide renewal quotes in some instances. Group premiums recognized in Australia for all group coverage types, including total and permanent disability, were $353.7 million and $369.1 million for the years ended December 31, 2013 and 2012, respectively.
In 2012, while Australia experienced adverse individual and group claims experience as well as a net $46.5 million increase in claim liabilities for group life, and total and permanent disability (“TPD”) reinsurance business, loss ratios decreased for most other offices. Australia’s additional claim liabilities in 2012 were primarily associated with group treaties that exhibited emerging negative claims development.
Interest credited expense decreased by $0.2 million, or 14.7%, and increased by $0.2 million, or 14.1%, in 2013 and 2012, respectively. The decrease in 2013 is due to a decrease in value of the Japanese yen and the run-off of an asset-intensive treaty entered into in 2011. The increase in 2012 was due to contractual interest related to a new asset-intensive treaty in Japan entered into in 2011.
Policy acquisition costs and other insurance expenses as a percentage of net premiums were 15.0%, 17.9% and 14.7% for 2013, 2012 and 2011, respectively. The increase in the ratio in 2012 was due to additional amortization of deferred acquisition costs which largely offsets the one-time fee related to the aforementioned transaction with a client in Australia. The ratio of policy acquisition costs and other insurance expenses as a percentage of net premiums should generally decline as the business matures; however, the percentage does fluctuate periodically due to variations in the mixture of business.
Other operating expenses increased $5.4 million, or 4.5%, and $7.0 million, or 6.1%, in 2013 and 2012, respectively. Foreign currency exchange fluctuations resulted in a decrease in operating expenses of approximately $4.6 million and $0.1 million in 2013 and 2012, respectively. Other operating expenses as a percentage of net premiums totaled 8.5%, 8.5% and 8.3% in 2013, 2012 and 2011, respectively. The timing of premium flows and the level of costs associated with the entrance into and development of new markets in the Asia Pacific segment may cause other operating expenses as a percentage of net premiums to fluctuate over periods of time.

Corporate and Other
Corporate and Other revenues include investment income and investment related gains and losses from unallocated invested assets. Corporate and Other expenses consist of the offset to capital charges allocated to the operating segments within the policy acquisition costs and other insurance income line item, unallocated overhead and executive costs, interest expense related to debt, and the investment income and expense associated with the Company’s collateral finance facility. Additionally, Corporate and Other includes results from, among others, RTP, a wholly-owned subsidiary that develops and markets technology solutions for the insurance industry.

For the year ended December 31,	2013	2012	2011
(dollars in thousands)
Revenues:
Net premiums	$(243)	$9,165	$8,744
Investment income, net of related expenses	83,544	82,818	105,169
Investment related gains (losses), net:
Other-than-temporary impairments on fixed maturity securities	(3,990)	(3,734)	(9,136)
Other-than-temporary impairments on fixed maturity securities transferred to (from) accumulated other comprehensive income	6	(1,315)	176
Other investment related gains (losses), net	(1,483)	7,928	(3,655)
Total investment related gains (losses), net	(5,467)	2,879	(12,615)
Other revenues	61,105	15,315	76,881
Total revenues	138,939	110,177	178,179
Benefits and expenses:
Claims and other policy benefits	5	(76)	768
Interest credited	802	52	—
Policy acquisition costs and other insurance income	(74,303)	(52,165)	(52,457)
Other operating expenses	77,866	68,304	67,194
Interest expenses	124,307	105,348	102,638
Collateral finance facility expense	10,449	12,197	12,391
Total benefits and expenses	139,126	133,660	130,534
Income (loss) before income taxes	$(187)	$(23,483)	$47,645
Loss before income taxes decreased by $23.3 million, or 99.2%, and income before income taxes decreased by $71.1 million, or 149.3%, in 2013 and 2012, respectively. The decrease in loss before income taxes in 2013 is primarily due to an increase in other revenues of $45.8 million, partially offset by a $19.0 million increase in interest expense, a decrease in investment related gains and an increase in other operating expenses. The decrease in income before income taxes in 2012 is primarily due to a $61.6 million decrease in other revenue and a $22.4 million decrease in investment income.
Total revenues increased $28.8 million, or 26.1%, and decreased $68.0 million, or 38.2%, in 2013 and 2012, respectively. The increase in total revenues in 2013 was largely due to a $46.5 million gain on repurchase of collateral finance facility securities, included in other revenues, partially offset by a decrease in net premiums of $9.4 million primarily due to treaty terminations and modifications, and a decrease in other investment related gains (losses) of $9.4 million primarily due to a decrease in investment related gains on the fair value of interest rate swaps. The decrease in total revenues in 2012 is largely due to a $61.6 million decrease in other revenue due to gains on the repurchase of collateral finance facility securities of $65.6 million in 2011 and a $22.4 million decrease in investment income due to lower investment yields.
Total benefits and expenses increased $5.5 million or 4.1%, and $3.1 million or 2.4%, in 2013 and 2012, respectively. The increase in total benefits and expenses in 2013 was primarily due to an increase in interest expense of $19.0 million, as a result of a higher level of outstanding debt, and an increase in other operating expenses of $9.6 million primarily relating to employee compensation. These expense increases were largely offset by a $22.1 million decrease in policy acquisition costs and other insurance income primarily related to the offset to capital charges allocated to the operating segments. The increase in total benefits and expenses in 2012 is primarily due to an increase in interest expense of $2.7 million largely due to interest expense related to uncertain tax positions of $2.7 million.

Deferred Acquisition Costs
DAC related to interest-sensitive life and investment-type contracts is amortized over the lives of the contracts, in relation to the present value of estimated gross profits (“EGP”) from mortality, investment income, and expense margins. The EGP for asset-intensive products include the following components: (1) estimates of fees charged to policyholders to cover mortality, surrenders and maintenance costs; (2) expected interest rate spreads between income earned and amounts credited to policyholder accounts; and (3) estimated costs of administration. EGP is also reduced by the Company’s estimate of future losses due to defaults in fixed maturity securities as well as the change in reserves for embedded derivatives. DAC is sensitive to changes in assumptions regarding these EGP components, and any change in such assumptions could have an effect on the Company’s profitability.
The Company periodically reviews the EGP valuation model and assumptions so that the assumptions reflect best estimates of future experience. Two assumptions are considered to be most significant: (1) estimated interest spread, and (2) estimated future policy lapses. The following table reflects the possible change that would occur in a given year if assumptions, as a percentage of current deferred policy acquisition costs related to asset-intensive products ($884.4 million as of December 31, 2013), are changed as illustrated:

Quantitative Change in Significant Assumptions	One-Time Increase in DAC	One-Time Decrease in DAC

Estimated interest spread increasing (decreasing) 25 basis points from the current spread	2.27%	(2.44)%

Estimated future policy lapse rates decreasing (increasing) 20% on a permanent basis (including surrender charges)	1.44%	(1.22)%
In general, a change in assumption that improves the Company’s expectations regarding EGP is going to have the effect of deferring the amortization of DAC into the future, thus increasing earnings and the current DAC balance. DAC can be no greater than the initial DAC balance plus interest and would be subject to recoverability testing which is ignored for purposes of this analysis. Conversely, a change in assumption that decreases EGP will have the effect of speeding up the amortization of DAC, thus reducing earnings and lowering the DAC balance. The Company also adjusts DAC to reflect changes in the unrealized gains and losses on available-for-sale fixed maturity securities since these changes affect EGP. This adjustment to DAC is reflected in accumulated other comprehensive income.
The DAC associated with the Company’s non-asset-intensive business is less sensitive to changes in estimates for investment yields, mortality and lapses. In accordance with generally accepted accounting principles, the estimates include provisions for the risk of adverse deviation and are not adjusted unless experience significantly deteriorates to the point where a premium deficiency exists.
The following table displays DAC balances for asset-intensive business and non-asset-intensive business by segment as of December 31, 2013:

(dollars in thousands)	Asset-Intensive DAC	Non-Asset-Intensive DAC	Total DAC
U.S. and Latin America:
Traditional	$—	$1,597,692	$1,597,692
Non-Traditional	884,377	—	884,377
Canada	—	259,092	259,092
Europe, Middle East and Africa	—	292,507	292,507
Asia Pacific	—	484,128	484,128
Corporate and Other	—	—	—
Total	$884,377	$2,633,419	$3,517,796
As of December 31, 2013, the Company estimates that all of its DAC balance is collateralized by surrender fees due to the Company and the reduction of policy liabilities, in excess of termination values, upon surrender or lapse of a policy.
Item 8.        FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2013	December 31, 2012
	(Dollars in thousands, except share data)
Assets
Fixed maturity securities:
Available-for-sale at fair value (amortized cost of $20,270,734 and $19,559,432)	$21,474,136	$22,291,614
Mortgage loans on real estate (net of allowances of $10,106 and $11,580)	2,486,680	2,300,587
Policy loans	1,244,469	1,278,175
Funds withheld at interest	5,771,467	5,594,182
Short-term investments	139,395	288,082
Other invested assets	1,324,960	1,159,543
Total investments	32,441,107	32,912,183
Cash and cash equivalents	923,647	1,259,892
Accrued investment income	267,908	201,344
Premiums receivable and other reinsurance balances	1,439,528	1,356,087
Reinsurance ceded receivables	594,515	620,901
Deferred policy acquisition costs	3,517,796	3,619,274
Other assets	489,972	390,757
Total assets	$39,674,473	$40,360,438
Liabilities and Stockholders’ Equity
Future policy benefits	$11,866,776	$11,372,856
Interest-sensitive contract liabilities	12,947,557	13,353,502
Other policy claims and benefits	3,571,761	3,160,250
Other reinsurance balances	275,138	233,630
Deferred income taxes	1,837,577	2,120,501
Other liabilities	541,035	742,249
Long-term debt	2,214,350	1,815,253
Collateral finance facility	484,752	652,010
Total liabilities	33,738,946	33,450,251
Commitments and contingent liabilities (See Note 12)
Stockholders’ Equity:
Preferred stock (par value $.01 per share; 10,000,000 shares authorized; no shares issued or outstanding)	—	—
Common stock (par value $.01 per share; 140,000,000 shares authorized; shares issued: 79,137,758 at December 31, 2013 and 2012)	791	791
Additional paid-in-capital	1,777,906	1,755,421
Retained earnings	3,659,938	3,357,255
Treasury stock, at cost - 8,369,540 and 5,210,427 shares	(508,715)	(312,182)
Accumulated other comprehensive income	1,005,607	2,108,902
Total stockholders’ equity	5,935,527	6,910,187
Total liabilities and stockholders’ equity	$39,674,473	$40,360,438
See accompanying notes to consolidated financial statements.

REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the years ended December 31,
	2013	2012	2011
Revenues	(Dollars in thousands, except per share data)
Net premiums	$8,254,027	$7,906,596	$7,335,687
Investment income, net of related expenses	1,699,865	1,436,206	1,281,197
Investment related gains (losses), net:
Other-than-temporary impairments on fixed maturity securities	(12,654)	(15,908)	(30,873)
Other-than-temporary impairments on fixed maturity securities transferred to (from) accumulated other comprehensive income	(247)	(7,618)	3,924
Other investment related gains (losses), net	76,891	277,662	(9,107)
Total investment related gains (losses), net	63,990	254,136	(36,056)
Other revenues	300,471	243,973	248,710
Total revenues	10,318,353	9,840,911	8,829,538
Benefits and expenses
Claims and other policy benefits	7,304,332	6,665,999	6,225,183
Interest credited	476,514	379,915	316,394
Policy acquisition costs and other insurance expenses	1,300,780	1,306,470	990,021
Other operating expenses	466,717	451,759	419,340
Interest expense	124,307	105,348	102,638
Collateral finance facility expense	10,449	12,197	12,391
Total benefits and expenses	9,683,099	8,921,688	8,065,967
Income before income taxes	635,254	919,223	763,571
Provision for income taxes	216,417	287,330	217,526
Net income	$418,837	$631,893	$546,045
Earnings per share
Basic earnings per share	$5.82	$8.57	$7.42
Diluted earnings per share	5.78	8.52	7.37
Dividends declared per share	$1.08	$0.84	$0.60
See accompanying notes to consolidated financial statements.

REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands)

	2013	2012	2011
Comprehensive income (loss)
Net Income	$418,837	$631,893	$546,045
Other comprehensive income (loss), net of tax:
Change in foreign currency translation adjustments	(60,392)	37,680	(25,500)
Change in net unrealized gain on investments	(1,060,308)	451,905	769,105
Change in other-than-temporary impairment losses on fixed maturity securities	2,896	6,434	(1,236)
Changes in pension and other postretirement plan adjustments	14,509	(5,270)	(16,400)
Total other comprehensive income (loss), net of tax	(1,103,295)	490,749	725,969
Total comprehensive income (loss)	$(684,458)	$1,122,642	$1,272,014
See accompanying notes to consolidated financial statements.

REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in thousands)

	Common Stock	Warrants	Additional Paid In Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income	Total
Balance, January 1, 2011	$734	$66,912	$1,478,398	$2,327,473	$(295)	$892,184	$4,765,406
Net income				546,045			546,045
Total other comprehensive income (loss)						725,969	725,969
Dividends to stockholders				(44,229)			(44,229)
Common stock issuance	2						2
Warrant redemption	55	(66,912)	221,442				154,585
Purchase of treasury stock					(380,345)		(380,345)
Reissuance of treasury stock			27,934	(10,860)	34,191		51,265
Balance, December 31, 2011	791	—	1,727,774	2,818,429	(346,449)	1,618,153	5,818,698
Net income				631,893			631,893
Total other comprehensive income (loss)						490,749	490,749
Dividends to stockholders				(61,945)			(61,945)
Purchase of treasury stock					(6,924)		(6,924)
Reissuance of treasury stock			27,647	(31,122)	41,191		37,716
Balance, December 31, 2012	791	—	1,755,421	3,357,255	(312,182)	2,108,902	6,910,187
Net income				418,837			418,837
Total other comprehensive income (loss)						(1,103,295)	(1,103,295)
Dividends to stockholders				(77,642)			(77,642)
Purchase of treasury stock					(269,204)		(269,204)
Reissuance of treasury stock			22,485	(38,512)	72,671		56,644
Balance, December 31, 2013	$791	$—	$1,777,906	$3,659,938	$(508,715)	$1,005,607	$5,935,527
See accompanying notes to consolidated financial statements.

REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2013	2012	2011
	(Dollars in thousands)
Cash flows from operating activities
Net income	$418,837	$631,893	$546,045
Adjustments to reconcile net income to net cash provided by operating activities:
Change in operating assets and liabilities:
Accrued investment income	(69,875)	(12,088)	(17,426)
Premiums receivable and other reinsurance balances	(106,136)	(285,193)	(83,650)
Deferred policy acquisition costs	58,313	(65,050)	(241,903)
Reinsurance ceded receivables	62,058	5,293	143,505
Future policy benefits, other policy claims and benefits, and other reinsurance balances	1,429,697	1,792,207	970,685
Deferred income taxes	230,778	198,112	168,994
Other assets and other liabilities, net	(186,978)	(37,831)	(104,423)
Amortization of net investment premiums, discounts and other	(95,547)	(83,787)	(172,688)
Investment related (gains) losses, net	(63,990)	(254,136)	36,056
Gain on repurchase of collateral finance facility securities	(46,506)	—	(65,565)
Excess tax benefits from share-based payment arrangement	(3,125)	(416)	(4,933)
Other, net	99,634	85,523	134,835
Net cash provided by operating activities	1,727,160	1,974,527	1,309,532
Cash flows from investing activities
Sales of fixed maturity securities available-for-sale	3,629,378	5,465,014	3,165,479
Maturities of fixed maturity securities available-for-sale	155,237	145,423	218,696
Purchases of fixed maturity securities available-for-sale	(4,766,275)	(6,818,378)	(4,011,985)
Cash invested in mortgage loans	(613,413)	(491,466)	(209,194)
Cash invested in policy loans	(18)	(58,240)	(61,073)
Cash invested in funds withheld at interest	(90,707)	(107,289)	(37,721)
Principal payments on mortgage loans on real estate	391,654	173,962	92,806
Principal payments on policy loans	33,724	40,466	29,091
Purchase of a business, net of cash acquired of $9,709	(2,805)	—	—
Change in short-term investments	138,024	(101,214)	30,408
Change in other invested assets	(209,900)	(216,274)	(122,288)
Net cash used in investing activities	(1,335,101)	(1,967,996)	(905,781)
Cash flows from financing activities
Dividends to stockholders	(77,642)	(61,945)	(44,229)
Repurchase and repayment of collateral finance facility securities	(119,255)	—	(130,798)
Proceeds from long-term debt issuance	398,492	400,000	397,788
Debt issuance costs	(3,400)	(6,255)	(3,400)
Principal payments and repurchase of long-term debt	—	—	(200,000)
Proceeds from redemption and remarketing of trust preferred securities	—	—	154,588
Maturity of trust preferred securities	—	—	(159,473)
Purchases of treasury stock	(269,204)	(6,924)	(380,345)
Excess tax benefits from share-based payment arrangement	3,125	416	4,933
Exercise of stock options, net	28,390	(3,087)	6,449
Change in cash collateral for derivative positions and other arrangements	(73,338)	(132,933)	231,180
Deposits on universal life and other investment type policies and contracts	201,957	457,711	367,771
Withdrawals on universal life and other investment type policies and contracts	(770,338)	(365,044)	(142,469)
Net cash (used in) provided by financing activities	(681,213)	281,939	101,995
Effect of exchange rate changes on cash	(47,091)	8,552	(6,537)
Change in cash and cash equivalents	(336,245)	297,022	499,209
Cash and cash equivalents, beginning of period	1,259,892	962,870	463,661
Cash and cash equivalents, end of period	$923,647	$1,259,892	$962,870
Supplementary information:
Cash paid for interest	$116,809	$100,984	$100,733
Cash paid for income taxes, net of refunds	$110,773	$97,000	$129,009
Business purchase information - see Note 2 - "Summary of Significant Accounting Policies"
Non-cash supplementary information - see Note 4 - “Investments”
See accompanying notes to consolidated financial statements.

Reinsurance Group of America, Incorporated
Notes to consolidated financial statements
For the years ended December 31, 2013, 2012 and 2011
Note 1   BUSINESS AND BASIS OF PRESENTATION
Reinsurance Group of America, Incorporated (“RGA”) is an insurance holding company that was formed on December 31, 1992. The consolidated financial statements include the assets, liabilities, and results of operations of RGA, RGA Reinsurance Company (“RGA Reinsurance”), Reinsurance Company of Missouri, Incorporated (“RCM”), RGA Reinsurance Company (Barbados) Ltd. (“RGA Barbados”), RGA Americas Reinsurance Company, Ltd. (“RGA Americas”), RGA Atlantic Reinsurance Company, Ltd. (“RGA Atlantic”), RGA Life Reinsurance Company of Canada (“RGA Canada”), RGA Reinsurance Company of Australia, Limited (“RGA Australia”) and RGA International Reinsurance Company (“RGA International”) as well as other subsidiaries, all of which are wholly owned (collectively, the “Company”).
The Company is primarily engaged in the reinsurance of individual and group coverages for traditional life and health, longevity, disability, annuity and critical illness products, and financial reinsurance. Reinsurance is an arrangement under which an insurance company, the reinsurer, agrees to indemnify another insurance company, the ceding company, for all or a portion of the insurance risks underwritten by the ceding company. Reinsurance is designed to (i) reduce the net liability on individual risks, thereby enabling the ceding company to increase the volume of business it can underwrite, as well as increase the maximum risk it can underwrite on a single life or risk; (ii) stabilize operating results by leveling fluctuations in the ceding company’s loss experience; (iii) assist the ceding company to meet applicable regulatory requirements; and (iv) enhance the ceding company’s financial strength and surplus position.
Basis of Presentation
The consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. The most significant estimates include those used in determining deferred policy acquisition costs, premiums receivable, future policy benefits, incurred but not reported claims, income taxes, valuation of investments and investment impairments, and valuation of embedded derivatives. Actual results could differ materially from the estimates and assumptions used by management.
The accompanying consolidated financial statements include the accounts of RGA and its subsidiaries, all of which are wholly owned, and any variable interest entities where the Company is the primary beneficiary. Entities in which the Company has significant influence over the operating and financing decisions but are not required to be consolidated are reported under the equity method of accounting. The Company evaluates variable interest entities in accordance with the general accounting principles for Consolidation. Intercompany balances and transactions have been eliminated.
There were no subsequent events, other than as disclosed in Note 20 - "Subsequent Event", that would require disclosure or adjustments to the accompanying consolidated financial statements through the date the consolidated financial statements were issued.
Reclassification
Certain amounts in prior years have been reclassified to conform to the current year presentation.
Note 2   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Investments
Fixed Maturity Securities
Fixed maturity securities available-for-sale are reported at fair value and are so classified based upon the possibility that such securities could be sold prior to maturity if that action enables the Company to execute its investment philosophy and appropriately match investment results to operating and liquidity needs.
Unrealized gains and losses on fixed maturity securities classified as available-for-sale, less applicable deferred income taxes as well as related adjustments to deferred acquisition costs, if applicable, are reflected as a direct charge or credit to accumulated other comprehensive income (“AOCI”) in stockholders’ equity on the consolidated balance sheets.
Investment income is recognized as it accrues or is legally due. Realized gains and losses on sales of investments are included in investment related gains (losses), net, as are credit impairments that are other-than-temporary in nature. The cost of investments sold is primarily determined based upon the specific identification method.

Mortgage Loans on Real Estate
Mortgage loans on real estate are carried at unpaid principal balances, net of any unamortized premium or discount and valuation allowances. Interest income is accrued on the principal amount of the mortgage loan based on its contractual interest rate. Amortization of premiums and discounts is recorded using the effective yield method. The Company accrues interest on loans until it is probable the Company will not receive interest or the loan is 90 days past due. Interest income, amortization of premiums and discounts and prepayment fees are reported in investment income, net of related expenses in the consolidated statements of income.
A mortgage loan is considered to be impaired when, based on the current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the mortgage agreement. Valuation allowances on mortgage loans are established based upon inherent losses expected by management to be realized in connection with future dispositions or settlement of mortgage loans, including foreclosures. The Company establishes valuation allowances for estimated impairments on an individual loan basis as of the balance sheet date. Such valuation allowances are based on the excess carrying value of the loan over the present value of expected future cash flows discounted at the loan’s original effective interest rate, the value of the loan’s collateral if the loan is in the process of foreclosure or otherwise collateral dependent, or the loan’s market value if the loan is being sold. Non-specific valuation allowances are established for mortgage loans based upon several loan factors, including the Company’s historical experience for loan losses, defaults and loss severity, loss expectations for loans with similar risk characteristics and industry statistics. These evaluations are revised as conditions change and new information becomes available. In addition to historical experience, management considers qualitative factors that include the impact of changing macro economic conditions, which may not be currently reflected in the loan portfolio performance, and the quality of the loan portfolio per internal credit quality ratings. Any interest accrued or received on the net carrying amount of the impaired loan will be included in investment income or applied to the principal of the loan, depending on the assessment of the collectability of the loan. Mortgage loans deemed to be uncollectible or that have been foreclosed are charged off against the valuation allowances and subsequent recoveries, if any, are credited to the valuation allowances. Changes in valuation allowances are reported in investment related gains (losses), net on the consolidated statements of income.
The Company evaluates whether a mortgage loan modification represents a troubled debt restructuring. In a troubled debt restructuring, the Company grants concessions related to the borrower’s financial difficulties. Generally, the types of concessions include: reduction of the contractual interest rate, extension of the maturity date at an interest rate lower than current market interest rates and/or a reduction of accrued interest. The Company considers the amount, timing and extent of the concession granted in determining any impairment or changes in the specific valuation allowance recorded in connection with the troubled debt restructuring. Through the continuous monitoring process, the Company may have recorded a specific valuation allowance prior to when the mortgage loan is modified in a troubled debt restructuring. Accordingly, the carrying value (after specific valuation allowance) before and after modification through a troubled debt restructuring may not change significantly, or may increase if the expected recovery is higher than the pre-modification recovery assessment.
The Company’s internal credit quality rating model is used to estimate the probability of mortgage loan default and the likelihood of loss upon default. The rating scale ranges from “high investment grade” to “in or near default” with high investment grade being the highest quality and least likely to default and lose principal. Likewise, a rating of in or near default indicates the lowest quality and the most likely to default or lose principal. All loans are assigned a rating at origination and ratings are updated at least annually. Lower rated loans appear on the Company’s watch list and are re-evaluated more frequently. The debt service coverage ratio and the loan to value ratio are the most heavily weighted factors in determining the loan rating. Other factors involved in determining the final rating are loan amortization, tenant rollover, location and market stability, and borrowers’ financial condition and experience.
Policy Loans
Policy loans are reported at the unpaid principal balance. Interest income on such loans is recorded as earned using the contractually agreed upon interest rate. These policy loans present no credit risk because the amount of the loan cannot exceed the obligation due the ceding company upon the death of the insured or surrender of the underlying policy.
Funds Withheld at Interest
Funds withheld at interest represent amounts contractually withheld by ceding companies in accordance with reinsurance agreements. For agreements written on a modified coinsurance basis and agreements written on a coinsurance funds withheld basis, assets which support the net statutory reserves are withheld and legally owned by the ceding company. Interest, recorded in investment income in the consolidated statements of income, accrues to these assets at calculated rates as defined by the treaty terms.

Short-term Investments
Short-term investments represent investments with remaining maturities greater than three months but less than twelve months, at the date of purchase, and are stated at estimated fair value or amortized cost, which approximates estimated fair value. Interest on short-term investments is recorded in investment income in the consolidated statements of income.
Other Invested Assets
In addition to derivative contracts discussed below, other invested assets include equity securities, contractholder-directed investments, limited partnership interests, real estate joint ventures, real estate-held-for-investment and structured loans. Equity securities are primarily carried at fair value. The fair value option ("FVO") was elected for contractholder-directed investments supporting unit-linked variable annuity type liabilities which do not qualify for presentation and reporting as separate accounts. Changes in estimated fair value of these securities are included in investment related gains (losses), net. Limited partnership interests and structured loans are primarily carried at cost. Based on the nature and structure of these investments, they do not meet the characteristics of an equity security in accordance with applicable accounting standards. Real estate joint ventures and certain limited partnerships are reported using the equity method of accounting.
Real estate held-for-investment, including related improvements, is stated at cost less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated useful life of the property. The Company’s real estate held-for-investment is primarily acquired upon foreclosure of mortgage loans and is recorded at the lower of estimated fair value or the carrying value of the respective mortgage loan, less cost to sell, at the date of foreclosure.
Other-than-Temporary Impairment
The Company identifies fixed maturity and equity securities that could potentially have credit impairments that are other-than-temporary by monitoring market events that could impact issuers’ credit ratings, business climates, management changes, litigation, government actions and other similar factors. The Company also monitors late payments, pricing levels, rating agency actions, key financial ratios, financial statements, revenue forecasts and cash flow projections as indicators of credit issues.
The Company reviews all securities on a case-by-case basis to determine whether an other-than-temporary decline in value exists and whether losses should be recognized. The Company considers relevant facts and circumstances in evaluating whether a credit or interest rate-related impairment of a security is other-than-temporary. Relevant facts and circumstances considered include: (1)the extent and length of time the fair value has been below cost; (2) the reasons for the decline in fair value; (3) the issuers financial position and access to capital; and (4) for fixed maturity securities, the Company’s intent to sell a security or whether it is more likely than not it will be required to sell the security before the recovery of its amortized cost which, in some cases, may extend to maturity and for equity securities, the Company’s ability and intent to hold the security for a period of time that allows for the recovery in value. To the extent the Company determines that a security is deemed to be other-than-temporarily impaired, an impairment loss is recognized.
Impairment losses on equity securities are reported in investment related gains (losses), net on the consolidated statements of income. Impairment losses on fixed maturity securities recognized in the financial statements are dependent on the facts and circumstances related to the specific security. If the Company intends to sell a security or it is more likely than not that it would be required to sell a security before the recovery of its amortized cost, less any recorded credit loss, it recognizes an other-than-temporary impairment in investment related gains (losses), net on the consolidated statements of income for the difference between amortized cost and fair value. If neither of these two conditions exists then the recognition of the other-than-temporary impairment is bifurcated and the Company recognizes the credit loss portion in investment related gains (losses), net and the non-credit loss portion in AOCI.
The Company estimates the amount of the credit loss component of a fixed maturity security impairment as the difference between amortized cost and the present value of the expected cash flows of the security. The present value is determined using the best estimate cash flows discounted at the effective interest rate implicit to the security at the date of purchase or the current yield to accrete an asset-backed or floating rate security. The techniques and assumptions for establishing the best estimate cash flows vary depending on the type of security. The asset-backed securities’ cash flow estimates are based on security-specific facts and circumstances that may include collateral characteristics, expectations of delinquency and default rates, loss severity and prepayment speeds and structural support, including subordination and guarantees. The corporate fixed maturity security cash flow estimates are derived from scenario-based outcomes of expected corporate restructurings or the disposition of assets using security specific facts and circumstances including timing, security interests and loss severity.
In periods after an other-than-temporary impairment loss is recognized on a fixed maturity security, the Company will report the impaired security as if it had been purchased on the date it was impaired and will continue to estimate the present value of the estimated cash flows of the security. Accordingly, the discount (or reduced premium) based on the new cost basis is accreted into net investment income over the remaining term of the fixed maturity security in a prospective manner based on the amount and timing of estimated future cash flows.

The cost of other invested assets is adjusted for impairments in value deemed to be other-than-temporary in the period in which the determination is made. These impairments are included within investment related gains (losses), net and the cost basis of the investment securities is reduced accordingly. The Company does not change the revised cost basis for subsequent recoveries in value.
The Company considers its cost method investments for other-than-temporary impairment when the carrying value of these investments exceeds the net asset value. The Company takes into consideration the severity and duration of this excess when deciding if the cost method investment is other-than-temporarily impaired. For equity method investments (including real estate ventures), the Company considers financial and other information provided by the investee, other known information and inherent risks in the underlying investments, as well as future capital commitments, in determining whether an impairment has occurred.
The Company periodically reviews its real estate held-for-investment for impairment and tests these investments for recoverability whenever events or changes in circumstances indicate the carrying amount of the property may not be recoverable and the carrying value of the property exceeds its estimated fair value. Properties for which carrying values are greater than their undiscounted cash flows are written down to the estimated fair value.
Derivative Instruments
Overview
The Company utilizes a variety of derivative instruments including swaps, options, forwards and futures, primarily to manage or hedge interest rate risk, credit risk, inflation risk, foreign currency risk, market volatility and various other market risks associated with its business. The Company does not invest in derivatives for speculative purposes. It is the Company’s policy to enter into derivative contracts primarily with highly rated parties. See Note 5 – “Derivative Instruments” for additional detail on the Company’s derivative positions.
Accounting and Financial Statement Presentation of Derivatives
Derivatives are carried on the Company’s consolidated balance sheets in other invested assets or other liabilities, at fair value. Certain derivatives are subject to master netting provisions and reported as a net asset or liability. On the date a derivative contract is executed, the Company designates the derivative as (1) a fair value hedge, (2) a cash flow hedge, (3) a net investment hedge in a foreign operation or (4) free-standing derivatives held for other risk management purposes, which primarily involve managing asset or liability risks associated with the Company’s reinsurance treaties which do not qualify for hedge accounting.
Changes in the fair value of free-standing derivative instruments, which do not receive accounting hedge treatment, are reflected in investment related gains (losses), net.
Hedge Documentation and Hedge Effectiveness
To qualify for hedge accounting, at the inception of the hedging relationship, the Company formally documents its risk management objective and strategy for undertaking the hedging transaction, as well as its designation of the hedge as either (i) a fair value hedge; (ii) a cash flow hedge; or (iii) a hedge of a net investment in a foreign operation. In this documentation, the Company sets forth how the hedging instrument is expected to hedge the designated risks related to the hedged item and sets forth the method that will be used to retrospectively and prospectively assess the hedging instrument’s effectiveness and the method which will be used to measure ineffectiveness. A derivative designated as a hedging instrument must be assessed as being highly effective in offsetting the designated risk of the hedged item. Hedge effectiveness is formally assessed at inception and periodically throughout the life of the designated hedging relationship.
Under a fair value hedge, changes in the fair value of the hedging derivative, including amounts measured as ineffective, and changes in the fair value of the hedged item related to the designated risk being hedged, are reported within investment related gains (losses), net. The fair values of the hedging derivatives are exclusive of any accruals that are separately reported in the consolidated statement of income within interest income or interest expense to match the location of the hedged item.
Under a cash flow hedge, changes in the fair value of the hedging derivative measured as effective are reported within AOCI and the deferred gains or losses on the derivative are reclassified into the consolidated statement of income when the Company’s earnings are affected by the variability in cash flows of the hedged item. Changes in the fair value of the hedging instrument measured as ineffective are reported within investment related gains (losses), net. The fair values of the hedging derivatives are exclusive of any accruals that are separately reported in the consolidated statement of income within interest income or interest expense to match the location of the hedged item.
In a hedge of a net investment in a foreign operation, changes in the fair value of the hedging derivative that are measured as effective are reported within AOCI consistent with the translation adjustment for the hedged net investment in the foreign operation. Changes in the fair value of the hedging instrument measured as ineffective are reported within investment related gains (losses), net.

The Company discontinues hedge accounting prospectively when: (i) it is determined that the derivative is no longer highly effective in offsetting changes in the estimated fair value or cash flows of a hedged item; (ii) the derivative expires, is sold, terminated, or exercised; (iii) it is no longer probable that the hedged forecasted transaction will occur; or (iv) the derivative is de-designated as a hedging instrument.
When hedge accounting is discontinued because it is determined that the derivative is not highly effective, the derivative continues to be carried in the consolidated balance sheets at fair value, with changes in fair value recognized in investment related gains (losses), net. The carrying value of the hedged asset or liability under a fair value hedge is no longer adjusted for changes in its estimated fair value due to the hedged risk, and the cumulative adjustment to its carrying value is amortized into income over the remaining life of the hedged item. Provided the hedged forecasted transaction occurrence is still probable, the changes in estimated fair value of derivatives recorded in other comprehensive income (“OCI”) related to discontinued cash flow hedges are released into the consolidated statement of income when the Company’s earnings are affected by the variability in cash flows of the hedged item.
When hedge accounting is discontinued because it is no longer probable that the forecasted transactions will occur on the anticipated date or within two months of that date, the derivative continues to be carried in the consolidated balance sheets at its estimated fair value, with changes in estimated fair value recognized currently in investment related gains (losses), net. Deferred gains and losses of a derivative recorded in OCI pursuant to the discontinued cash flow hedge of a forecasted transaction that is no longer probable are recognized immediately in investment related gains (losses), net.
In all other situations in which hedge accounting is discontinued, the derivative is carried at its estimated fair value in the consolidated balance sheets, with changes in its estimated fair value recognized in the current period as investment related gains (losses), net.
Embedded Derivatives
The Company reinsures certain annuity products that contain terms that are deemed to be embedded derivatives, primarily equity-indexed annuities and variable annuities with guaranteed minimum benefits. The Company assesses reinsurance contract terms to identify embedded derivatives which are required to be bifurcated under the general accounting principles for Derivatives and Hedging. If the contract is not reported for in its entirety at fair value and it is determined that the terms of the embedded derivative are not clearly and closely related to the economic characteristics of the host contract, and that a separate instrument with the same terms would qualify as a derivative instrument, the embedded derivative is bifurcated from the host contract and accounted for separately.
Such embedded derivatives are carried on the consolidated balance sheets at fair value in the same line item as the host contract. Changes in the fair value of embedded derivatives associated with equity-indexed annuities are reflected in interest credited on the consolidated statements of income and changes in the fair value of embedded derivatives associated with variable annuity guaranteed minimum benefits are reflected in investment related gains (losses), net on the consolidated statements of income. See “Interest-Sensitive Contract Liabilities” below for additional information on embedded derivatives related to equity-indexed and variable annuities. The Company has implemented an economic hedging strategy to mitigate the volatility associated with its reinsurance of variable annuity guaranteed minimum benefits. The hedging strategy is designed such that changes in the fair value of the hedge contracts, primarily futures, swap contracts and options, move in the opposite direction of changes in the fair value of the embedded derivatives. While the Company actively manages its hedging program, the hedges that are in place may not be totally effective in offsetting the embedded derivative changes due to the many variables that must be managed. The Company has elected not to assess this hedging strategy for hedge accounting treatment.
Additionally, reinsurance treaties written on a modified coinsurance or funds withheld basis are subject to the general accounting principles for Derivatives and Hedging related to embedded derivatives. The Company’s funds withheld at interest balances are primarily associated with its reinsurance treaties structured on a modified coinsurance or funds withheld basis, the majority of which were subject to the general accounting principles for Derivatives and Hedging related to embedded derivatives. Management believes the embedded derivative feature in each of these reinsurance treaties is similar to a total return swap on the assets held by the ceding companies. The valuation of the embedded derivatives related to these reinsurance treaties is sensitive to the credit spread environment. The calculation of the change in fair value of these embedded derivatives includes the effect associated with the Company’s own credit risk. A decline in the Company’s credit ratings would result in a decrease in the embedded derivative liability. The fair value of the embedded derivatives is included in the funds withheld at interest line item on the consolidated balance sheets. The change in the fair value of the embedded derivatives is recorded in investment related gains (losses), net on the consolidated statements of income.
The Company has entered into various financial reinsurance treaties on a funds withheld and modified coinsurance basis. These treaties do not transfer significant insurance risk and are recorded on a deposit method of accounting with the Company earning a net fee. As a result of the experience refund provisions contained in these treaties, the value of the embedded derivatives in these contracts is currently considered immaterial. The Company monitors the performance of these treaties on a quarterly basis. Significant adverse performance or losses on these treaties may result in a loss associated with the embedded derivative.

Fair Value Measurements
General accounting principles for Fair Value Measurements and Disclosures define fair value, establish a framework for measuring fair value, establish a fair value hierarchy based on the inputs used to measure fair value and enhance disclosure requirements for fair value measurements. In compliance with these principles, the Company has categorized its financial instruments, based on the priority of the inputs to the valuation technique, into a three level hierarchy. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1), the second highest priority to quoted prices in markets that are not active or inputs that are observable either directly or indirectly (Level 2) and the lowest priority to unobservable inputs (Level 3).
If the inputs used to measure fair value fall within different levels of the hierarchy, the category level is based on the lowest priority level input that is significant to the fair value measurement of the instrument.
See Note 6 - “Fair Value of Assets and Liabilities” for further details on the Company’s assets and liabilities recorded at fair value.
Cash and Cash Equivalents
Cash and cash equivalents include cash on deposit and highly liquid debt instruments purchased with an original maturity of three months or less.
Premiums Receivable
Premiums are accrued when due and in accordance with information received from the ceding company. When the Company enters into a new reinsurance agreement, it records accruals based on the terms of the reinsurance treaty. Similarly, when a ceding company fails to report information on a timely basis, the Company records accruals based on the terms of the reinsurance treaty as well as historical experience. Other management estimates include adjustments for increased in force on existing treaties, lapsed premiums given historical experience, the financial health of specific ceding companies, collateral value and the legal right of offset on related amounts (i.e. allowances and claims) owed to the ceding company. Under the legal right of offset provisions in its reinsurance treaties, the Company can withhold payments for allowances and claims from unpaid premiums. Based on its review of these factors and historical experience, the Company did not believe a provision for doubtful accounts was necessary as of December 31, 2013 or 2012.
Deferred Policy Acquisition Costs
Costs of acquiring new business, which vary with and are directly related to the production of new business, have been deferred to the extent that such costs are deemed recoverable from future premiums or gross profits. Such costs include commissions and allowances as well as certain costs of policy issuance and underwriting. Non-commission costs related to the acquisition of new and renewal insurance contracts may be deferred only if they meet the following criteria:

•	Incremental direct costs of a successful contract acquisition

•	Portions of employees’ salaries and benefits directly related to time spent performing specified acquisition activities for a contract that has been acquired or renewed

•	Other costs directly related to the specified acquisition or renewal activities that would not have been incurred had that acquisition contract transaction not occurred
The Company tests the recoverability for each year of business at issue before establishing additional deferred acquisition costs (“DAC”). The Company also performs annual tests to establish that DAC are expected to remain recoverable, and if financial performance significantly deteriorates to the point where a deficiency exists, a cumulative charge to current operations will be recorded. No such adjustments related to DAC recoverability were made in 2013, 2012 or 2011.
DAC related to traditional life insurance contracts are amortized with interest over the premium-paying period of the related policies in proportion to the ratio of individual period premium revenues to total anticipated premium revenues over the life of the policy. Such anticipated premium revenues are estimated using the same assumptions used for computing liabilities for future policy benefits.
DAC related to interest-sensitive life and investment-type policies are amortized over the lives of the policies, in proportion to the gross profits realized from mortality, investment income less interest credited, and expense margins.
Other Reinsurance Balances
The Company assumes and retrocedes financial reinsurance contracts that do not expose it to a reasonable possibility of loss from insurance risk. These contracts are reported as deposits and are included in other reinsurance assets/liabilities. The amount of revenue reported in other revenues on these contracts represents fees and the cost of insurance under the terms of the reinsurance agreement. Assets and liabilities are reported on a net or gross basis, depending on the specific details within each treaty. Reinsurance agreements reported on a net basis, where a legal right of offset exists, are generally included in other reinsurance balances on the consolidated balance sheets. Balances resulting from the assumption and/or subsequent transfer of benefits and obligations resulting from cash flows related to variable annuities have also been classified as other reinsurance balance assets and/or liabilities. Other reinsurance assets are included in premiums receivable and other reinsurance balances while other reinsurance liabilities are included in other reinsurance balances on the consolidated balance sheets.
Goodwill and Value of Business Acquired
Goodwill, reported in other assets, is not amortized into results of operations, but instead is reviewed at least annually for impairment and written down only in the periods in which the recorded value of goodwill exceeds its fair value. Goodwill as of December 31, 2013 and 2012 totaled $7.0 million. The value of business acquired (“VOBA”) is amortized in proportion to the ratio of annual premium revenues to total anticipated premium revenues or in relation to the present value of estimated profits. Anticipated premium revenues have been estimated using assumptions consistent with those used in estimating reserves for future policy benefits. The carrying value is reviewed at least annually for indicators of impairment in value. The VOBA was approximately $5.5 million and $0.6 million, including accumulated amortization of $13.0 million and $24.8 million, as of December 31, 2013 and 2012, respectively. The VOBA amortization expense for the years ended December 31, 2013, 2012 and 2011 was $0.3 million, $0.2 million, and $0.2 million, respectively. These amortized balances are included in other assets on the consolidated balance sheets. Future amortization of the VOBA is not material.
The increase in the VOBA balance as of December 31, 2013 is related to acquisition of Leidsche Verzekeringen Maatschappij N.V. On August 13, 2013, the Company completed its acquisition of the Dutch life insurance company for a total purchase price of $12.5 million. The purchase price was allocated to $147.3 million of assets and $134.8 million of liabilities at the date of acquisition. The purchased life insurance company primarily sells term life and unit-linked variable annuity policies. The acquisition will allow the Company to better pursue additional reinsurance opportunities in the Dutch market.
Value of Distribution Agreements and Customer Relationships Acquired
Value of distribution agreements (“VODA”) is reported in other assets and represents the present value of future profits associated with the expected future business derived from the distribution agreements. Value of customer relationships acquired (“VOCRA”) is also reported in other assets and represents the present value of the expected future profits associated with the expected future business acquired through existing customers of the acquired company or business. The Company’s VODA and VOCRA are related to the acquisition of Reliastar Life Insurance Company’s U.S. and Canadian group life, accident and health reinsurance business in 2010. The VODA is amortized over a useful life of 15 years and the VOCRA is also amortized over a 15 year period in proportion to expected revenues generated. Such amortization is included in policy acquisition costs and other insurance expenses. Each year the Company reviews VODA and VOCRA to determine the recoverability of these balances. VODA and VOCRA totaled approximately $85.8 million and $95.9 million, including accumulated amortization of $34.9 million and $24.8 million, as of December 31, 2013 and 2012, respectively. The VODA and VOCRA amortization expense for the years ended December 31, 2013, 2012 and 2011 was $10.1 million, $10.5 million and $10.9 million, respectively. Amortization of the VODA and VOCRA is estimated to be $9.5 million, $9.4 million, $9.0 million, $8.7 million and $8.3 million during 2014, 2015, 2016, 2017 and 2018, respectively.
Other Assets
In addition to the goodwill, VOBA, VODA and VOCRA, other assets primarily includes unamortized debt issuance costs, corporate-owned life insurance, capitalized software, and other capitalized assets. Capitalized software is stated at cost, less accumulated amortization. Purchased software costs, as well as internal and external costs incurred to develop internal-use computer software during the application development stage, are capitalized. As of December 31, 2013 and 2012, the Company had unamortized computer software costs of approximately $49.6 million and $43.2 million, respectively. During 2013, 2012 and 2011, the Company amortized computer software costs of $6.9 million, $6.5 million, and $4.3 million, respectively. Amortization of software costs is recorded on a straight-line basis over periods ranging from three to ten years. Carrying values are reviewed periodically for indicators of impairment in value.
Future Policy Benefits
Liabilities for future benefits on life policies are established in an amount adequate to meet the estimated future obligations on policies in force. Liabilities for future policy benefits under long-term life insurance policies have been computed based upon expected investment yields, mortality and withdrawal (lapse) rates, and other assumptions. These assumptions include a margin for adverse deviation and vary with the characteristics of the plan of insurance, year of issue, age of insured, and other appropriate factors. Interest rates range from 3.0% to 6.0%. The mortality and withdrawal assumptions are based on the Company’s experience as well as industry experience and standards. In establishing reserves for future policy benefits, the Company assigns policy liability assumptions to particular timeframes (eras) in such a manner as to be consistent with the underlying assumptions and economic conditions at the time the risks are assumed. The Company maintains a consistent approach to setting the provision for adverse deviation between eras.

Liabilities for future benefits on longevity business are established in an amount adequate to meet the estimated future obligations on policies in force. Liabilities for future benefits related to the longevity business have been calculated using expected mortality, investment yields, and other assumptions. These assumptions include a margin for adverse deviation and vary with the characteristics of the plan of insurance, year of issue, age of insured, and other appropriate factors. The mortality assumptions are based on the Company’s experience as well as industry experience and standards. A deferred profit liability is established when the gross premium exceeds the net premium.
The Company periodically reviews actual and anticipated experience compared to the assumptions used to establish policy benefits. The Company establishes premium deficiency reserves if actual and anticipated experience indicates that existing policy liabilities together with the present value of future gross premiums will not be sufficient to cover the present value of future benefits, settlement and maintenance costs and to recover unamortized acquisition costs. Anticipated investment income is considered in the calculation of premium deficiency losses for short duration contracts. The premium deficiency reserve is established by a charge to income, as well as a reduction in unamortized acquisition costs and, to the extent there are no unamortized acquisition costs, an increase in future policy benefits.
The reserving process includes normal periodic reviews of assumptions used and adjustments of reserves to incorporate the refinement of the assumptions. Any such adjustments relate only to policies assumed in recent periods and the adjustments are reflected by a cumulative charge or credit to current operations.
The Company reinsures disability products in various markets. Liabilities for future benefits on disability policies’ active lives are established in an amount adequate to meet the estimated future obligations on policies in force. These reserves are the amounts which, with the additional premiums to be received and interest thereon compounded annually at certain assumed rates, are calculated to be sufficient to meet the various policy and contract obligations as they mature.
The Company establishes future policy benefits for guaranteed minimum death benefits (“GMDB”) relating to the reinsurance of certain variable annuity contracts by estimating the expected value of death benefits in excess of the projected account balance and recognizing the excess proportionally over the accumulation period based on total expected assessments. The Company regularly evaluates estimates used and adjusts the additional liability balance, with a related charge or credit to claims and other policy benefits, if actual experience or other evidence suggests that earlier assumptions should be revised. The assumptions used in estimating the GMDB liabilities are consistent with those used for amortizing DAC, and are thus subject to the same variability and risk. The Company’s GMDB liabilities at December 31, 2013 and 2012 were not material.
Interest-Sensitive Contract Liabilities
Liabilities for future benefits on interest-sensitive life and investment-type contract liabilities are carried at the accumulated contract holder values without reduction for potential surrender or withdrawal charges. The Company reinsures asset-intensive products, including annuities and corporate-owned life insurance. The investment portfolios for these products are segregated for management purposes within the general account of RGA Reinsurance. The liabilities under asset-intensive reinsurance contracts reinsured on a coinsurance basis are included in interest-sensitive contract liabilities on the consolidated balance sheets. Asset-intensive contracts principally include traditional individual fixed annuities in the accumulation phase, single premium immediate annuities, equity-indexed annuities and individual variable annuity contracts. Interest-sensitive contract liabilities are equal to (i) policy account values, which consist of an accumulation of gross premium payments; (ii) credited interest less expenses, mortality charges, and withdrawals; and (iii) fair value adjustments relating to business combinations. Liabilities for immediate annuities are calculated as the present value of the expected cash flows, with the locked-in discount rate determined such that there is no gain or loss at inception. Additionally, certain annuity contracts the Company reinsures contain terms, such as guaranteed minimum benefits and equity participation options, which are deemed to be embedded derivatives and are accounted for based on the general accounting principles for Derivatives and Hedging.
The Company establishes liabilities for guaranteed minimum living benefits relating to certain variable annuity products as follows:
Guaranteed minimum income benefits (“GMIB”) provide the contract holder, after a specified period of time determined at the time of issuance of the variable annuity contract, with a minimum level of income (annuity) payments. Under the reinsurance treaty, the Company makes a payment to the ceding company equal to the GMIB net amount-at-risk at the time of annuitization and thus these contracts meet the net settlement criteria of the general accounting principles for Derivatives and Hedging and the Company assumes no mortality risk. Accordingly, the GMIB is considered an embedded derivative, which is measured at fair value separately from the host variable annuity product.
Guaranteed minimum withdrawal benefits (“GMWB”) guarantee the contract holder a return of their purchase payment via partial withdrawals, even if the account value is reduced to zero, provided that the contract holder’s cumulative withdrawals in a contract year do not exceed a certain limit. The initial guaranteed withdrawal amount is equal to the initial benefit base as defined in the contract (typically, the initial purchase payments plus applicable bonus amounts). The GMWB is also an embedded derivative, which is measured at fair value separately from the host variable annuity product.
Guaranteed minimum accumulation benefits (“GMAB”) provide the contract holder, after a specified period of time determined at the time of issuance of the variable annuity contract, with a minimum accumulation of their purchase payments even if the account value is reduced to zero. The initial guaranteed accumulation amount is equal to the initial benefit base as defined in the contract (typically, the initial purchase payments plus applicable bonus amounts). The GMAB is also an embedded derivative, which is measured at fair value separately from the host variable annuity product.
For GMIB, GMWB and GMAB, the initial benefit base is increased by additional purchase payments made within a certain time period and decreased by benefits paid and/or withdrawal amounts. After a specified period of time, the benefit base may also increase as a result of an optional reset as defined in the contract.
The fair values of the GMIB, GMWB and GMAB embedded derivative liabilities are reflected in interest-sensitive contract liabilities on the consolidated balance sheets and are calculated based on actuarial and capital market assumptions related to the projected cash flows, including benefits and related contract charges over the lives of the contracts. These projected cash flows incorporate expectations concerning policyholder behavior, such as lapses, withdrawals and benefit selections, and capital market assumptions such as interest rates and equity market volatilities. In measuring the fair value of GMIBs, GMWBs and GMABs, the Company attributes a portion of the fees collected from the policyholder equal to the present value of expected future guaranteed minimum income, withdrawal and accumulation benefits (at inception). The changes in fair value are reported in investment related gains (losses), net. Any additional fees represent “excess” fees and are reported in other revenues on the consolidated statements of income. These variable annuity guaranteed living benefits may be more costly than expected in volatile or declining markets, causing an increase in interest-sensitive contract liabilities, negatively affecting net income.
The Company reinsures equity-indexed annuity contracts. These contracts allow the contract holder to elect an interest rate return or an equity market component where interest credited is based on the performance of common stock market indices, such as the S&P 500 Index®, the Dow Jones Industrial Average, or the NASDAQ. The equity market option is considered an embedded derivative, similar to a call option, which is reflected at fair value on the consolidated balance sheets in interest-sensitive contract liabilities. The fair value of embedded derivatives is computed based on a projection of future equity option costs using a budget methodology, discounted back to the balance sheet date using current market indicators of volatility and interest rates. Changes in the fair value of the embedded derivatives are included as a component of interest credited on the consolidated statements of income.
The Company reviews its estimates of actuarial liabilities for interest-sensitive contract liabilities and compares them with its actual experience. Differences between actual experience and the assumptions used in pricing these guarantees and benefits and in the establishment of the related liabilities result in variances in profit and could result in losses. The effects of changes in such estimated liabilities are included in the results of operations in the period in which the changes occur.
Other Policy Claims and Benefits
Claims payable for incurred but not reported losses are determined using case-basis estimates and lag studies of past experience. The time lag from the date of the claim or death to when the ceding company reports the claim to the Company can vary significantly by ceding company, business segment and product type, but generally averages around 3.0 months. Incurred but not reported claims are estimates on an undiscounted basis, using actuarial estimates of historical claims expense, adjusted for current trends and conditions. These estimates are continually reviewed and the ultimate liability may vary significantly from the amount recognized, which are reflected in claims and other policy benefits in the consolidated statements of income in the period in which they are determined.
Other Liabilities
Other liabilities primarily include investments in transit, separate accounts, employee benefits and current federal income taxes payable.
Income Taxes
RGA and its eligible subsidiaries file a consolidated federal income tax return. The U.S. consolidated tax return includes the operations of RGA, RGA Americas, RGA Reinsurance, RGA Barbados, RGA Technology Partners, Inc., RCM, Timberlake Reinsurance Company II (“Timberlake Re”), Reinsurance Partners, Inc., RGA Worldwide Reinsurance Company, Ltd. (“RGA Worldwide”), Rockwood Reinsurance Company (“Rockwood Re”), Parkway Reinsurance Company (“Parkway Re”), Castlewood Reinsurance Company (“Castlewood Re”) and RGA Capital LLC. The Company’s Australian, certain Barbadian, Bermudian, Canadian, South African, Indian, Irish, Singaporean, Brazilian, United Arab Emirates, Dutch and United Kingdom subsidiaries are taxed under applicable local statutes.
The Company provides for federal, state and foreign income taxes currently payable, as well as those deferred due to temporary differences between the financial reporting and tax bases of assets and liabilities and are recognized in net income or in certain cases in OCI. The Company’s accounting for income taxes represents management’s best estimate of various events and transactions considering the laws enacted as of the reporting date.

Deferred tax assets and liabilities resulting from temporary differences between the financial reporting and tax bases of assets and liabilities are measured at the balance sheet date using enacted tax rates in the relevant jurisdictions expected to apply to taxable income in the years the temporary differences are expected to reverse.
The realization of deferred tax assets depends upon the existence of sufficient taxable income within the carryback or carryforward periods under the tax law in the applicable tax jurisdiction. The Company has deferred tax assets related to net operating and capital losses. The Company has projected its ability to utilize its U.S. and foreign net operating losses and has determined that all of the U.S. losses are expected to be utilized prior to their expiration and established a valuation allowance on the portion of the foreign deferred tax assets the Company believes more likely than not that deferred income tax assets will not be realized.
The Company will establish a valuation allowance if management determines, based on available information, that it is more likely than not that deferred income tax assets will not be realized. Significant judgment is required in determining whether valuation allowances should be established as well as the amount of such allowances. When making such a determination, consideration is given to, among other things, the following:

(i)	future taxable income exclusive of reversing temporary differences and carryforwards;

(ii)	future reversals of existing taxable temporary differences;

(iii)	taxable income in prior carryback years; and

(iv)	tax planning strategies.
Any such changes could significantly affect the amounts reported in the consolidated financial statements in the year these changes occur. The Company accounts for its total liability for uncertain tax positions considering the recognition and measurement thresholds established in general accounting principles for income taxes. The tax effects of a position are recognized in the consolidated statement of income only if it is more likely than not to be sustained upon examination by the appropriate taxing authority. Unrecognized tax benefits due to tax uncertainties that do not meet the more likely than not criteria are included within other liabilities and are charged to earnings in the period that such determination is made. The Company classifies interest related to tax uncertainties as interest expense whereas penalties related to tax uncertainties are classified as a component of income tax.
Collateral Finance Facility
Collateral finance facility represents financing transactions to fund collateral requirements for regulatory reserves on specified insurance policies reinsured by the Company’s regulated subsidiaries. The cost of the facility is reflected in collateral finance facility expense. See Note 14 - "Collateral Finance Facility" for additional information.
Foreign Currency Translation
The translation of the foreign currency into U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using weighted-average exchange rates during each year. Gains or losses, net of applicable deferred income taxes, resulting from such translation are included in accumulated currency translation adjustments, in AOCI on the consolidated balance sheets until the underlying functional currency operation is sold or substantially liquidated. The Company’s material functional currencies are the U.S. dollar, Canadian dollar, British pound, Australian dollar, Japanese yen, Korean won, Euro and South African rand.
Recognition of Revenues and Related Expenses
Life and health premiums are recognized as revenue when due from the insured, and are reported net of amounts retroceded. Benefits and expenses are reported net of amounts retroceded and are associated with earned premiums so that profits are recognized over the life of the related contract. This association is accomplished through the provision for future policy benefits and the amortization of deferred policy acquisition costs. Other revenue includes items such as treaty recapture fees, fees associated with financial reinsurance and policy changes on interest-sensitive and investment-type products that the Company reinsures. Any fees that are collected in advance of the period benefited are deferred and recognized over the period benefited.
For certain reinsurance transactions involving in force blocks of business, the ceding company pays a premium equal to the initial required reserve (future policy benefit). In such transactions, for income statement presentation, the Company nets the expense associated with the establishment of the reserve on the consolidated balance sheets against the premiums from the transaction.
Revenues for interest-sensitive and investment-type products consist of investment income, policy charges for the cost of insurance, policy administration, and surrenders that have been assessed against policy account balances during the period. Interest-sensitive contract liabilities for these products represent policy account balances before applicable surrender charges. Policy benefits and claims that are charged to expenses include claims incurred in the period in excess of related policy account balances and interest credited to policy account balances. Interest is credited to policyholder account balances according to terms of the policies or contracts.
For each of its reinsurance contracts, the Company must determine if the contract provides indemnification against loss or liability relating to insurance risk, in accordance with GAAP. The Company must review all contractual features, particularly those that may limit the amount of insurance risk to which the Company is subject or features that delay the timely reimbursement of claims. If the Company determines that a contract does not expose it to a reasonable possibility of a significant loss from insurance risk, the Company records the contract on a deposit method of accounting with any net amount receivable reflected as an asset within premiums receivable and other reinsurance balances, and any net amount payable reflected as a liability within other reinsurance balances on the consolidated balance sheets. Fees earned on the contracts are reflected as other revenues, rather than premiums, on the consolidated statements of income.
Equity Based Compensation
The Company expenses the fair value of stock awards included in its incentive compensation plans. As of the date stock awards are approved, the fair value of stock options is determined using a Black-Scholes options valuation methodology, and the fair value of other stock awards is based upon the market value of the stock. The fair value of the awards is expensed over the performance or service period, which generally corresponds to the vesting period, and is recognized as an increase to additional paid-in-capital in stockholders’ equity. Stock-based compensation expense is reflected in other operating expenses in the consolidated statements of income.
Earnings Per Share
Basic earnings per share exclude any dilutive effects of any outstanding options. Diluted earnings per share include the dilutive effects assuming outstanding stock options were exercised.
New Accounting Pronouncements
Changes to the general accounting principles are established by the Financial Accounting Standards Board (“FASB”) in the form of accounting standards updates to the FASB Accounting Standards CodificationTM. Accounting standards updates not listed below were assessed and determined to be either not applicable or are expected to have minimal impact on the Company’s consolidated financial statements.
Adoption of New Accounting Standards
Basis of Presentation
In December 2011, the FASB amended the general accounting principles for Balance Sheet as it relates to the disclosures about offsetting assets and liabilities. The amendment requires disclosures about the Company’s rights of offset and related arrangements associated with its financial instruments and derivative instruments. This amendment also requires the disclosure of both gross and net information about both instruments and transactions eligible for offset in the balance sheet and instruments and transactions subject to an agreement similar to a master netting arrangement. In January 2013, the FASB amended the general accounting principles for Balance Sheet as it relates to the disclosures about offsetting assets and liabilities. This amendment clarifies that the scope of the Balance Sheet amendment made in December 2011 applies only to derivatives, including bifurcated embedded derivatives, repurchase and reverse repurchase agreements, and securities borrowing and lending transactions that are either offset or subject to an enforceable master netting agreement or a similar agreement. These amendments are effective for interim and annual reporting periods beginning on or after January 1, 2013. The Company adopted these amendments and the required disclosures are provided in Note 5 - “Derivative Instruments”.
Transfers and Servicing
In April 2011, the FASB amended the general accounting principles for Transfers and Servicing as it relates to the reconsideration of effective control for repurchase agreements. This amendment removes from the assessment of effective control the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets and also removes the collateral maintenance implementation guidance related to that criterion. The amendment is effective for interim and annual periods beginning after December 15, 2011. The adoption of this amendment did not have an impact on the Company’s consolidated financial statements.
Fair Value Measurements and Disclosures
In May 2011, the FASB amended the general accounting principles for Fair Value Measurements and Disclosures as it relates to the measurement and disclosure requirements about fair value measurements. This amendment clarifies the FASB’s intent about the application of existing fair value measurement requirements. It also changes particular principles and requirements for measuring fair value and for disclosing information about fair value measurements. The amendment is effective for interim and annual periods beginning after December 15, 2011. The Company adopted this amendment and the required disclosures are provided in Note 6 - “Fair Value of Assets and Liabilities.”
Deferred Policy Acquisition Costs
In October 2010, the FASB amended the general accounting principles for Financial Services – Insurance as it relates to accounting for costs associated with acquiring or renewing insurance contracts. This amendment clarifies that only those costs that result directly from and are essential to the contract transaction and that would not have been incurred had the contract transaction not occurred can be capitalized. It also defines acquisitions costs as costs that are related directly to the successful acquisitions of new or renewal insurance contracts. The amendment is effective for fiscal years and interim periods beginning after December 15, 2011. The retrospective adoption of this amendment on January 1, 2012, resulted in a reduction in the Company’s deferred acquisition cost asset and a corresponding reduction to equity, reflected in the financial statements. There will be a decrease in amortization subsequent to adoption due to the reduced deferred acquisition cost asset. There has also been a reduction in the level of future costs the Company defers; thereby increasing expenses incurred in future periods. The cumulative effect of the adoption of this amendment was a decrease to total stockholders’ equity of $318.4 million and a decrease in the deferred policy acquisition costs balance of $470.1 million on January 1, 2012.
Comprehensive Income
In February 2013, the FASB amended the general accounting principles for Comprehensive Income as it relates to the reporting of amounts reclassified out of accumulated other comprehensive income. The amendment requires entities to provide information about the amounts reclassified out of accumulated other comprehensive income by component. This amendment also requires entities to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income. However, this is only necessary if the amount reclassified is required to be reclassified to net income in its entirety in the same reporting period. The amendment is effective for interim and annual reporting periods beginning after December 15, 2012. The Company adopted this amendment and the required disclosures are provided in Note 18 - “Comprehensive Income.”
In June 2011, the FASB amended the general accounting principles for Comprehensive Income as it relates to the presentation of comprehensive income. This amendment requires entities to present the total of comprehensive income, the components of net income, and the components of other comprehensive income in either a continuous statement of comprehensive income or in two separate but consecutive statements. The amendment does not change the items that must be reported in other comprehensive income. In December 2011, the FASB amended the general accounting principles for Comprehensive Income as it relates to the presentation of comprehensive income. This amendment defers the requirement to present the effects of reclassifications out of accumulated other comprehensive income on the Company’s consolidated statements of income, which was required in the Comprehensive Income amendment made in June 2011. These amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The Company adopted these amendments and the required presentation is provided in the Consolidated Statements of Comprehensive Income.
Future Adoption of New Accounting Standards
Income Taxes
In July 2013, the FASB amended the general accounting principles for Income Taxes as it relates to the presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. This amendment clarifies that an unrecognized tax benefit should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward. However, to the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and not combined with deferred tax assets. These amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The adoption of this amendment is not expected to have an impact on the Company's consolidated financial statements.
Note 3  STOCK TRANSACTIONS
During 2013, in connection with the distribution of benefits due under its employee benefit plans, RGA issued 346,561 shares of common stock from treasury and repurchased from recipients 125,829 of its common shares, at $64.13 per share, in settlement of income tax withholding requirements incurred by recipients. Additionally, in 2013, non-employee directors were granted a total of 14,200 shares of common stock.
In January 2013, RGA’s board of directors authorized a share repurchase program, with no expiration date, for up to $200.0 million of RGA’s outstanding common stock. In April 2013, RGA’s board of directors authorized an increase of $100.0 million to the share repurchase program previously authorized in January 2013. In July 2013, RGA’s board of directors authorized an additional increase of $100.0 million to the share repurchase program previously authorized in January 2013. During 2013, RGA repurchased 4,151,312 shares of common stock under this program for $261.3 million. The common shares repurchased have been placed into treasury to be used for general corporate purposes.

On February 20, 2014, RGA’s board of directors authorized a share repurchase program for up to $300.0 million of the RGA’s outstanding common stock. The authorization is effective immediately and does not have an expiration date. In connection with this new authorization, the board of directors terminated the stock repurchase authority granted in 2013.
In anticipation of the redemption and remarketing of the Company’s trust preferred securities discussed in Note 13 – “Debt,” the Company purchased 3,000,000 shares of its outstanding common stock from MetLife, Inc. in February 2011, at a price of $61.14 per share, reflecting the most recent closing price of the Company’s common stock. The purchased common shares were placed into treasury to be used for general corporate purposes.
In March 2011, approximately 4,402,078 of outstanding warrants were exercised at a price of $35.44 per warrant, resulting in the issuance of 5,506,088 common shares. See Note 13 – “Debt,” for more information on the exercise of these warrants. Also in March 2011, RGA entered into an accelerated share repurchase (“ASR”) agreement with a financial counterparty. Under the ASR agreement, RGA purchased 2,500,000 shares of its outstanding common stock at an initial price of $59.76 per share and an aggregate price of approximately $149.4 million. The purchase price was funded from cash on hand. The counterparty completed its purchases during the second quarter of 2011 and as a result, RGA was required to pay $4.3 million to the counterparty for the final settlement which resulted in a final price of $61.47 per share on the repurchased common stock. The common shares repurchased were placed into treasury to be used for general corporate purposes.
RGA’s share repurchase transactions during 2011 were intended to substantially offset share dilution associated with the issuance of 5,506,088 common shares from the exercise of warrants as discussed above.
At the beginning of 2011, RGA had $43.4 million remaining under its January 2002 board of directors approved stock repurchase program. Under this repurchase program, RGA was authorized to purchase its common stock in the open market, pursuant to the terms of a pre-set trading plan meeting the requirements of Rule 10b5-1 under the Exchange Act. During 2011, RGA repurchased 838,362 shares of common stock under this program for $43.1 million at an average price per share of $51.39. The common shares repurchased have been placed into treasury to be used for general corporate purposes.
Note 4  INVESTMENTS
Fixed Maturity and Equity Securities Available-for-Sale
The following tables provide information relating to investments in fixed maturity and equity securities by sector as of December 31, 2013 and 2012 (dollars in thousands):

December 31, 2013:	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value	% of Total	Other-than- temporary impairments in AOCI
Available-for-sale:
Corporate securities	$11,697,394	$616,147	$202,786	$12,110,755	56.4%	$—
Canadian and Canadian provincial governments	2,728,111	669,762	16,848	3,381,025	15.7	—
Residential mortgage-backed securities	970,434	38,126	18,917	989,643	4.6	(300)
Asset-backed securities	891,751	18,893	15,812	894,832	4.2	(2,259)
Commercial mortgage-backed securities	1,314,782	91,651	17,487	1,388,946	6.5	(1,609)
U.S. government and agencies	489,631	16,468	4,748	501,351	2.3	—
State and political subdivisions	313,252	21,907	14,339	320,820	1.5	—
Other foreign government, supranational and foreign government-sponsored enterprises	1,865,379	45,347	23,962	1,886,764	8.8	—
Total fixed maturity securities	$20,270,734	$1,518,301	$314,899	$21,474,136	100.0%	$(4,168)
Non-redeemable preferred stock	$81,993	$5,342	$5,481	$81,854	20.2%
Other equity securities	327,479	618	4,220	323,877	79.8
Total equity securities	$409,472	$5,960	$9,701	$405,731	100.0%

December 31, 2012:	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value	% of Total	Other-than- temporary impairments in AOCI
Available-for-sale:
Corporate securities	$11,333,431	$1,085,973	$39,333	$12,380,071	55.5%	$—
Canadian and Canadian provincial governments	2,676,777	1,372,731	174	4,049,334	18.2	—
Residential mortgage-backed securities	969,267	76,520	3,723	1,042,064	4.7	(241)
Asset-backed securities	700,455	19,898	28,798	691,555	3.1	(2,259)
Commercial mortgage-backed securities	1,608,376	142,369	51,842	1,698,903	7.6	(6,125)
U.S. government and agencies	231,256	33,958	24	265,190	1.2	—
State and political subdivisions	270,086	38,058	5,646	302,498	1.4	—
Other foreign government, supranational and foreign government-sponsored enterprises	1,769,784	94,929	2,714	1,861,999	8.3	—
Total fixed maturity securities	$19,559,432	$2,864,436	$132,254	$22,291,614	100.0%	$(8,625)
Non-redeemable preferred stock	$68,469	$6,542	$170	$74,841	33.6%
Other equity securities	148,577	416	1,134	147,859	66.4
Total equity securities	$217,046	$6,958	$1,304	$222,700	100.0%
The Company enters into various collateral arrangements that require both the pledging and acceptance of fixed maturity securities as collateral, which are excluded from the tables above. The Company pledged fixed maturity securities as collateral to derivative and reinsurance counterparties with an amortized cost of $57.2 million and $16.9 million, and an estimated fair value of $58.0 million and $17.0 million, as of December 31, 2013 and 2012 respectively. The pledged fixed maturity securities are included in fixed maturity securities, available-for-sale in the consolidated balance sheet as of December 31, 2013, and are included in other invested assets in the consolidated balance sheet as of December 31, 2012.
The Company received fixed maturity securities as collateral from derivative and reinsurance counterparties with an estimated fair value of $94.1 million and $95.6 million, as of December 31, 2013 and 2012, respectively. The collateral is held in separate custodial accounts and is not recorded on the Company’s consolidated balance sheets. Subject to certain constraints, the Company is permitted by contract to sell or re-pledge this collateral; however, as of December 31, 2013 and 2012, none of the collateral had been sold or re-pledged.
As of December 31, 2013, the Company held securities with a fair value of $1,222.3 million that were guaranteed or issued by the Canadian province of Ontario and $1,389.1 million that were guaranteed or issued by the Canadian province of Quebec, both of which exceeded 10% of consolidated stockholders’ equity. As of December 31, 2012, the Company held securities with a fair value of $1,400.0 million that were guaranteed or issued by the Canadian province of Ontario and $1,785.0 million that were guaranteed or issued by the Canadian province of Quebec, both of which exceeded 10% of consolidated stockholders’ equity.
The amortized cost and estimated fair value of fixed maturity securities available-for-sale at December 31, 2013 are shown by contractual maturity in the table below (dollars in thousands). Actual maturities can differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Asset and mortgage-backed securities are shown separately in the table below, as they are not due at a single maturity date.

	Amortized Cost	Fair Value
Available-for-sale:
Due in one year or less	$551,195	$557,981
Due after one year through five years	3,570,831	3,743,631
Due after five years through ten years	7,090,140	7,295,566
Due after ten years	5,881,601	6,603,537
Asset and mortgage-backed securities	3,176,967	3,273,421
Total	$20,270,734	$21,474,136

Corporate Fixed Maturity Securities
The tables below show the major industry types of the Company’s corporate fixed maturity holdings as of December 31, 2013 and 2012 (dollars in thousands):

December 31, 2013:	Amortized Cost	Estimated Fair Value	% of Total
Finance	$3,838,716	$3,983,623	32.9%
Industrial	5,943,353	6,138,150	50.7
Utility	1,904,100	1,978,218	16.3
Other	11,225	10,764	0.1
Total	$11,697,394	$12,110,755	100.0%
December 31, 2012:	Amortized Cost	Estimated Fair Value	% of Total
Finance	$3,619,455	$3,900,152	31.5%
Industrial	5,881,967	6,443,846	52.0
Utility	1,799,658	2,002,611	16.2
Other	32,351	33,462	0.3
Total	$11,333,431	$12,380,071	100.0%
Other-Than-Temporary Impairments—Fixed Maturity and Equity Securities
As discussed in Note 2 – “Summary of Significant Accounting Policies,” a portion of certain other-than-temporary impairment (“OTTI”) losses on fixed maturity securities is recognized in AOCI. For these securities the net amount recognized in earnings (“credit loss impairments”) represents the difference between the amortized cost of the security and the net present value of its projected future cash flows discounted at the effective interest rate implicit in the debt security prior to impairment. Any remaining difference between the fair value and amortized cost is recognized in AOCI. The following table sets forth the amount of pre-tax credit loss impairments on fixed maturity securities held by the Company as of the dates indicated, for which a portion of the OTTI loss was recognized in AOCI, and the corresponding changes in such amounts (dollars in thousands):

	2013	2012	2011
Balance, beginning of period	$16,675	$63,947	$47,291
Initial impairments - credit loss OTTI recognized on securities not previously impaired	—	1,962	8,349
Additional impairments - credit loss OTTI recognized on securities previously impaired	134	10,186	9,059
Credit loss OTTI previously recognized on securities impaired to fair value during the period	(1,449)	(22,290)	—
Credit loss previously recognized on securities which matured, paid down, prepaid or were sold during the period	(3,664)	(37,130)	(752)
Balance, end of period	$11,696	$16,675	$63,947
Purchased Credit Impaired Fixed Maturity Securities Available-for-Sale
Securities acquired with evidence of credit quality deterioration since origination and for which it is probable at the acquisition date that the Company will be unable to collect all contractually required payments are classified as purchased credit impaired securities. For each security, the excess of the cash flows expected to be collected as of the acquisition date over its acquisition date fair value is referred to as the accretable yield and is recognized as net investment income on an effective yield basis. At the date of acquisition, the timing and amount of the cash flows expected to be collected was determined based on a best estimate using key assumptions, such as interest rates, default rates and prepayment speeds. If subsequently, based on current information and events, it is probable that there is a significant increase in cash flows previously expected to be collected or if actual cash flows are significantly greater than cash flows previously expected to be collected, the accretable yield is adjusted prospectively. The excess of the contractually required payments (including interest) as of the acquisition date over the cash flows expected to be collected as of the acquisition date is referred to as the nonaccretable difference, and this amount is not expected to be realized as net investment income. Decreases in cash flows expected to be collected can result in OTTI.

The following tables present information on the Company’s purchased credit impaired securities, which are included in fixed maturity securities available-for-sale (dollars in thousands):

	December 31, 2013	December 31, 2012
Outstanding principal and interest balance(1)	$192,644	$108,831
Carrying value, including accrued interest(2)	$148,822	$84,765

(1)	Represents the contractually required payments which is the sum of contractual principal, whether or not currently due, and accrued interest.

(2)	Estimated fair value plus accrued interest.
The following table presents information about purchased credit impaired investments acquired during the periods, as of the acquisition dates (dollars in thousands).

	December 31, 2013	December 31, 2012
Contractually required payments (including interest)	$161,975	$152,988
Cash flows expected to be collected(1)	$130,578	$125,449
Fair value of investments acquired	$87,643	$85,298

(1)	Represents undiscounted principal and interest cash flow expectations at the date of acquisition.
The following table presents activity for the accretable yield on purchased credit impaired securities for the years ended December 31, 2013 and 2012 (dollars in thousands):

	2013	2012
Balance, beginning of period	$39,239	$—
Investments purchased	42,935	40,151
Accretion	(7,755)	(1,388)
Disposals	(3,564)	—
Reclassification from nonaccretable difference	(1,386)	476
Balance, end of period	$69,469	$39,239
Unrealized Losses for Fixed Maturity and Equity Securities Available-for-Sale
The following table presents the total gross unrealized losses for the 1,396 and 567 fixed maturity and equity securities at December 31, 2013 and 2012, respectively, where the estimated fair value had declined and remained below amortized cost by the indicated amount (dollars in thousands):

	December 31, 2013		December 31, 2012
	Gross Unrealized Losses	% of Total	Gross Unrealized Losses	% of Total
Less than 20%	$296,731	91.4%	$54,951	41.2%
20% or more for less than six months	6,444	2.0	734	0.5
20% or more for six months or greater	21,425	6.6	77,873	58.3
Total	$324,600	100.0%	$133,558	100.0%
The Company’s determination of whether a decline in value is other-than-temporary includes analysis of the underlying credit and the extent and duration of a decline in value. The Company’s credit analysis of an investment includes determining whether the issuer is current on its contractual payments, evaluating whether it is probable that the Company will be able to collect all amounts due according to the contractual terms of the security and analyzing the overall ability of the Company to recover the amortized cost of the investment. In the Company’s impairment review process, the duration and severity of an unrealized loss position for equity securities are given greater weight and consideration given the lack of contractual cash flows or deferability features.

The following tables present the estimated fair values and gross unrealized losses, including other-than-temporary impairment losses reported in AOCI, for 1,396 and 567 fixed maturity and equity securities that have estimated fair values below amortized cost as of December 31, 2013 and 2012, respectively (dollars in thousands). These investments are presented by class and grade of security, as well as the length of time the related fair value has remained below amortized cost.

	Less than 12 months		12 months or greater		Total
December 31, 2013:	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
Investment grade securities:
Corporate securities	$3,141,179	$148,895	$301,303	$40,548	$3,442,482	$189,443
Canadian and Canadian provincial governments	188,491	14,419	12,029	2,429	200,520	16,848
Residential mortgage-backed securities	283,967	15,900	23,068	1,688	307,035	17,588
Asset-backed securities	255,656	4,916	56,668	4,983	312,324	9,899
Commercial mortgage-backed securities	219,110	3,725	20,068	5,745	239,178	9,470
U.S. government and agencies	133,697	4,469	4,406	279	138,103	4,748
State and political subdivisions	120,193	9,723	15,202	4,616	135,395	14,339
Other foreign government, supranational and foreign government-sponsored enterprises	665,313	21,075	36,212	2,847	701,525	23,922
Total investment grade securities	5,007,606	223,122	468,956	63,135	5,476,562	286,257
Non-investment grade securities:
Corporate securities	283,603	9,451	38,256	3,892	321,859	13,343
Residential mortgage-backed securities	62,146	1,075	3,945	254	66,091	1,329
Asset-backed securities	28,670	415	32,392	5,498	61,062	5,913
Commercial mortgage-backed securities	15,762	81	10,980	7,936	26,742	8,017
Other foreign government, supranational and foreign government-sponsored enterprises	9,403	40	—	—	9,403	40
Total non-investment grade securities	399,584	11,062	85,573	17,580	485,157	28,642
Total fixed maturity securities	$5,407,190	$234,184	$554,529	$80,715	$5,961,719	$314,899
Non-redeemable preferred stock	$51,386	$5,479	$1	$2	$51,387	$5,481
Other equity securities	218,834	1,748	32,550	2,472	251,384	4,220
Total equity securities	$270,220	$7,227	$32,551	$2,474	$302,771	$9,701

	Less than 12 months		12 months or greater		Total
December 31, 2012:	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
Investment grade securities:
Corporate securities	$786,203	$13,276	$108,187	$17,386	$894,390	$30,662
Canadian and Canadian provincial governments	12,349	174	—	—	12,349	174
Residential mortgage-backed securities	22,288	97	19,394	3,199	41,682	3,296
Asset-backed securities	59,119	449	96,179	9,508	155,298	9,957
Commercial mortgage-backed securities	89,507	797	29,181	7,974	118,688	8,771
U.S. government and agencies	7,272	24	—	—	7,272	24
State and political subdivisions	20,602	1,514	11,736	4,132	32,338	5,646
Other foreign government, supranational and foreign government-sponsored enterprises	244,817	1,953	7,435	761	252,252	2,714
Total investment grade securities	1,242,157	18,284	272,112	42,960	1,514,269	61,244
Non-investment grade securities:
Corporate securities	181,168	3,170	39,123	5,501	220,291	8,671
Residential mortgage-backed securities	15,199	80	2,633	347	17,832	427
Asset-backed securities	3,421	26	31,938	18,815	35,359	18,841
Commercial mortgage-backed securities	3,317	764	68,405	42,307	71,722	43,071
Total non-investment grade securities	203,105	4,040	142,099	66,970	345,204	71,010
Total fixed maturity securities	$1,445,262	$22,324	$414,211	$109,930	$1,859,473	$132,254
Non-redeemable preferred stock	$5,577	$52	$5,679	$118	$11,256	$170
Other equity securities	85,374	1,134	—	—	85,374	1,134
Total equity securities	$90,951	$1,186	$5,679	$118	$96,630	$1,304
As of December 31, 2013, the Company does not intend to sell these fixed maturity securities and does not believe it is more likely than not that it will be required to sell these fixed maturity securities before the recovery of the fair value up to the current amortized cost of the investment, which may be maturity. However, unforeseen facts and circumstances may cause the Company to sell fixed maturity securities in the ordinary course of managing its portfolio to meet certain diversification, credit quality, asset-liability management and liquidity guidelines.
As of December 31, 2013, the Company has the ability and intent to hold the equity securities until the recovery of the fair value up to the current cost of the investment. However, unforeseen facts and circumstances may cause the Company to sell equity securities in the ordinary course of managing its portfolio to meet certain diversification, credit quality and liquidity guidelines.
Unrealized losses on non-investment grade securities are principally related to high-yield corporate securities due to interest rate movements during 2013. Unrealized losses on non-investment grade securities related to asset and mortgage-backed securities decreased significantly during 2013 driven principally by commercial mortgage-backed securities. During the year ended 2013, commercial mortgage-backed securities benefited from improvement in delinquency rates and the Company sold several non-investment grade commercial mortgage-backed securities.

Investment Income, Net of Related Expenses
Major categories of investment income, net of related expenses consist of the following (dollars in thousands):

	2013	2012	2011
Fixed maturity securities available-for-sale	$966,759	$868,682	$757,726
Mortgage loans on real estate	121,476	96,901	55,931
Policy loans	57,099	62,855	66,621
Funds withheld at interest	545,550	393,586	388,694
Short-term investments	2,236	4,173	2,378
Other invested assets	58,771	49,199	39,939
Investment income	1,751,891	1,475,396	1,311,289
Investment expense	(52,026)	(39,190)	(30,092)
Investment income, net of related expenses	$1,699,865	$1,436,206	$1,281,197
Investment Related Gains (Losses), Net
Investment related gains (losses), net, consist of the following (dollars in thousands):

	2013	2012	2011
Fixed maturity and equity securities available for sale:
Other-than-temporary impairment losses on fixed maturities	$(12,654)	$(15,908)	$(30,873)
Portion of loss recognized in accumulated other comprehensive income (before taxes)	(247)	(7,618)	3,924
Net other-than-temporary impairment losses on fixed maturity securities recognized in earnings	(12,901)	(23,526)	(26,949)
Impairment losses on equity securities	—	(3,025)	(4,116)
Gain on investment activity	82,744	145,268	132,045
Loss on investment activity	(60,575)	(27,474)	(26,996)
Other impairment losses and change in mortgage loan provision	(6,933)	(16,602)	(10,238)
Derivatives and other, net	61,655	179,495	(99,802)
Total investment related gains (losses), net	$63,990	$254,136	$(36,056)
The other-than-temporary impairment losses on fixed maturity securities and the increase on the losses on investment activity during 2013 were primarily due to the decision to sell certain subordinated commercial mortgage-backed securities. The other-than-temporary impairments in 2012 and 2011 were primarily due to a decline in value of structured securities with exposure to commercial mortgages and general credit deterioration in select corporate and foreign securities. Investment gains decreased during 2013 as the Company repositioned certain assets received from a large fixed annuity reinsurance transaction during 2012 while interest rates were at historic lows causing for elevated realized gains during 2012. The volatility in derivatives and other is primarily due to changes in the fair value of embedded derivative liabilities associated with modified coinsurance and funds withheld treaties and guaranteed minimum benefit riders.
At December 31, 2013 and 2012 the Company held non-income producing securities with amortized costs of $38.5 million and $54.2 million, and estimated fair values of $47.6 million and $58.5 million, respectively. Generally, securities are non-income producing when principal or interest is not paid primarily as a result of bankruptcies or credit defaults, but also include securities where amortization has been discontinued. During 2013, 2012 and 2011 the Company sold fixed maturity and equity securities with fair values of $1,104.0 million, $828.0 million, and $476.6 million, which were below amortized cost, at gross realized losses of $60.6 million, $27.5 million and $27.0 million, respectively. The Company generally does not engage in short-term buying and selling of securities.
Securities Borrowing and Other
The Company participates in a securities borrowing program whereby securities, which are not reflected on the Company’s consolidated balance sheets, are borrowed from a third party. The Company is required to maintain a minimum of 100% of the fair value of the borrowed securities as collateral. The Company had borrowed securities with an amortized cost of $93.0 million and $87.5 million as of December 31, 2013 and 2012, respectively, which was equal to the fair value in both periods. The borrowed securities are used to provide collateral under an affiliated reinsurance transaction.
The Company also participates in a repurchase/reverse repurchase program in which securities, reflected as investments on the Company’s consolidated balance sheets, are pledged to a third party. In return, the Company receives securities from the third party with an estimated fair value equal to a minimum of 100% of the securities pledged. The securities received are not reflected on the Company’s consolidated balance sheets. As of December 31, 2013 the Company had pledged securities with an amortized cost of $300.3 million and an estimated fair value of $310.8 million, in return the Company received securities with an estimated fair value of $344.2 million. As of December 31, 2012 the Company had pledged securities with an amortized cost of $290.2 million and an estimated fair value of $305.9 million, in return the Company received securities with an estimated fair value of $342.0 million.
Mortgage Loans on Real Estate
Mortgage loans represented approximately 7.7% and 7.0% of the Company’s invested assets as of December 31, 2013 and 2012, respectively. The Company makes mortgage loans on income producing properties, such as apartments, retail and office buildings, light warehouses and light industrial facilities. Loan-to-value ratios at the time of loan approval are 75% or less. The distribution of mortgage loans, gross of valuation allowances, by property type is as follows as of December 31, 2013 and 2012 (dollars in thousands):

	2013		2012
	Recorded Investment	Percentage of Total	Recorded Investment	Percentage of Total
Property type:
Apartment	$289,394	11.6%	$229,266	9.9%
Retail	748,731	30.0	669,958	29.0
Office building	917,284	36.7	825,406	35.7
Industrial	439,890	17.6	455,682	19.7
Other commercial	101,487	4.1	131,855	5.7
Total	$2,496,786	100.0%	$2,312,167	100.0%
As of December 31, 2013 and 2012, the Company’s mortgage loans, gross of valuation allowances, were distributed throughout the United States as follows (dollars in thousands):

	2013		2012
	Recorded Investment	Percentage of Total	Recorded Investment	Percentage of Total
Pacific	$671,822	26.9%	$593,589	25.7%
South Atlantic	543,658	21.8	477,068	20.5
Mountain	334,446	13.4	233,174	10.1
Middle Atlantic	266,802	10.7	300,475	13.0
West North Central	138,442	5.5	168,063	7.3
East North Central	236,766	9.5	224,122	9.7
West South Central	168,246	6.7	161,451	7.0
East South Central	59,625	2.4	62,789	2.7
New England	76,979	3.1	91,436	4.0
Total	$2,496,786	100.0%	$2,312,167	100.0%
The maturities of the mortgage loans, gross of valuation allowances, as of December 31, 2013 and 2012 are as follows (dollars in thousands):

	2013	2012
Due within five years	$987,109	$1,187,387
Due after five years through ten years	984,289	776,655
Due after ten years	525,388	348,125
Total	$2,496,786	$2,312,167

Information regarding the Company’s credit quality indicators, as determined by the Company's internal evaluation methodology for its recorded investment in mortgage loans, gross of valuation allowances, as of December 31, 2013 and 2012 are as follows (dollars in thousands):

Internal credit quality grade:	2013	2012
High investment grade	$1,437,244	$1,235,605
Investment grade	827,993	834,494
Average	155,914	132,607
Watch list	49,404	76,463
In or near default	26,231	32,998
Total	$2,496,786	$2,312,167
The age analysis of the Company’s past due recorded investment in mortgage loans, gross of valuation allowances, as of December 31, 2013 and 2012 are as follows (dollars in thousands):

	2013	2012
31-60 days past due	$—	$7,504
61-90 days past due	—	—
Greater than 90 days	—	16,886
Total past due	—	24,390
Current	2,496,786	2,287,777
Total	$2,496,786	$2,312,167
The following table presents the recorded investment in mortgage loans, by method of measuring impairment, and the related valuation allowances, at (dollars in thousands):

	December 31,
	2013	2012
Mortgage loans:
Individually measured for impairment	$37,841	$39,956
Collectively measured for impairment	2,458,945	2,272,211
Mortgage loans, gross of valuation allowances	2,496,786	2,312,167
Valuation allowances:
Individually measured for impairment	3,211	6,980
Collectively measured for impairment	6,895	4,600
Total valuation allowances	10,106	11,580
Mortgage loans, net of valuation allowances	$2,486,680	$2,300,587
Information regarding the Company’s loan valuation allowances for mortgage loans as of December 31, 2013, 2012 and 2011 are as follows (dollars in thousands):

	2013	2012	2011
Balance, beginning of period	$11,580	$11,793	$6,239
Charge-offs	(3,431)	(6,474)	(3,947)
Provision	1,957	6,261	9,501
Balance, end of period	$10,106	$11,580	$11,793
Information regarding the portion of the Company’s mortgage loans that were impaired as of December 31, 2013 and 2012 is as follows (dollars in thousands):

	Unpaid Principal Balance	Recorded Investment	Related Allowance	Carrying Value
December 31, 2013:
Impaired mortgage loans with no valuation allowance recorded	$21,698	$21,100	$—	$21,100
Impaired mortgage loans with valuation allowance recorded	16,772	16,741	3,211	13,530
Total impaired mortgage loans	$38,470	$37,841	$3,211	$34,630
December 31, 2012:
Impaired mortgage loans with no valuation allowance recorded	$13,039	$12,496	$—	$12,496
Impaired mortgage loans with valuation allowance recorded	27,527	27,460	6,980	20,480
Total impaired mortgage loans	$40,566	$39,956	$6,980	$32,976

The Company’s average investment balance of impaired mortgage loans and the related interest income are reflected in the table below for the years ended December 31, 2013, 2012 and 2011 (dollars in thousands):

	2013		2012		2011
	Average Investment(1)	Interest Income	Average Investment(1)	Interest Income	Average Investment(1)	Interest Income
Impaired mortgage loans with no valuation allowance recorded	$15,023	$852	$15,549	$1,244	$14,877	$630
Impaired mortgage loans with valuation allowance recorded	22,818	951	34,434	425	27,712	418
Total	$37,841	$1,803	$49,983	$1,669	$42,589	$1,048

(1)	Average recorded investment represents the average loan balances as of the beginning of period and all subsequent quarterly end of period balances.
The Company did not acquire any impaired mortgage loans during the years ended December 31, 2013 and 2012. The Company had no mortgage loans that were on a nonaccrual status at December 31, 2013, and $16.9 million of mortgage loans, gross of valuation allowances, that were on a nonaccrual status at December 31, 2012.
Policy Loans
Policy loans comprised approximately 3.8% and 3.9% of the Company’s invested assets as of December 31, 2013 and 2012, respectively, substantially all of which are associated with one client. These policy loans present no credit risk because the amount of the loan cannot exceed the obligation due to the ceding company upon the death of the insured or surrender of the underlying policy. The provisions of the treaties in force and the underlying policies determine the policy loan interest rates. As policy loans represent premature distributions of policy liabilities, they have the effect of reducing future disintermediation risk. In addition, the Company earns a spread between the interest rate earned on policy loans and the interest rate credited to corresponding liabilities.
Funds Withheld at Interest
Funds withheld at interest comprised approximately 17.8% and 17.0% of the Company’s invested assets as of December 31, 2013 and 2012, respectively. Of the $5.8 billion funds withheld at interest balance, net of embedded derivatives, as of December 31, 2013, $4.1 billion of the balance is associated with one client. For reinsurance agreements written on a modified coinsurance basis and certain agreements written on a coinsurance funds withheld basis, assets equal to the net statutory reserves are withheld and legally owned and managed by the ceding company and are reflected as funds withheld at interest on the Company’s consolidated balance sheets. In the event of a ceding company’s insolvency, the Company would need to assert a claim on the assets supporting its reserve liabilities. However, the risk of loss to the Company is mitigated by its ability to offset amounts it owes the ceding company for claims or allowances with amounts owed to the Company from the ceding company. Interest accrues to these assets at rates defined by the treaty terms and the Company estimates the yield was approximately 9.68%, 6.97% and 6.87% for the years ended December 31, 2013, 2012 and 2011, respectively. Changes in these estimated yields are affected by equity options held in the funds withheld portfolio associated with equity-indexed annuity treaties. The Company is subject to the investment performance on the withheld assets, although it does not directly control them. These assets are primarily fixed maturity investment securities and pose risks similar to the fixed maturity securities the Company owns. To mitigate this risk, the Company helps set the investment guidelines followed by the ceding company and monitors compliance.
Other Invested Assets
Other invested assets include equity securities, limited partnership interests, real estate joint ventures, structured loans, derivative contracts, FVO contractholder-directed unit-linked investments, Federal Home Loan Bank of Des Moines ("FHLB") common stock (included in other), and real estate held-for-investment (included in other). The fair value option was elected for contractholder-directed investments supporting unit-linked variable annuity type liabilities which do not qualify for presentation and reporting as separate accounts. Other invested assets represented approximately 4.1% and 3.5% of the Company’s invested assets as of December 31, 2013 and 2012, respectively. Carrying values of these assets as of December 31, 2013 and 2012 are as follows (dollars in thousands):

	December 31,
	2013	2012
Equity securities	$405,731	$222,700
Limited partnerships and real estate joint ventures	411,456	356,419
Structured loans	223,549	306,497
Derivatives	75,227	168,208
FVO contractholder-directed unit-linked investments	138,892	—
Other	70,105	105,719
Total other invested assets	$1,324,960	$1,159,543

Cash and Investments Transferred to the Company
During the second quarter of 2012, the Company added a large fixed deferred annuity reinsurance transaction in its U.S. and Latin America Asset-Intensive segment. This transaction increased the Company’s invested asset base by approximately $5.4 billion which was reflected on the condensed consolidated balance sheet as of June 30, 2012 as an investment receivable. In satisfaction of this investment receivable, the Company received the following on July 31, 2012 and August 3, 2012 (dollars in thousands):

	Amortized Cost/ Recorded Investment	Estimated Fair Value at Date of Transfer
Fixed maturity securities – available for sale:
Corporate securities	$2,585,095	$2,606,816
Asset-backed securities	137,251	138,918
Commercial mortgage-backed securities	703,313	704,065
U.S. Government and agencies securities	240,952	256,168
State and political subdivision securities	27,297	27,555
Other foreign government, supranational, and foreign government-sponsored enterprises	56,776	55,437
Total fixed maturity securities – available for sale	3,750,684	3,788,959
Mortgage loans on real estate	1,009,454	1,021,661
Short-term investments	101,428	101,338
Cash and cash equivalents	501,593	501,593
Accrued interest	43,739	43,739
Total	$5,406,898	$5,457,290
The securities transferred to the Company related to the transaction are considered a non-cash transaction in the consolidated statement of cash flows.

Note 5   DERIVATIVE INSTRUMENTS
Derivatives, except embedded derivatives, are carried on the Company’s consolidated balance sheets in other invested assets or other liabilities, at fair value. Embedded derivative liabilities on modified coinsurance or funds withheld arrangements are included on the consolidated balance sheets with the host contract in funds withheld at interest, at fair value. Embedded derivative liabilities on indexed annuity and variable annuity products are included on the consolidated balance sheets with the host contract in interest-sensitive contract liabilities, at fair value. Embedded derivative assets are included on the consolidated balance sheets in reinsurance ceded receivables. The following table presents the notional amounts and gross fair value of derivative instruments prior to taking into account the netting effects of master netting agreements as of December 31, 2013 and 2012 (dollars in thousands):

	December 31, 2013			December 31, 2012
	Notional	Carrying Value/Fair Value		Notional	Carrying Value/Fair Value
	Amount	Assets	Liabilities	Amount	Assets	Liabilities
Derivatives not designated as hedging instruments:
Interest rate swaps	$1,592,943	$32,555	$21,873	$2,195,059	$123,085	$17,867
Interest rate options	240,000	2,554	—	—	—	—
Financial futures	123,780	—	—	127,877	—	—
Foreign currency forwards	79,618	—	12,772	74,400	1,017	2,105
Consumer price index swaps	59,922	—	309	85,135	1,446	—
Credit default swaps	682,700	10,438	2,156	714,000	2,228	5,922
Equity options	757,352	33,902	—	696,776	62,514	—
Synthetic guaranteed investment contracts	4,629,859	—	—	2,018,073	—	—
Embedded derivatives in:
Modified coinsurance or funds withheld arrangements	—	—	176,270	—	—	243,177
Indexed annuity products	—	—	838,670	—	—	740,256
Variable annuity products	—	—	30,055	—	—	172,105
Total non-hedging derivatives	8,166,174	79,449	1,082,105	5,911,320	190,290	1,181,432
Derivatives designated as hedging instruments:
Interest rate swaps	49,131	—	4,606	57,275	344	786
Foreign currency swaps	728,674	21,903	620	629,512	—	27,398
Total hedging derivatives	777,805	21,903	5,226	686,787	344	28,184
Total derivatives	$8,943,979	$101,352	$1,087,331	$6,598,107	$190,634	$1,209,616

Netting Arrangements
Certain of the Company’s derivatives are subject to enforceable master netting arrangements and reported as a net asset or liability in the consolidated balance sheets. The Company nets all derivatives that are subject to such arrangements.
The Company has elected to include all derivatives, except embedded derivatives, in the tables below, irrespective of whether they are subject to an enforceable master netting arrangement or a similar agreement. See Note 4 – "Investments" for information regarding the Company’s securities borrowing and repurchase/reverse repurchase programs. See “Embedded Derivatives” below for information regarding the Company’s bifurcated embedded derivatives.
The following table provides information relating to the Company’s derivative instruments as of December 31, 2013 and December 31, 2012 (dollars in thousands):

				Gross Amounts Not Offset in the Balance Sheet
	Gross Amounts Recognized	Gross Amounts Offset in the Balance Sheet	Net Amounts Presented in the Balance Sheet	Financial Instruments	Cash Collateral Pledged/ Received	Net Amount
December 31, 2013:
Derivative assets	$101,352	$(26,125)	$75,227	$(11,095)	$(51,006)	$13,126
Derivative liabilities	42,336	(26,125)	16,211	(18,081)	(8,033)	(9,903)
December 31, 2012:
Derivative assets	$190,634	$(22,426)	$168,208	$(22,458)	$(136,414)	$9,336
Derivative liabilities	54,078	(22,426)	31,652	(1,565)	(27,867)	2,220
Accounting for Derivative Instruments and Hedging Activities
The Company does not enter into derivative instruments for speculative purposes. As discussed below under “Non-qualifying Derivatives and Derivatives for Purposes Other Than Hedging,” the Company uses various derivative instruments for risk management purposes that either do not qualify or have not been qualified for hedge accounting treatment, including derivatives used to economically hedge changes in the fair value of liabilities associated with the reinsurance of variable annuities with guaranteed living benefits. As of December 31, 2013 and 2012, the Company held interest rate swaps that were designated and qualified as cash flow hedges of interest rate risk, held foreign currency swaps that were designated and qualified as hedges of a portion of its net investment in its foreign operations and had derivative instruments that were not designated as hedging instruments. See Note 2 – “Summary of Significant Accounting Policies” for a detailed discussion of the accounting treatment for derivative instruments, including embedded derivatives. Derivative instruments are carried at fair value and generally require an insignificant amount of cash at inception of the contracts.
Fair Value Hedges
During the fourth quarter of 2011 the Company removed the fair value hedge designation for certain interest rate swaps. However, prior to the fourth quarter of 2011 the Company designated and reported certain interest rate swaps that convert fixed rate investments to floating rate investments as fair value hedges when they met the requirements of the general accounting principles for Derivatives and Hedging. The gain or loss on the hedged item attributable to the hedged benchmark interest rate and the offsetting gain or loss on the related interest rate swaps for the year ended December 31, 2011 was (dollars in thousands):

Type of Fair Value Hedge	Hedged Item	Gains (Losses) Recognized for Derivatives	Gains (Losses) Recognized for Hedged Items	Ineffectiveness Recognized in Investment Related Gains (Losses)
For the year ended December 31, 2011:
Interest rate swaps	Fixed rate fixed maturities	$(785)	$1,402	$617
A regression analysis was used, both at the inception of the hedge and on an ongoing basis, to determine whether each derivative used in a hedge transaction is highly effective in offsetting changes in the hedged item. All components of each derivative’s gain or loss were included in the assessment of hedge effectiveness.
Cash Flow Hedges
The Company designates and accounts for certain interest rate swaps, in which the cash flows are denominated in different currencies, commonly referred to as cross-currency swaps, as cash flow hedges when they meet the requirements of the general accounting principles for Derivatives and Hedging.

The following table presents the components of AOCI, before income tax, and the consolidated income statement classification where the gain or loss is recognized related to cash flow hedges for the years ended December 31, 2013 and 2012 (dollars in thousands):

	2013	2012
Accumulated other comprehensive income (loss), balance beginning of year	$403	$(828)
Gains (losses) deferred in other comprehensive income (loss) on the effective portion of cash flow hedges	(3,969)	2,613
Amounts reclassified to investment income	(1,012)	(1,382)
Accumulated other comprehensive income (loss), balance end of period	$(4,578)	$403
As of December 31, 2013, the before-tax deferred net gains on derivative instruments recorded in AOCI that are expected to be reclassified to earnings during the next twelve months are $0.6 million. This expectation is based on the anticipated interest payments on hedged investments in fixed maturity securities that will occur over the next twelve months, at which time the Company will recognize the deferred net gains (losses) as an adjustment to investment income over the term of the investment cash flows. There were no hedged forecasted transactions, other than the receipt or payment of variable interest payments on existing financial instruments, for the years ended December 31, 2013 and 2012.
The following table presents the effects of derivatives in cash flow hedging relationships on the consolidated statements of income and the consolidated statements of stockholders’ equity for the years ended December 31, 2013 and 2012 (dollars in thousands):

Derivatives in Cash Flow Hedging Relationships	Amount of Gains (Losses) Deferred in AOCI on Derivatives	Amount and Location of Gains (Losses) Reclassified from AOCI into Income (Loss)		Amount and Location of Gains (Losses) Recognized in Income (Loss) on Derivatives
	(Effective Portion)	(Effective Portion)		(Ineffective Portion and Amounts Excluded from Effectiveness Testing)
		Investment Related Gains (Losses)	Investment Income	Investment Related Gains (Losses)	Investment Income
For the year ended December 31, 2013:
Interest rate swaps	$(3,969)	$—	$1,012	$6	$—
For the year ended December 31, 2012:
Interest rate swaps	$2,613	$—	$1,382	$(41)	$—

Hedges of Net Investments in Foreign Operations
The Company uses foreign currency swaps to hedge a portion of its net investment in certain foreign operations against adverse movements in exchange rates. The following table illustrates the Company’s net investments in foreign operations (“NIFO”) hedges for the years ended December 31, 2013, 2012 and 2011 (dollars in thousands):

	Derivative Gains (Losses) Deferred in AOCI
	For the year ended
Type of NIFO Hedge (1) (2)	2013	2012	2011
Foreign currency swaps	$40,347	$(20,470)	$4,858

(1)
There were no sales or substantial liquidations of net investments in foreign operations that would have required the reclassification of gains or losses from accumulated other comprehensive income (loss) into investment income during the periods presented.

(2)	There was no ineffectiveness recognized for the Company’s hedges of net investments in foreign operations.
The cumulative foreign currency translation gain (loss) recorded in AOCI related to these hedges was $23.9 million and $(16.4) million at December 31, 2013 and 2012, respectively. If a foreign operation was sold or substantially liquidated, the amounts in AOCI would be reclassified to the consolidated statements of income. A pro rata portion would be reclassified upon partial sale of a foreign operation.
Non-qualifying Derivatives and Derivatives for Purposes Other Than Hedging
The Company uses various other derivative instruments for risk management purposes that either do not qualify or have not been qualified for hedge accounting treatment, including derivatives used to economically hedge changes in the fair value of liabilities associated with the reinsurance of variable annuities with guaranteed living benefits. The gain or loss related to the change in fair value for these derivative instruments is recognized in investment related gains (losses), in the consolidated statements of income, except where otherwise noted. For the years ended December 31, 2013, 2012 and 2011, the Company recognized investment related gains (losses) of $(177.3) million, $(61.4) million and $188.6 million, respectively, related to derivatives (not including embedded derivatives) that do not qualify or have not been qualified for hedge accounting.
A summary of the effect of non-hedging derivatives, including embedded derivatives, on the Company’s consolidated statements of income for the years ended December 31, 2013, 2012 and 2011 is as follows (dollars in thousands):

		Gain (Loss) for the Years Ended December 31,
Type of Non-hedging Derivative	Income Statement Location of Gain (Loss)	2013	2012	2011
Interest rate swaps	Investment related gains (losses), net	$(84,398)	$16,028	$178,338
Interest rate options	Investment related gains (losses), net	(11,518)	—	—
Financial futures	Investment related gains (losses), net	(11,157)	(20,245)	(945)
Foreign currency forwards	Investment related gains (losses), net	(13,201)	(5,644)	1,675
CPI swaps	Investment related gains (losses), net	(1,942)	(267)	1,821
Credit default swaps	Investment related gains (losses), net	24,188	18,359	(63)
Equity options	Investment related gains (losses), net	(79,230)	(69,677)	7,818
Embedded derivatives in:
Modified coinsurance or funds withheld arrangements	Investment related gains (losses), net	70,177	115,009	(87,236)
Indexed annuity products	Policy acquisition costs and other insurance expenses	—	(630)	(24,551)
Indexed annuity products	Interest credited	(115,409)	(29,804)	(90,370)
Variable annuity products	Investment related gains (losses), net	142,050	104,613	(224,184)
Total non-hedging derivatives		$(80,440)	$127,742	$(237,697)
Types of Derivatives Used by the Company
Interest Rate Swaps
Interest rate swaps are used by the Company primarily to reduce market risks from changes in interest rates and to alter interest rate exposure arising from mismatches between assets and liabilities (duration mismatches). With an interest rate swap, the Company agrees with another party to exchange, at specified intervals, the difference between two rates, which can be either fixed-rate or floating-rate interest amounts, tied to an agreed-upon notional principal amount. These transactions are executed pursuant to master agreements that provide for a single net payment or individual gross payments at each due date.
Interest Rate Options
Interest rate options, commonly referred to as swaptions, are used by the Company primarily to hedge living benefit guarantees embedded in certain variable annuity products. A swaption, used to hedge against adverse changes in interest rates, is an option to enter into a swap with a forward starting effective date. The Company pays an upfront premium for the right to exercise this option in the future.
Financial Futures
Exchange-traded equity futures are used primarily to economically hedge liabilities embedded in certain variable annuity products. With exchange-traded equity futures transactions, the Company agrees to purchase or sell a specified number of contracts, the value of which is determined by the relevant stock indices, and to post variation margin on a daily basis in an amount equal to the difference between the daily estimated fair values of those contracts. The Company enters into exchange-traded equity futures with regulated futures commission merchants that are members of the exchange.
Equity Options
Equity index options are used by the Company primarily to hedge minimum guarantees embedded in certain variable annuity products. To hedge against adverse changes in equity indices volatility, the Company buys put options. The contracts are net settled in cash based on differentials in the indices at the time of exercise and the strike price.
Consumer Price Index Swaps
Consumer price index (“CPI”) swaps are used by the Company primarily to economically hedge liabilities embedded in certain insurance products where value is directly affected by changes in a designated benchmark consumer price index. With a CPI swap transaction, the Company agrees with another party to exchange the actual amount of inflation realized over a specified period of time for a fixed amount of inflation determined at inception. These transactions are executed pursuant to master agreements that provide for a single net payment or individual gross payments to be made by the counterparty at each due date. Most of these swaps will require a single payment to be made by one counterparty at the maturity date of the swap.
Foreign Currency Swaps
Foreign currency swaps are used by the Company to reduce the risk from fluctuations in foreign currency exchange rates associated with its assets and liabilities denominated in foreign currencies. With a foreign currency swap transaction, the Company agrees with another party to exchange, at specified intervals, the difference between one currency and another at a forward exchange rate calculated by reference to an agreed upon principal amount. The principal amount of each currency is exchanged at the termination of the currency swap by each party. The Company uses foreign currency swaps to hedge a portion of its net investment in certain foreign operations against adverse movements in exchange rates.
Foreign Currency Forwards
Foreign currency forwards are used by the Company to reduce the risk from fluctuations in foreign currency exchange rates associated with its assets and liabilities denominated in foreign currencies. With a foreign currency forward transaction, the Company agrees with another party to deliver a specified amount of an identified currency at a specified future date. The price is agreed upon at the time of the contract and payment for such a contract is made in a different currency at the specified future date.
Credit Default Swaps
The Company sells protection under single name credit default swaps and credit default swap index tranches to diversify its credit risk exposure in certain portfolios and, in combination with purchasing securities, to replicate characteristics of similar investments based on the credit quality and term of the credit default swap. Credit default triggers for indexed reference entities and single name reference entities are defined in the contracts. The Company’s maximum exposure to credit loss equals the notional value for credit default swaps. In the event of default of a referencing entity, the Company is typically required to pay the protection holder the full notional value less a recovery amount determined at auction.
The following table presents the estimated fair value, maximum amount of future payments and weighted average years to maturity of credit default swaps sold by the Company at December 31, 2013 and 2012 (dollars in thousands):

	December 31,
	2013			2012
Rating Agency Designation of Referenced Credit Obligations(1)	Estimated Fair Value of Credit Default Swaps	Maximum Amount of Future Payments under Credit Default Swaps(2)	Weighted Average Years to Maturity(3)	Estimated Fair Value of Credit Default Swaps	Maximum Amount of Future Payments under Credit Default Swaps(2)	Weighted Average Years to Maturity(3)
AAA/AA-/A+/A/A-
Single name credit default swaps	$614	$117,500	5.1	$(2,077)	$124,500	5.9
Credit default swaps referencing indices	—	—	—	—	—	—
Subtotal	614	117,500	5.1	(2,077)	124,500	5.9
BBB+/BBB/BBB-
Single name credit default swaps	656	142,200	4.9	(2,345)	135,500	5.5
Credit default swaps referencing indices	7,295	405,000	5.0	937	430,000	5.0
Subtotal	7,951	547,200	5.0	(1,408)	565,500	5.1
BB+
Single name credit default swaps	—	—	—	(222)	6,000	4.5
Credit default swaps referencing indices	—	—	—	—	—	—
Subtotal	—	—	—	(222)	6,000	4.5
Total	$8,565	$664,700	4.4	$(3,707)	$696,000	5.2

(1)	The rating agency designations are based on ratings from Standard and Poor’s (“S&P”).

(2)	Assumes the value of the referenced credit obligations is zero.

(3)	The weighted average years to maturity of the credit default swaps is calculated based on weighted average notional amounts.
The Company also purchases credit default swaps to reduce its risk against a drop in bond prices due to credit concerns of certain bond issuers. If a credit event, as defined by the contract, occurs, the Company is able to put the bond back to the counterparty at par.

Synthetic Guaranteed Investment Contracts
The Company sells fee-based synthetic guaranteed investment contracts which include investment-only, stable value contracts, to retirement plans. The assets are owned by the trustees of such plans, who invest the assets under the terms of investment guidelines agreed to with the Company. The contracts contain a guarantee of a minimum rate of return on participant balances supported by the underlying assets, and a guarantee of liquidity to meet certain participant-initiated plan cash flow requirements. These contracts are reported as derivatives, recorded at fair value and classified as interest rate derivatives.
Embedded Derivatives
The Company has certain embedded derivatives which are required to be separated from their host contracts and reported as derivatives. Host contracts include reinsurance treaties structured on a modified coinsurance or funds withheld basis. Changes in fair values of embedded derivatives on modified coinsurance or funds withheld treaties are net of an increase (decrease) in investment related gains (losses), net of $(1.6) million, $(62.7) million and $23.1 million for the years ended December 31, 2013, 2012 and 2011, respectively, associated with the Company’s own credit risk. Additionally, the Company reinsures equity-indexed annuity and variable annuity contracts with benefits that are considered embedded derivatives, including guaranteed minimum withdrawal benefits, guaranteed minimum accumulation benefits, and guaranteed minimum income benefits. Changes in fair values of embedded derivatives on variable annuity contracts are net of an increase (decrease) in investment related gains (losses), net of $(12.5) million and $16.5 million for the years ended December 31, 2013 and 2012, respectively, associated with the Company’s own credit risk. Changes in fair values of embedded derivatives on variable annuity contracts associated with the Company’s own credit risk for the year ended December 31, 2011 was not material. The changes in fair values of embedded derivatives on equity-indexed annuities described below relate to changes in the fair value associated with capital market and other related assumptions. The related gains (losses) and the effect on net income after amortization of DAC and income taxes for the years ended December 31, 2013, 2012 and 2011 are reflected in the following table (dollars in thousands):

	2013	2012	2011
Embedded derivatives in modified coinsurance or funds withheld arrangements included in investment related gains	$70,177	$115,009	$(87,236)
After the associated amortization of DAC and taxes, the related amounts included in net income	18,920	25,454	(7,599)
Embedded derivatives in variable annuity contracts included in investment related gains	142,050	104,613	(224,184)
After the associated amortization of DAC and taxes, the related amounts included in net income	70,123	6,367	(30,230)
Amounts related to embedded derivatives in equity-indexed annuities included in benefits and expenses	(115,409)	(30,434)	(114,921)
After the associated amortization of DAC and taxes, the related amounts included in net income	(106,792)	6,110	(55,915)
Credit Risk
The Company manages its credit risk related to over-the-counter ("OTC") derivatives by entering into transactions with creditworthy counterparties, maintaining collateral arrangements and through the use of master netting agreements that provide for a single net payment to be made by one counterparty to another at each due date and upon termination.
The credit exposure of the Company's OTC derivative transactions is represented by the contracts with a positive fair value (market value) at the reporting date. To reduce credit exposures, the Company seeks to (i) enter into OTC derivative transactions pursuant to master netting agreements that provide for a netting of payments and receipts with a single counterparty, and (ii) enter into agreements that allow the use of credit support annexes, which are bilateral rating-sensitive agreements that require collateral postings at established threshold levels. Certain of the Company's OTC derivatives are cleared derivatives, which are bilateral transactions between the Company and a counterparty where the transactions are cleared through a clearinghouse, such that each derivative counterparty is only exposed to the default of the clearinghouse. These cleared transactions require initial and daily variation margin collateral postings and include certain interest rate swaps and credit default swaps entered into on or after June 10, 2013, related to new guidelines implemented under the Dodd-Frank Wall Street Reform and Consumer Protection Act. Also, the Company enters into exchange-traded futures through regulated exchanges and these transactions are settled on a daily basis, thereby reducing credit risk exposure in the event of non-performance by counterparties to such financial instruments.
The Company enters into various collateral arrangements, which require both the posting and accepting of collateral in connection with its derivative instruments. Collateral agreements contain attachment thresholds that may vary depending on the posting party’s ratings. Additionally, a decline in the Company’s or the counterparty’s credit ratings to specified levels could result in potential settlement of the derivative positions under the Company’s agreements with its counterparties. The Company also has exchange-traded futures, which require the maintenance of a margin account. As exchange-traded futures are affected through regulated exchanges, and positions are marked to market on a daily basis, the Company has minimal exposure to credit-related losses in the event of nonperformance by counterparties.
The Company’s credit exposure related to derivative contracts is generally limited to the fair value at the reporting date plus or minus any collateral posted or held by the Company. Information regarding the Company’s credit exposure related to its over-the-counter derivative contracts and margin account for exchange-traded futures at December 31, 2013 and 2012 are reflected in the following table (dollars in thousands):

	December 31, 2013	December 31, 2012
Estimated fair value of derivatives in net asset position	$59,016	$136,558
Cash provided as collateral(1)	8,033	27,867
Securities pledged to counterparties as collateral(2)	18,081	1,565
Cash pledged from counterparties as collateral(3)	(51,006)	(136,414)
Securities pledged from counterparties as collateral(4)	(11,095)	(22,458)
Initial margin for cleared derivatives	(13,350)	—
Net credit exposure	$9,679	$7,118
Margin account related to exchange-traded futures(5)	$2,566	$5,605

(1)	Consists of receivable from counterparty, included in other assets.

(2)	Included in other invested assets, primarily consists of U.S. Treasury securities.

(3)	Included in cash and cash equivalents, with obligation to return cash collateral recorded in other liabilities.

(4)	Consists of U.S. Treasury securities.

(5)	Included in cash and cash equivalents.
Note 6     FAIR VALUE OF ASSETS AND LIABILITIES
Fair Value Measurement
General accounting principles for Fair Value Measurements and Disclosures define fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. These principles also establish a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value and describes three levels of inputs that may be used to measure fair value:
Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities. Active markets are defined as having the following characteristics for the measured asset/liability: (i) many transactions, (ii) current prices, (iii) price quotes not varying substantially among market makers, (iv) narrow bid/ask spreads and (v) most information publicly available. The Company’s Level 1 assets include investment securities that are traded in exchange markets.
Level 2 - Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or market standard valuation techniques and assumptions with significant inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Such observable inputs include benchmarking prices for similar assets in active, liquid markets, quoted prices in markets that are not active and observable yields and spreads in the market. The Company’s Level 2 assets and liabilities include investment securities with quoted prices that are traded less frequently than exchange-traded instruments and derivative contracts whose values are determined using market standard valuation techniques. This category primarily includes corporate securities, Canadian and Canadian provincial government securities, and residential and commercial mortgage-backed securities, among others. Level 2 valuations are generally obtained from third party pricing services for identical or comparable assets or liabilities or through the use of valuation methodologies using observable market inputs. Prices from servicers are validated through analytical reviews and assessment of current market activity.
Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the related assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using market standard valuation techniques described above. When observable inputs are not available, the market standard techniques for determining the estimated fair value of certain securities that trade infrequently, and therefore have little transparency, rely on inputs that are significant to the estimated fair value and that are not observable in the market or cannot be derived principally from or corroborated by observable market data. These unobservable inputs can be based in large part on management judgment or estimation and cannot be supported by reference to market activity. Even though unobservable, management believes these inputs are based on assumptions deemed appropriate given the circumstances and consistent with what other market participants would use when pricing similar assets and liabilities. For the Company’s invested assets, this category generally includes corporate securities (primarily private placements and bank loans), asset-backed securities (including collateralized debt obligations and those with exposure to subprime mortgages), and to a lesser extent, certain residential and commercial mortgage-backed securities, among others. Prices are determined using valuation methodologies such as discounted cash flow models and other similar techniques. Non-binding broker quotes, which are utilized when pricing service information is not available, are reviewed for reasonableness based on the Company’s understanding of the market, and are generally considered Level 3. Under certain circumstances, based on its observations of transactions in active markets, the Company may conclude the prices received from independent third party pricing services or brokers are not reasonable or reflective of market activity. In those instances, the Company would apply internally developed valuation techniques to the related assets or liabilities. Additionally, the Company’s embedded derivatives, all of which are associated with reinsurance treaties, are classified in Level 3 since their values include significant unobservable inputs.
When inputs used to measure fair value fall within different levels of the hierarchy, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurement in its entirety. For example, a Level 3 fair value measurement may include inputs that are observable (Levels 1 and 2) and unobservable (Level 3). Therefore, gains and losses for such assets and liabilities categorized within Level 3 may include changes in fair value that are attributable to both observable inputs (Levels 1 and 2) and unobservable inputs (Level 3).
Assets and Liabilities by Hierarchy Level
Assets and liabilities measured at fair value on a recurring basis as of December 31, 2013 and December 31, 2012 are summarized below (dollars in thousands):

December 31, 2013:		Fair Value Measurements Using:
	Total	Level 1	Level 2	Level 3
Assets:
Fixed maturity securities – available-for-sale:
Corporate securities	$12,110,755	$68,934	$10,696,532	$1,345,289
Canadian and Canadian provincial governments	3,381,025	—	3,381,025	—
Residential mortgage-backed securities	989,643	—	836,138	153,505
Asset-backed securities	894,832	—	422,984	471,848
Commercial mortgage-backed securities	1,388,946	—	1,287,161	101,785
U.S. government and agencies securities	501,351	396,092	64,340	40,919
State and political subdivision securities	320,820	—	277,044	43,776
Other foreign government, supranational and foreign government-sponsored enterprises	1,886,764	304,487	1,544,280	37,997
Total fixed maturity securities – available-for-sale	21,474,136	769,513	18,509,504	2,195,119
Funds withheld at interest – embedded derivatives	(176,270)	—	—	(176,270)
Cash equivalents	371,345	371,345	—	—
Short-term investments	111,572	105,649	5,923	—
Other invested assets:
Non-redeemable preferred stock	81,854	74,220	2,672	4,962
Other equity securities	323,877	323,877	—	—
Derivatives:
Interest rate swaps	9,904	—	9,904	—
Financial futures	2,554	—	2,554	—
CPI swaps	(309)	—	(309)	—
Credit default swaps	7,926	—	7,926	—
Equity options	33,869	—	33,869	—
Foreign currency swaps	21,283	—	21,283	—
FVO contractholder-directed unit-linked investments	138,892	132,643	6,249	—
Other	9,142	9,142	—	—
Total other invested assets	628,992	539,882	84,148	4,962
Total	$22,409,775	$1,786,389	$18,599,575	$2,023,811
Liabilities:
Interest sensitive contract liabilities – embedded derivatives	$868,725	$—	$—	$868,725
Other liabilities:
Derivatives:
Interest rate swaps	3,828	—	3,828	—
Foreign currency forwards	12,772	—	12,772	—
Credit default swaps	(356)	—	(356)	—
Equity options	(33)	—	(33)	—
Total	$884,936	$—	$16,211	$868,725

December 31, 2012:		Fair Value Measurements Using:
	Total	Level 1	Level 2	Level 3
Assets:
Fixed maturity securities – available-for-sale:
Corporate securities	$12,380,071	$43,544	$10,667,964	$1,668,563
Canadian and Canadian provincial governments	4,049,334	—	4,049,334	—
Residential mortgage-backed securities	1,042,064	—	948,133	93,931
Asset-backed securities	691,555	—	459,164	232,391
Commercial mortgage-backed securities	1,698,903	—	1,531,897	167,006
U.S. government and agencies securities	265,190	192,780	67,872	4,538
State and political subdivision securities	302,498	—	259,286	43,212
Other foreign government, supranational and foreign government-sponsored enterprises	1,861,999	297,025	1,536,694	28,280
Total fixed maturity securities – available-for-sale	22,291,614	533,349	19,520,344	2,237,921
Funds withheld at interest – embedded derivatives	(243,177)	—	—	(243,177)
Cash equivalents	575,864	575,864	—	—
Short-term investments	239,131	178,923	38,177	22,031
Other invested assets:
Non-redeemable preferred stock	74,841	64,268	10,573	—
Other equity securities	147,859	147,859	—	—
Derivatives:
Interest rate swaps	104,972	—	104,972	—
Foreign currency forwards	1,017	—	1,017	—
CPI swaps	1,446	—	1,446	—
Credit default swaps	(1,741)	—	(1,741)	—
Equity options	62,514	—	62,514	—
Collateral	17,002	1,323	15,679	—
Other	11,951	11,951	—	—
Total other invested assets	419,861	225,401	194,460	—
Total	$23,283,293	$1,513,537	$19,752,981	$2,016,775
Liabilities:
Interest sensitive contract liabilities – embedded derivatives	$912,361	$—	$—	$912,361
Other liabilities:
Derivatives:
Interest rate swaps	196	—	196	—
Foreign currency forwards	2,105	—	2,105	—
Credit default swaps	1,953	—	1,953	—
Foreign currency swaps	27,398	—	27,398	—
Total	$944,013	$—	$31,652	$912,361
The Company may utilize information from third parties, such as pricing services and brokers, to assist in determining the fair value for certain assets and liabilities; however, management is ultimately responsible for all fair values presented in the Company’s financial statements. This includes responsibility for monitoring the fair value process, ensuring objective and reliable valuation practices and pricing of financial instruments, and approving changes to valuation methodologies and pricing sources. The selection of the valuation technique(s) to apply considers the definition of an exit price and the nature of the asset or liability being valued and significant expertise and judgment is required.
The Company performs initial and ongoing analysis and review of the various techniques utilized in determining fair value to ensure that the valuation approaches utilized are appropriate and consistently applied, and that the various assumptions are reasonable. The Company also performs ongoing analysis and review of the information and prices received from third parties to ensure that the prices represent a reasonable estimate of the fair value and to monitor controls around pricing, which includes quantitative and qualitative analysis and is overseen by the Company’s investment and accounting personnel. Examples of procedures performed include, but are not limited to, review of pricing trends, comparison of a sample of executed prices of securities sold to the fair value estimates, comparison of fair value estimates to management’s knowledge of the current market, and ongoing confirmation that third party pricing services use, wherever possible, market-based parameters for valuation. In addition, the Company utilizes both internal and external cash flow models to analyze the reasonableness of fair values utilizing credit spread and other market assumptions, where appropriate. As a result of the analysis, if the Company determines there is a more appropriate fair value based upon the available market data, the price received from the third party is adjusted accordingly. The Company also determines if the inputs used in estimated fair values received from pricing services are observable by assessing whether these inputs can be corroborated by observable market data.
The fair value of embedded derivative liabilities, including those calculated by third parties, are monitored through the use of attribution reports to quantify the effect of underlying sources of fair value change, including capital market inputs based on policyholder account values, interest rates and short-term and long-term implied volatilities, from period to period. Actuarial assumptions are based on experience studies performed internally in combination with available industry information and are reviewed on a periodic basis, at least annually.
For assets and liabilities reported at fair value, the Company utilizes when available, fair values based on quoted prices in active markets that are regularly and readily obtainable. Generally, these are very liquid investments and the valuation does not require management judgment. When quoted prices in active markets are not available, fair value is based on market valuation techniques, market comparable pricing and the income approach. The use of different techniques, assumptions and inputs may have a material effect on the estimated fair values of the Company’s securities holdings. For the quarters ended December 31, 2013 and 2012, the application of market standard valuation techniques applied to similar assets and liabilities has been consistent.
The methods and assumptions the Company uses to estimate the fair value of assets and liabilities measured at fair value on a recurring basis are summarized below.
Fixed Maturity Securities – The fair values of the Company’s publicly-traded fixed maturity securities are generally based on prices obtained from independent pricing services. Prices from pricing services are sourced from multiple vendors, and a vendor hierarchy is maintained by asset type based on historical pricing experience and vendor expertise. The Company generally receives prices from multiple pricing services for each security, but ultimately uses the price from the pricing service highest in the vendor hierarchy based on the respective asset type. To validate reasonableness, prices are periodically reviewed as explained above. Consistent with the fair value hierarchy described above, securities with validated quotes from pricing services are generally reflected within Level 2, as they are primarily based on observable pricing for similar assets and/or other market observable inputs. If the pricing information received from third party pricing services is not reflective of market activity or other inputs observable in the market, the Company may challenge the price through a formal process with the pricing service.
If the Company ultimately concludes that pricing information received from the independent pricing service is not reflective of market activity, non-binding broker quotes are used, if available. If the Company concludes the values from both pricing services and brokers are not reflective of market activity, it may override the information from the pricing service or broker with an internally developed valuation; however, this occurs infrequently. Internally developed valuations or non-binding broker quotes are also used to determine fair value in circumstances where vendor pricing is not available. These estimates may use significant unobservable inputs, which reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset. Circumstances where observable market data are not available may include events such as market illiquidity and credit events related to the security. Pricing service overrides, internally developed valuations and non-binding broker quotes are generally based on significant unobservable inputs and are reflected as Level 3 in the valuation hierarchy.
The inputs used in the valuation of corporate and government securities include, but are not limited to standard market observable inputs which are derived from, or corroborated by, market observable data including market yield curve, duration, call provisions, observable prices and spreads for similar publicly traded or privately traded issues that incorporate the credit quality and industry sector of the issuer. For structured securities, valuation is based primarily on matrix pricing or other similar techniques using standard market inputs including spreads for actively traded securities, spreads off benchmark yields, expected prepayment speeds and volumes, current and forecasted loss severity, rating, weighted average coupon, weighted average maturity, average delinquency rates, geographic region, debt-service coverage ratios and issuance-specific information including, but not limited to: collateral type, payment terms of the underlying assets, payment priority within the tranche, structure of the security, deal performance and vintage of loans.
When observable inputs are not available, the market standard valuation techniques for determining the estimated fair value of certain types of securities that trade infrequently, and therefore have little or no price transparency, rely on inputs that are significant to the estimated fair value that are not observable in the market or cannot be derived principally from or corroborated by observable market data. These unobservable inputs can be based in large part on management judgment or estimation, and cannot be supported by reference to market activity. Even though unobservable, these inputs are based on assumptions deemed appropriate given the circumstances and are believed to be consistent with what other market participants would use when pricing such securities.
The fair values of private placement securities are primarily determined using a discounted cash flow model. In certain cases these models primarily use observable inputs with a discount rate based upon the average of spread surveys collected from private market intermediaries who are active in both primary and secondary transactions, taking into account, among other factors, the credit quality and industry sector of the issuer and the reduced liquidity associated with private placements. Generally, these securities have been reflected within Level 3. For certain private fixed maturities, the discounted cash flow model may also incorporate significant unobservable inputs, which reflect the Company’s own assumptions about the inputs market participants would use in pricing the security. To the extent management determines that such unobservable inputs are not significant to the price of a security, a Level 2 classification is made. Otherwise, a Level 3 classification is used.
Embedded Derivatives – For embedded derivative liabilities associated with the underlying products in reinsurance treaties, primarily equity-indexed and variable annuity treaties, the Company utilizes a discounted cash flow model, which includes an estimate of future equity option purchases and an adjustment for the Company’s own credit risk. The variable annuity embedded derivative calculations are performed by third parties based on methodology and input assumptions provided by the Company. To validate the reasonableness of the resulting fair value, the Company’s internal actuaries perform reviews and analytical procedures on the results. The capital market inputs to the model, such as equity indexes, short-term equity volatility and interest rates, are generally observable. The valuation also requires certain significant inputs, which are generally not observable and accordingly, the valuation is considered Level 3 in the fair value hierarchy, see “Level 3 Measurements and Transfers” below for a description.
The fair value of embedded derivatives associated with funds withheld reinsurance treaties is determined based upon a total return swap technique with reference to the fair value of the investments held by the ceding company that support the Company’s funds withheld at interest asset with an adjustment for the Company’s own credit risk. The fair value of the underlying assets is generally based on market observable inputs using industry standard valuation techniques. The valuation also requires certain significant inputs, which are generally not observable and accordingly, the valuation is considered Level 3 in the fair value hierarchy, see “Level 3 Measurements and Transfers” below for a description.
Company’s Own Credit Risk – The Company uses a structural default risk model to estimate its own credit risk. The input assumptions are a combination of externally derived and published values (default threshold and uncertainty), market inputs (interest rate, Company equity price per share, Company debt per share, Company equity price volatility) and insurance industry data (Loss Given Default), adjusted for market recoverability.
Cash Equivalents and Short-Term Investments – Cash equivalents and short-term investments include money market instruments, commercial paper and other highly liquid debt instruments. Money market instruments are generally valued using unadjusted quoted prices in active markets that are accessible for identical assets and are primarily classified as Level 1. The fair value of certain other short-term investments, such as floating rate notes and bonds with original maturities less than twelve months, are based upon other market observable data and are typically classified as Level 2. However, certain short-term investments may incorporate significant unobservable inputs resulting in a Level 3 classification. Various time deposits carried as cash equivalents or short-term investments are not measured at estimated fair value and therefore are excluded from the tables presented.
Equity Securities – Equity securities consist principally of exchange-traded funds and preferred stock of publicly and privately traded companies. The fair values of publicly traded equity securities are primarily based on quoted market prices in active markets and are classified within Level 1 in the fair value hierarchy. The fair values of preferred equity securities, for which quoted market prices are not readily available, are based on prices obtained from independent pricing services and these securities are generally classified within Level 2 in the fair value hierarchy. Non-binding broker quotes for equity securities are generally based on significant unobservable inputs and are reflected as Level 3 in the fair value hierarchy.
FVO Contractholder-Directed Unit-Linked Investments – FVO contractholder-directed investments supporting unit-linked variable annuity type liabilities primarily consist of exchange-traded funds and, to a lesser extent, fixed maturity securities and cash and cash equivalents. The fair values of the exchange-traded securities are primarily based on quoted market prices in active markets and are classified within Level 1 of the hierarchy. The fair value of the fixed maturity contractholder-directed securities is determined on a basis consistent with the methodologies described above for fixed maturity securities and are classified within Level 2 of the hierarchy.
Derivative Assets and Derivative Liabilities – All of the derivative instruments utilized by the Company are classified within Level 2 on the fair value hierarchy. These derivatives are principally valued using an income approach. Valuations of interest rate contracts are based on present value techniques, which utilize significant inputs that may include the swap yield curve, LIBOR basis curves, and repurchase rates. Valuations of foreign currency contracts are based on present value techniques, which utilize significant inputs that may include the swap yield curve, LIBOR basis curves, currency spot rates, and cross currency basis curves. Valuations of credit contracts, non-option-based, are based on present value techniques, which utilize significant inputs that may include the swap yield curve, credit curves, and recovery rates. Valuations of equity market contracts, non-option-based, are based on present value techniques, which utilize significant inputs that may include the swap yield curve, spot equity index levels, and dividend yield curves. Valuations of equity market contracts, option-based, are based on option pricing models, which utilize significant inputs that may include the swap yield curve, spot equity index levels, dividend yield curves, and equity volatility. The Company does not currently have derivatives included in Level 3 measurement.
Level 3 Measurements and Transfers
As of December 31, 2013 and December 31, 2012, respectively, the Company classified approximately 10.2% and 10.0% of its fixed maturity securities in the Level 3 category. These securities primarily consist of private placement corporate securities and bank loans with inactive trading markets. Additionally, the Company has included asset-backed securities with subprime exposure and mortgage-backed securities with below investment grade ratings in the Level 3 category due to market uncertainty associated with these securities and the Company’s utilization of unobservable information from third parties for the valuation of these securities.
The significant unobservable inputs used in the fair value measurement of the Company’s corporate, sovereign, government-backed, and other political subdivision investments are probability of default, liquidity premium and subordination premium. Significant increases (decreases) in any of those inputs in isolation would result in a significantly lower (higher) fair value measurement. Generally, a change in the assumption used for the probability of default is accompanied by a directionally similar change in the assumptions used for the liquidity premium and subordination premium. For securities with a fair value derived using the market comparable pricing valuation technique, liquidity premium is the only significant unobservable input.
The significant unobservable inputs used in the fair value measurement of the Company’s asset and mortgage-backed securities are prepayment rates, probability of default, liquidity premium and loss severity in the event of default. Significant increases (decreases) in any of those inputs in isolation would result in a significantly lower (higher) fair value measurement. Generally, a change in the assumption used for the probability of default is accompanied by a directionally similar change in the assumption used for the liquidity premium and loss severity and a directionally opposite change in the assumption used for prepayment rates.
The actuarial assumptions used in the fair value of embedded derivatives which include assumptions related to lapses, withdrawals, and mortality, are based on experience studies performed by the Company in combination with available industry information and are reviewed on a periodic basis, at least annually. The significant unobservable inputs used in the fair value measurement of embedded derivatives are assumptions associated with policyholder experience and selected capital market assumptions for equity-indexed and variable annuities. The selected capital market assumptions, which include long-term implied volatilities, are projections based on short-term historical information. Changes in interest rates, equity indices, equity volatility, the Company’s own credit risk, and actuarial assumptions regarding policyholder experience may result in significant fluctuations in the value of embedded derivatives.
Fair value measurements associated with funds withheld reinsurance treaties are generally not materially sensitive to changes in unobservable inputs associated with policyholder experience. The primary drivers of change in these fair values are related to movements of credit spreads, which are generally observable. Increases (decreases) in market credit spreads tend to decrease (increase) the fair value of embedded derivatives. Increases (decreases) in the own credit assumption tend to decrease (increase) the magnitude of the fair value of embedded derivatives.
Fair value measurements associated with variable annuity treaties are sensitive to both capital markets inputs and policyholder experience inputs. Increases (decreases) in lapse rates tend to decrease (increase) the value of the embedded derivatives associated with variable annuity treaties. Increases (decreases) in the long-term volatility assumption tend to increase (decrease) the fair value of embedded derivatives. Increases (decreases) in the own credit assumption tend to decrease (increase) the magnitude of the fair value of embedded derivatives.
The following table presents quantitative information about significant unobservable inputs used in Level 3 fair value measurements that are developed by the Company, which does not include unobservable Level 3 asset and liability measurements provided by third parties, as of December 31, 2013 and 2012 (dollars in thousands):

December 31, 2013:		Valuation	Unobservable	Range
	Fair Value	Technique(s)	Input	(Weighted Average)
Assets:
State and political subdivision securities	$29,024	Market comparable securities	Liquidity premium	1%
Corporate securities	312,887	Market comparable securities	Liquidity premium	0-2% (1%)
U.S. Government and agencies securities	37,539	Market comparable securities	Liquidity premium	0-1% (1%)
Funds withheld at interest- embedded derivatives	(176,270)	Total return swap	Mortality	0-100% (2%)
			Lapse	0-35% (7%)
			Withdrawal	0-5% (3%)
			Own Credit	0-1% (1%)
			Crediting rate	2-4% (3%)

Liabilities:
Interest sensitive contract liabilities- embedded derivatives- indexed annuities	838,670	Discounted cash flow	Mortality	0-100% (2%)
			Lapse	0-35% (7%)
			Withdrawal	0-5% (3%)
			Option budget projection	2-4% (3%)
Interest sensitive contract liabilities- embedded derivatives- variable annuities	30,055	Discounted cash flow	Mortality	0-100% (2%)
			Lapse	0-25% (6%)
			Withdrawal	0-7% (3%)
			Own Credit	0-1% (1%)
			Long-term volatility	0-27% (10%)

December 31, 2012:		Valuation	Unobservable	Range
	Fair Value	Technique(s)	Input	(Weighted Average)
Assets:
State and political subdivision securities	$5,451	Market comparable securities	Liquidity premium	1%
Corporate securities	450,177	Market comparable securities	Liquidity premium	0-2% (1%)
Short-term investments	22,031	Market comparable securities	Liquidity premium	1%
Funds withheld at interest- embedded derivatives	(243,177)	Total return swap	Mortality	0-100% (1%)
			Lapse	0-35% (6%)
			Withdrawal	0-5% (3%)
			Own Credit	0-1% (1%)
			Crediting rate	2-4% (3%)

Liabilities:
Interest sensitive contract liabilities- embedded derivatives- indexed annuities	740,256	Discounted cash flow	Mortality	0-100% (1%)
			Lapse	0-35% (6%)
			Withdrawal	0-5% (3%)
			Option budget projection	2-4% (3%)
Interest sensitive contract liabilities- embedded derivatives- variable annuities	172,105	Discounted cash flow	Mortality	0-100% (2%)
			Lapse	0-25% (5%)
			Withdrawal	0-7% (3%)
			Own Credit	0-1% (1%)
			Long-term volatility	0-27% (14%)
The Company recognizes transfers of financial instruments into and out of levels within the fair value hierarchy at the beginning of the quarter in which the actual event or change in circumstances that caused the transfer occurs. Financial instruments transferred into Level 3 are due to a lack of observable market transactions and price information. Financial instruments are transferred out of Level 3 when circumstances change such that significant inputs can be corroborated with market observable data. This may be due to a significant increase in market activity for the financial instrument, a specific event, or one or more significant input(s) becoming observable. Transfers out of Level 3 were primarily the result of the Company using observable pricing information or a third party pricing quotation that appropriately reflects the fair value of those financial instruments, without the need for adjustment based on the Company’s own assumptions regarding the characteristics of a specific financial instrument or the current liquidity in the market. In addition, certain transfers out of Level 3 were also due to increased observations of market transactions and price information for those financial instruments.
Transfers from Level 1 to Level 2 are due to the lack of observable market data when pricing these securities, while transfers from Level 2 to Level 1 are due to an increase in the availability of market observable data in an active market. The following tables present the transfers between Level 1 and Level 2 during the years ended December 31, 2013 and 2012 (dollars in thousands):

	Twelve months ended December 31,
	2013		2012
	Transfers from Level 1 to Level 2	Transfers from Level 2 to Level 1	Transfers from Level 1 to Level 2	Transfers from Level 2 to Level 1
Fixed maturity securities - available-for-sale:
Corporate securities	$—	$30,599	$14,773	$4
U.S. government and agencies securities	—	—	—	11,152
State and political subdivision securities	—	—	12,794	—
Other foreign government, supranational and foreign government-sponsored enterprises	—	—	3,222	—
Total fixed maturity securities	—	30,599	30,789	11,156
Non-redeemable preferred stock	—	—	9,646	11,068
Total	$—	$30,599	$40,435	$22,224

The tables below provide a summary of the changes in fair value of Level 3 assets and liabilities for the year ended December 31, 2013, as well as the portion of gains or losses included in income for the year ended December 31, 2013 attributable to unrealized gains or losses related to those assets and liabilities still held at December 31, 2013 (dollars in thousands):

For the year ended December 31, 2013:	Fixed maturity securities - available-for-sale
	Corporate securities	Residential mortgage-backed securities	Asset-backed securities	Commercial mortgage-backed securities	U.S. Government and agencies securities	State and political subdivision securities
Balance January 1, 2013	$1,668,563	$93,931	$232,391	$167,006	$4,538	$43,212
Total gains/losses (realized/unrealized)
Included in earnings, net:
Investment income, net of related expenses	(8,194)	19	6,430	1,917	(156)	36
Investment related gains (losses), net	(1,078)	(294)	(1,131)	(16,704)	(175)	(16)
Claims & other policy benefits	—	—	—	—	—	—
Interest credited	—	—	—	—	—	—
Policy acquisition costs and other insurance expenses	—	—	—	—	—	—
Included in other comprehensive income	(44,299)	821	17,150	36,731	(639)	222
Purchases(1)	331,439	73,563	264,804	19,420	128	—
Sales(1)	(271,402)	(7,146)	(26,005)	(83,974)	—	—
Settlements(1)	(285,586)	(26,661)	(20,872)	(7,970)	(2,633)	(657)
Transfers into Level 3	33,776	24,727	9,031	4,081	44,394	979
Transfers out of Level 3	(77,930)	(5,455)	(9,950)	(18,722)	(4,538)	—
Balance December 31, 2013	$1,345,289	$153,505	$471,848	$101,785	$40,919	$43,776
Unrealized gains and losses recorded in earnings for the period relating to those Level 3 assets and liabilities that were still held at the end of the period
Included in earnings, net:
Investment income, net of related expenses	$(7,885)	$47	$6,425	$1,741	$(156)	$36
Investment related gains (losses), net	(202)	—	—	(10,243)	—	—
Claims & other policy benefits	—	—	—	—	—	—
Interest credited	—	—	—	—	—	—
Policy acquisition costs and other insurance expenses	—	—	—	—	—	—

For the year ended December 31, 2013 (continued):	Fixed maturity securities - available-for-sale
	Other foreign government, supranational and foreign government-sponsored enterprises	Funds withheld at interest-embedded derivative	Short-term investments	Other invested assets - non- redeemable preferred stock	Interest sensitive contract liabilities embedded derivative
Balance January 1, 2013	$28,280	$(243,177)	$22,031	$—	$(912,361)
Total gains/losses (realized/unrealized)
Included in earnings, net:
Investment income, net of related expenses	(305)	—	(4)	—	—
Investment related gains (losses), net	—	66,907	—	—	142,050
Claims & other policy benefits	—	—	—	—	—
Interest credited	—	—	—	—	(115,409)
Policy acquisition costs and other insurance expenses	—	—	—	—	—
Included in other comprehensive income	(1,570)	—	(27)	323	—
Purchases(1)	—	—	—	—	(57,391)
Sales(1)	—	—	—	—	—
Settlements(1)	(295)	—	(22,000)	—	74,386
Transfers into Level 3	11,887	—	—	4,639	—
Transfers out of Level 3	—	—	—	—	—
Balance December 31, 2013	$37,997	$(176,270)	$—	$4,962	$(868,725)
Unrealized gains and losses recorded in earnings for the period relating to those Level 3 assets and liabilities that were still held at the end of the period
Included in earnings, net:
Investment income, net of related expenses	$(305)	$—	$(4)	$—	$—
Investment related gains (losses), net	—	66,907	—	—	138,683
Claims & other policy benefits	—	—	—	—	—
Interest credited	—	—	—	—	(189,794)
Policy acquisition costs and other insurance expenses	—	—	—	—	—

(1)
The amount reported within purchases, sales and settlements is the purchase price (for purchases) and the sales/settlement proceeds (for sales and settlements) based upon the actual date purchased or sold/settled. Items purchased and sold/settled in the same period are excluded from the rollforward. The Company had no issuances during the period.

The tables below provide a summary of the changes in fair value of Level 3 assets and liabilities for the year ended December 31, 2012, as well as the portion of gains or losses included in income for the year ended December 31, 2012 attributable to unrealized gains or losses related to those assets and liabilities still held at December 31, 2012 (dollars in thousands).

For the year ended December 31, 2012:	Fixed maturity securities - available-for-sale
	Corporate securities	Residential mortgage-backed securities	Asset-backed securities	Commercial mortgage-backed securities	U.S. Government and agencies securities	State and political subdivision securities
Balance January 1, 2012	$974,169	$81,655	$193,492	$115,976	$—	$10,373
Total gains/losses (realized/unrealized)
Included in earnings, net:
Investment income, net of related expenses	(6,839)	431	1,214	2,032	(89)	14
Investment related gains (losses), net	(2,884)	(311)	(516)	(9,503)	—	(16)
Claims & other policy benefits	—	—	—	—	—	—
Interest credited	—	—	—	—	—	—
Policy acquisition costs and other insurance expenses	—	—	—	—	—	—
Included in other comprehensive income	34,488	2,863	21,463	24,663	(12)	4,491
Purchases(1)	853,848	77,781	111,567	31,699	4,639	—
Sales(1)	(60,224)	(48,828)	(13,140)	(14,060)	—	—
Settlements(1)	(144,667)	(8,541)	(16,235)	(813)	—	(413)
Transfers into Level 3	65,283	19,632	11,832	64,116	—	37,588
Transfers out of Level 3	(44,611)	(30,751)	(77,286)	(47,104)	—	(8,825)
Balance December 31, 2012	$1,668,563	$93,931	$232,391	$167,006	$4,538	$43,212
Unrealized gains and losses recorded in earnings for the period relating to those Level 3 assets and liabilities that were still held at the end of the period
Included in earnings, net:
Investment income, net of related expenses	$(6,852)	$295	$1,156	$2,032	$(89)	$14
Investment related gains (losses), net	(1,329)	(269)	(849)	(14,163)	—	—
Claims & other policy benefits	—	—	—	—	—	—
Interest credited	—	—	—	—	—	—
Policy acquisition costs and other insurance expenses	—	—	—	—	—	—

For the year ended December 31, 2012 (continued):	Fixed maturity securities - available-for-sale
	Other foreign government, supranational and foreign government-sponsored enterprises	Funds withheld at interest-embedded derivative	Short-term investments	Other invested assets - other equity securities	Reinsurance ceded receivable - embedded derivative	Interest sensitive contract liabilities embedded derivative
Balance January 1, 2012	$—	$(361,456)	$—	$11,489	$4,945	$(1,028,241)
Total gains/losses (realized/unrealized)
Included in earnings, net:
Investment income, net of related expenses	(44)	—	(11)	—	—	—
Investment related gains (losses), net	—	118,279	—	1,098	—	104,613
Claims & other policy benefits	—	—	—	—	—	770
Interest credited	—	—	—	—	—	(31,552)
Policy acquisition costs and other insurance expenses	—	—	—	—	(449)	—
Included in other comprehensive income	(139)	—	28	843	—	—
Purchases(1)	28,463	—	22,014	108	—	(63,934)
Sales(1)	—	—	—	(3,788)	—	—
Settlements(1)	—	—	—	—	(4,496)	105,983
Transfers into Level 3	—	—	—	—	—	—
Transfers out of Level 3	—	—	—	(9,750)	—	—
Balance December 31, 2012	$28,280	$(243,177)	$22,031	$—	$—	$(912,361)
Unrealized gains and losses recorded in earnings for the period relating to those Level 3 assets and liabilities that were still held at the end of the period
Included in earnings, net:
Investment income, net of related expenses	$(44)	$—	$(11)	$—	$—	$—
Investment related gains (losses), net	—	118,279	—	(183)	—	97,216
Claims & other policy benefits	—	—	—	—	—	56
Interest credited	—	—	—	—	—	(129,828)
Policy acquisition costs and other insurance expenses	—	—	—	—	(33)	—

(1)
The amount reported within purchases, sales and settlements is the purchase price (for purchases) and the sales/settlement proceeds (for sales and settlements) based upon the actual date purchased or sold/settled. Items purchased and sold/settled in the same period are excluded from the rollforward. The Company had no issuances during the period.

The tables below provide a summary of the changes in fair value of Level 3 assets and liabilities for the year ended December 31, 2011, as well as the portion of gains or losses included in income for the year ended December 31, 2011 attributable to unrealized gains or losses related to those assets and liabilities still held at December 31, 2011 (dollars in thousands).

For the year ended December 31, 2011:	Fixed maturity securities - available-for-sale
	Corporate securities	Residential mortgage-backed securities	Asset-backed securities	Commercial mortgage-backed securities	State and political subdivision securities	Other foreign government, supranational and foreign government - sponsored enterprises
Balance January 1, 2011	$872,179	$183,291	$228,558	$147,556	$6,983	$6,736
Total gains/losses (realized/unrealized)
Included in earnings, net:
Investment income, net of related expenses	218	836	1,686	2,321	361	2
Investment related gains (losses), net	1,863	(2,032)	(10,236)	(12,354)	(15)	—
Claims & other policy benefits	—	—	—	—	—	—
Interest credited	—	—	—	—	—	—
Policy acquisition costs and other insurance expenses	—	—	—	—	—	—
Included in other comprehensive income	21,011	4,580	3,902	8,060	3,390	4
Purchases(1)	305,401	6,478	65,467	7,683	2,334	—
Sales(1)	(48,653)	(21,178)	(27,844)	—	—	—
Settlements(1)	(125,797)	(16,672)	(24,092)	(3,548)	(88)	—
Transfers into Level 3	80,302	30,159	45,984	76,955	48,469	20
Transfers out of Level 3	(132,333)	(103,807)	(89,933)	(110,697)	(51,061)	(6,762)
Balance December 31, 2011	$974,191	$81,655	$193,492	$115,976	$10,373	$—
Unrealized gains and losses recorded in earnings for the period relating to those Level 3 assets and liabilities that were still held at the end of the period
Included in earnings, net:
Investment income, net of related expenses	$162	$816	$1,595	$2,307	$361	$—
Investment related gains (losses), net	(1,223)	(594)	(5,058)	(12,366)	—	—
Claims & other policy benefits	—	—	—	—	—	—
Interest credited	—	—	—	—	—	—
Policy acquisition costs and other insurance expenses	—	—	—	—	—	—

For the year ended December 31, 2011 (continued):	Funds withheld at interest- embedded derivative	Other invested assets- non- redeemable preferred stock	Other invested assets- other equity securities	Reinsurance ceded receivable- embedded derivative	Interest sensitive contract liabilities embedded derivative
Balance January 1, 2011	$(274,220)	$420	$16,416	$75,431	$(721,485)
Total gains/losses (realized/unrealized)
Included in earnings, net:
Investment income, net of related expenses	—	—	—	—	—
Investment related gains (losses), net	(87,236)	—	3,504	—	(224,184)
Claims & other policy benefits	—	—	—	—	(2,230)
Interest credited	—	—	—	—	(88,255)
Policy acquisition costs and other insurance expenses	—	—	—	9,421	—
Included in other comprehensive income	—	—	(4,663)	—	—
Purchases(1)	—	—	797	6,201	(71,505)
Sales(1)	—	(420)	(4,565)	—	—
Settlements(1)	—	—	—	(86,108)	79,418
Transfers into Level 3	—	—	—	—	—
Transfers out of Level 3	—	—	—	—	—
Balance December 31, 2011	$(361,456)	$—	$11,489	$4,945	$(1,028,241)
Unrealized gains and losses recorded in earnings for the period relating to those Level 3 assets and liabilities that were still held at the end of the period
Included in earnings, net:
Investment income, net of related expenses	$—	$—	$—	$—	$—
Investment related gains (losses), net	(87,236)	—	—	—	(228,910)
Claims & other policy benefits	—	—	—	—	(2,346)
Interest credited	—	—	—	—	(167,673)
Policy acquisition costs and other insurance expenses	—	—	—	18,589	—

(1)
The amount reported within purchases, sales and settlements is the purchase price (for purchases) and the sales/settlement proceeds (for sales and settlements) based upon the actual date purchased or sold/settled. Items purchased and sold/settled in the same period are excluded from the rollforward. The Company had no issuances during the period.

Nonrecurring Fair Value Measurements
The following table presents information for assets measured at estimated fair value on a nonrecurring basis during the periods presented; that is, they are not measured at fair value on a recurring basis but are subject to fair value adjustments only in certain circumstances (for example, when there is evidence of impairment). The estimated fair values for these assets were determined using significant unobservable inputs (Level 3).

	Years Ended December 31,
	2013			2012
	Carrying Value Prior to Measurement	Estimated Fair Value After Measurement	Net Investment Gains (Losses)	Carrying Value Prior to Measurement	Estimated Fair Value After Measurement	Net Investment Gains (Losses)
Mortgage loans(1)	$9,620	$10,330	$710	$24,295	$20,480	$(3,815)
Limited partnership interests(2)	11,615	8,952	(2,663)	25,191	16,944	(8,247)
Real estate investments(3)	12,672	10,508	(2,164)	6,593	4,500	(2,093)

(1)
Mortgage loans — The impaired mortgage loans presented above were written down to their estimated fair values at the date the impairments were recognized and are reported as losses above. Subsequent improvements in estimated fair value on previously impaired loans recorded through a reduction in the previously established valuation allowance are reported as gains above. Nonrecurring fair value adjustments on mortgage loans are based on the fair value of underlying collateral or discounted cash flows.

(2)
Limited partnership interests — The impaired limited partnership interests presented above were accounted for using the cost method. Impairments on these cost method investments were recognized at estimated fair value determined using the net asset values of the Company’s ownership interest as provided in the financial statements of the investees. The market for these investments has limited activity and price transparency.

(3)
Real estate investments — The impaired real estate investments presented above were written down to their estimated fair value at the date of impairment and are reported as losses above. The impairments were based on third-party appraisal values obtained and reviewed by the Company.

Fair Value of Financial Instruments
The Company is required by general accounting principles for Fair Value Measurements and Disclosures to disclose the fair value of certain financial instruments including those that are not carried at fair value. The following table presents the carrying amounts and estimated fair values of the Company’s financial instruments, which were not measured at fair value on a recurring basis, at December 31, 2013 and December 31, 2012 (dollars in thousands):

		Estimated Fair	Fair Value Measurement Using:
December 31, 2013	Carrying Value	Value	Level 1	Level 2	Level 3
Assets:
Mortgage loans on real estate	$2,486,680	$2,489,721	$—	$—	$2,489,721
Policy loans	1,244,469	1,244,469	—	1,244,469	—
Funds withheld at interest(1)	5,948,374	6,207,342	—	—	6,207,342
Cash and cash equivalents(2)	552,302	552,302	552,302	—	—
Short-term investments(2)	27,823	27,823	27,823	—	—
Other invested assets(2)	491,545	534,442	5,070	33,886	495,486
Accrued investment income	267,908	267,908	—	267,908	—
Liabilities:
Interest-sensitive contract liabilities(1)	$10,228,120	$9,989,514	$—	$—	$9,989,514
Long-term debt	2,214,350	2,333,023	—	—	2,333,023
Collateral finance facility	484,752	374,984	—	—	374,984

December 31, 2012
Assets:
Mortgage loans on real estate	$2,300,587	$2,426,688	$—	$—	$2,426,688
Policy loans	1,278,175	1,278,175	—	1,278,175	—
Funds withheld at interest(1)	5,837,359	6,362,324	—	—	6,362,324
Cash and cash equivalents(2)	684,028	684,028	684,028	—	—
Short-term investments(2)	48,951	48,951	48,951	—	—
Other invested assets(2)	596,336	626,358	—	32,250	594,108
Accrued investment income	201,344	201,344	—	201,344	—
Liabilities:
Interest-sensitive contract liabilities(1)	$11,566,962	$11,926,339	$—	$—	$11,926,339
Long-term debt	1,815,253	2,014,062	—	—	2,014,062
Collateral finance facility	652,010	456,050	—	—	456,050

(1)
Carrying values presented herein differ from those presented in the consolidated balance sheets because certain items within the respective financial statement caption are embedded derivatives and are measured at fair value on a recurring basis.

(2)
Carrying values presented herein differ from those presented in the consolidated balance sheets because certain items within the respective financial statement caption are measured at fair value on a recurring basis.

Mortgage Loans on Real Estate – The fair value of mortgage loans on real estate is estimated by discounting cash flows, both principal and interest, using current interest rates for mortgage loans with similar credit ratings and similar remaining maturities. As such, inputs include current treasury yields and spreads, which are based on the credit rating and average life of the loan, corresponding to the market spreads. The valuation of mortgage loans on real estate is considered Level 3 in the fair value hierarchy.
Policy Loans – Policy loans typically carry an interest rate that is adjusted annually based on an observable market index and therefore carrying value approximates fair value. The valuation of policy loans is considered Level 2 in the fair value hierarchy.
Funds Withheld at Interest – The carrying value of funds withheld at interest approximates fair value except where the funds withheld are specifically identified in the agreement. When funds withheld are specifically identified in the agreement, the fair value is based on the fair value of the underlying assets which are held by the ceding company. Ceding companies use a variety of sources and pricing methodologies, which are not transparent to the Company and may include significant unobservable inputs, to value the securities that are held in distinct portfolios, therefore the valuation of these funds withheld assets are considered Level 3 in the fair value hierarchy.
Cash and Cash Equivalents and Short-term Investments – The carrying values of cash and cash equivalents and short-term investments approximates fair values due to the short-term maturities of these instruments and are considered Level 1 in the fair value hierarchy.

Other Invested Assets – This primarily includes limited partnership interests accounted for using the cost method, structured loans, FHLB common stock and cash collateral. The fair value of limited partnerships and other investments accounted for using the cost method is determined using the net asset values of the Company’s ownership interest as provided in the financial statements of the investees. The valuation of these investments is considered Level 3 in the fair value hierarchy due to the limited activity and price transparency inherent in the market for such investments. The fair value of structured loans is estimated based on a discounted cash flow analysis using discount rates applicable to each structured loan, this is considered Level 3 in the fair value hierarchy. The fair value of the Company’s common stock investment in the Federal Home Loan Bank of Des Moines is considered to be the carrying value and it is considered Level 2 in the fair value hierarchy. The fair value of the Company's cash collateral is considered to be the carrying value and considered to be Level 1 in the fair value hierarchy.
Accrued Investment Income – The carrying value for accrued investment income approximates fair value as there are no adjustments made to the carrying value. This is considered Level 2 in the fair value hierarchy.
Interest-Sensitive Contract Liabilities – The carrying and fair values of interest-sensitive contract liabilities reflected in the table above exclude contracts with significant mortality risk. The fair value of the Company’s interest-sensitive contract liabilities utilizes a market standard technique with both capital market inputs and policyholder behavior assumptions, as well as cash values adjusted for recapture fees. The capital market inputs to the model, such as interest rates, are generally observable. Policyholder behavior assumptions are generally not observable and may require use of significant management judgment. The valuation of interest-sensitive contract liabilities is considered Level 3 in the fair value hierarchy.
Long-term Debt and Collateral Finance Facility – The fair value of the Company’s long-term debt and collateral finance facility is generally estimated by discounting future cash flows using market rates currently available for debt with similar remaining maturities and reflecting the credit risk of the Company, including inputs when available, from actively traded debt of the Company or other companies with similar credit quality. The valuation of long-term debt and collateral finance facility are generally obtained from brokers and are considered Level 3 in the fair value hierarchy.
Note 7   REINSURANCE
The Company generally reports retrocession activity on a gross basis. Amounts paid or deemed to have been paid for reinsurance are reflected in reinsurance ceded receivables. The cost of reinsurance related to long-duration contracts is recognized over the terms of the reinsured policies on a basis consistent with the reporting of those policies.
Retrocession reinsurance treaties do not relieve the Company from its obligations to direct writing companies. Failure of retrocessionaires to honor their obligations could result in losses to the Company. Consequently, allowances would be established for amounts deemed uncollectible. At December 31, 2013 and 2012, no allowances were deemed necessary. The Company regularly evaluates the financial condition of the insurance companies from which it assumes and to which it cedes reinsurance.
In the normal course of business, the Company seeks to limit its exposure to loss on any single insured and to recover a portion of benefits paid by ceding reinsurance to other insurance enterprises or reinsurers under excess coverage and coinsurance contracts. In the individual life markets, the Company retains a maximum of $8.0 million of coverage per individual life. Claims in excess of this retention amount are retroceded to retrocessionaires; however, the Company remains fully liable to the ceding company for the entire amount of risk it assumes. In certain limited situations the Company has retained more than $8.0 million per individual policy. The Company enters into agreements with other reinsurers to mitigate the residual risk related to the over-retained policies. Additionally, due to some lower face amount reinsurance coverages provided by the Company in addition to individual life, such as group life, disability and health, under certain circumstances, the Company could potentially incur net claims totaling more than $8.0 million per individual life.
Retrocessions are arranged through the Company’s retrocession pools for amounts in excess of the Company’s retention limit. As of December 31, 2013 and 2012, all rated retrocession pool participants followed by the A.M. Best Company were rated “A- (excellent)” or better except one pool member that was rated “B++ (good)” in 2012. The Company verifies retrocession pool participants’ ratings on a quarterly basis. For a majority of the retrocessionaires that were not rated, security in the form of letters of credit or trust assets has been given as additional security. In addition, the Company performs annual financial reviews of its retrocessionaires to evaluate financial stability and performance. In addition to its third party retrocessionaires, various RGA reinsurance subsidiaries retrocede amounts in excess of their retention to RGA Reinsurance, Parkway Re, RGA Barbados, RGA Americas, Rockwood Re, Manor Reinsurance, Ltd. (“Manor Re”), RGA Worldwide or RGA Atlantic.
At December 31, 2013, the Company had $594.5 million of ceded reinsurance receivables, of which $359.2 million, or 60.4%, were with the Company’s four largest ceded reinsurers. Included in the December 31, 2013 total ceded reinsurance receivables balance were $134.1 million of claims recoverable, of which $4.2 million were in excess of 90 days past due. At December 31, 2012, the Company had $620.9 million of ceded reinsurance receivables, of which $367.5 million, or 59.2%, were with the Company’s four largest ceded reinsurers. Included in the December 31, 2012 total ceded reinsurance receivables balance were $156.0 million of claims recoverable, of which $10.4 million were in excess of 90 days past due.

The effect of reinsurance on net premiums is as follows (dollars in thousands):

Years ended December 31,	2013	2012	2011
Direct	$5,224	$3,784	$2,590
Reinsurance assumed	8,568,222	8,228,811	7,701,594
Reinsurance ceded	(319,419)	(325,999)	(368,497)
Net premiums	$8,254,027	$7,906,596	$7,335,687
The effect of reinsurance on claims and other policy benefits as follows (dollars in thousands):

Years ended December 31,	2013	2012	2011
Direct	$8,078	$3,694	$4,179
Reinsurance assumed	7,515,524	6,912,942	6,472,041
Reinsurance ceded	(219,270)	(250,637)	(251,037)
Net claims and other policy benefits	$7,304,332	$6,665,999	$6,225,183
The effect of reinsurance on life insurance in force is shown in the following schedule (dollars in millions):

Life Insurance In Force:	Direct	Assumed	Ceded	Net	Assumed/Net %
December 31, 2013	$77	$2,889,804	$36,830	$2,853,051	101.3%
December 31, 2012	76	2,927,573	38,048	2,889,601	101.3
December 31, 2011	76	2,664,353	39,987	2,624,442	101.5
At December 31, 2013 and 2012, respectively, the Company provided approximately $6.8 billion and $6.3 billion of financial reinsurance, as measured by pre-tax statutory surplus, risk based capital and other financial reinsurance structures, to other insurance companies under financial reinsurance transactions to assist ceding companies in meeting applicable regulatory requirements. Generally, such financial reinsurance is provided by the Company committing cash or assuming insurance liabilities, which are collateralized by future profits on the reinsured business. The Company earns a fee based on the amount of net outstanding financial reinsurance.
Reinsurance agreements, whether facultative or automatic, may provide for recapture rights on the part of the ceding company. Recapture rights permit the ceding company to reassume all or a portion of the risk formerly ceded to the reinsurer after an agreed-upon period of time, generally 10 years, or in some cases due to changes in the financial condition or ratings of the reinsurer. Recapture of business previously ceded does not affect premiums ceded prior to the recapture of such business, but would reduce premiums in subsequent periods. Additionally, some treaties give the ceding company the right to request the Company to place assets in trust for their benefit to support their reserve credits, in the event of a downgrade of the Company’s ratings to specified levels, generally non-investment grade levels, or if minimum levels of financial condition are not maintained. As of December 31, 2013 and 2012, these treaties had approximately$1,552.3 million and $1,522.1 million, respectively, in statutory reserves. Assets placed in trust continue to be owned by the Company, but their use is restricted based on the terms of the trust agreement. Securities with an amortized cost of $2,124.7 million and $2,140.7 million were held in trust to satisfy collateral requirements for reinsurance business for the benefit of certain RGA subsidiaries at December 31, 2013 and 2012, respectively. In addition, the Company’s collateral finance facility has asset in trust requirements. See Note 14 – “Collateral Finance Facility” for additional information. Securities with an amortized cost of $7,842.9 million and $7,549.0 million, as of December 31, 2013 and 2012, respectively, were held in trust to satisfy collateral requirements under certain third-party reinsurance treaties. Under certain conditions, RGA may be obligated to move reinsurance from one RGA subsidiary company to another or make payments under the treaty. These conditions include change in control or ratings of the subsidiary, insolvency, nonperformance under a treaty, or loss of reinsurance license of such subsidiary.

Note 8   DEFERRED POLICY ACQUISITION COSTS
The following reflects the amounts of policy acquisition costs deferred and amortized (dollars in thousands):

As of December 31,	2013	2012
Deferred policy acquisition costs:
Assumed	$3,573,054	$3,677,804
Retroceded	(55,258)	(58,530)
Net	$3,517,796	$3,619,274

Years ended December 31,	2013	2012	2011
Balance, beginning of year	$3,619,274	$3,543,925	$3,314,715
Capitalized
Assumed	862,767	1,081,599	947,014
Retroceded	(8,604)	(11,814)	(13,411)
Amortized (including interest):
Assumed	(826,539)	(975,844)	(820,084)
Allocated to change in value of embedded derivatives	(98,141)	(42,183)	114,877
Retroceded	11,877	14,970	14,084
Attributed to unrealized investment gains (losses)	16,181	(14,938)	(7,448)
Foreign currency changes	(59,019)	23,559	(5,822)
Balance, end of year	$3,517,796	$3,619,274	$3,543,925
Some reinsurance agreements involve reimbursing the ceding company for allowances and commissions in excess of first-year premiums. These amounts represent acquisition costs and are capitalized to the extent deemed recoverable from the future premiums and amortized against future profits of the business. This type of agreement presents a risk to the extent that the business lapses faster than originally anticipated, resulting in future profits being insufficient to recover the Company’s investment.
Note 9   INCOME TAX
Pre-tax income for the years ended December 31, 2013, 2012 and 2011 consists of the following (dollars in thousands):

	2013	2012	2011
Pre-tax income - U.S.	$473,223	$644,219	$400,278
Pre-tax income - foreign	162,031	275,004	363,293
Total pre-tax income	$635,254	$919,223	$763,571
The provision for income tax expense for the years ended December 31, 2013, 2012 and 2011 consists of the following (dollars in thousands):

	2013	2012	2011
Current income tax expense (benefit):
U.S.	$(48,831)	$52,378	$(1,606)
Foreign	34,470	36,840	50,138
Total current	(14,361)	89,218	48,532
Deferred income tax expense (benefit):
U.S.	226,771	183,929	155,896
Foreign	4,007	14,183	13,098
Total deferred	230,778	198,112	168,994
Total provision for income taxes	$216,417	$287,330	$217,526

Provision for income tax expense differed from the amounts computed by applying the U.S. federal income tax statutory rate of 35% to pre-tax income as a result of the following for the years ended December 31, 2013, 2012 and 2011 (dollars in thousands):

	2013	2012	2011
Tax provision at U.S. statutory rate	$222,339	$321,728	$267,250
Increase (decrease) in income taxes resulting from:
Foreign tax rate differing from U.S. tax rate	(8,032)	(14,705)	(9,681)
Differences in tax basis in foreign jurisdictions	(26,484)	(21,086)	(11,584)
Deferred tax valuation allowance	26,507	635	4,147
Amounts related to tax audit contingencies	9,034	2,260	5,562
Corporate rate changes - Canada	(414)	1,374	(40,593)
Corporate rate changes - other	(1,184)	(1,070)	(1,933)
Subpart F	8,255	13,571	9,340
Foreign tax credits	(1,786)	(7,808)	(3,546)
Return to provision adjustments	(12,465)	(7,351)	(1,863)
Other, net	647	(218)	427
Total provision for income taxes	$216,417	$287,330	$217,526
Effective tax rate	34.1%	31.3%	28.5%
The American Taxpayer Relief Act of 2012 (the “Act”) was signed into law on January 2, 2013. The Act retroactively restored several expired business tax provisions, including the active financing exception. Because a change in tax law is reflected in operations in the period of enactment, the retroactive effect of the Act on the Company’s U.S. federal taxes for 2012 of a benefit of $1.0 million was recognized in 2013.
In 2011, the Company recognized an income tax benefit associated with previously enacted reductions in federal statutory tax rates and adjustments to various provincial statutory tax rates in Canada. This 2007 tax rate change enactment included phased in effective dates through 2012. These adjustments in tax rates should have been recognized beginning in 2007, when the Canadian tax legislation was enacted. The Company recorded a cumulative tax benefit adjustment of $30.7 million in 2011 in “Provision for income taxes” to correct the deferred tax liabilities that were not properly recorded. If the impact of the tax rates had been recorded in the prior years, the Company estimates that it would have recognized approximately $3.0 million, $6.0 million, $9.0 million and $12.0 million of tax benefit in the years ended 2007, 2008, 2009 and 2010, respectively.
Total income taxes for the years ended December 31, 2013, 2012 and 2011 were as follows (dollars in thousands):

	2013	2012	2011
Provision for income taxes	$216,417	$287,330	$217,526
Income tax from OCI and additional paid-in-capital:
Net unrealized holding gain (loss) on debt and equity securities recognized for financial reporting purposes	(467,454)	246,682	275,975
Exercise of stock options	(3,125)	(2,902)	(4,934)
Foreign currency translation	12,330	(921)	1,579
Unrealized pension and post retirement	7,640	(2,779)	(8,581)
Total income taxes provided	$(234,192)	$527,410	$481,565

The tax effects of temporary differences that give rise to significant portions of the deferred income tax asset and liabilities at December 31, 2013 and 2012, are presented in the following tables (dollars in thousands):

	2013	2012
Deferred income tax assets:
Nondeductible accruals	$106,587	$77,116
Differences between tax and financial reporting amounts concerning certain reinsurance transactions	59,942	17,054
Differences in the tax basis of cash and invested assets	2,106	—
Investment income differences	108,462	109,275
Deferred acquisition costs capitalized for tax	90,187	91,886
Net operating loss carryforward	252,192	159,821
Differences in foreign currency translation	—	621
Capital loss and tax credit carryforwards	2,356	23,595
Subtotal	621,832	479,368
Valuation allowance	(102,228)	(10,100)
Total deferred income tax assets	519,604	469,268
Deferred income tax liabilities:
Deferred acquisition costs capitalized for financial reporting	1,066,351	1,082,394
Differences between tax and financial reporting amounts concerning certain reinsurance transactions	906,197	637,002
Differences in the tax basis of cash and invested assets	310,332	832,940
Investment income differences	12,959	12,719
Differences in foreign currency translation	19,704	—
Total deferred income tax liabilities	2,315,543	2,565,055
Net deferred income tax liabilities	$1,795,939	$2,095,787
Balance sheet presentation of net deferred income tax liabilities:
Included in other assets	$41,638	$24,714
Included in deferred income taxes	1,837,577	2,120,501
Net deferred income tax liabilities	$1,795,939	$2,095,787
As of December 31, 2013, a valuation allowance for deferred tax assets of approximately $102.2 million was provided on the total deferred tax assets of RGA Holdings Limited, RGA Technology Partners, Inc. ("RTP") Canadian Branch, RTP UK Branch, RGA International German Branch, RGA International Netherlands Branch, RGA International Poland Branch, Leidsche Verzekering Maatschappij N.V., RGA Reinsurance Company New Zealand Branch, RGA Reinsurance Company of Australia New Zealand Branch, RGA Capital Limited (U.K.), a portion of RGA Reinsurance Company of Australia's deferred tax assets and on RGA's deferred tax asset related to share expense for foreign entities. As of December 31, 2012 a valuation allowance for deferred tax assets of approximately $10.1 million was provided on the total deferred tax assets of RGA Holdings Limited, RTP Canadian Branch, RTP UK Branch, RGA International German Branch, RGA International Netherlands Branch, RGA International Poland Branch, and on RGA's deferred tax asset related to share expense for foreign entities. Of the total valuation allowance, $25.9 million if released will not result in a benefit to operations because the branches are taxed in multiple countries. Any dual tax is reduced through a foreign tax credit and dual loss utilization is prohibited by the dual consolidated loss rules. The Company utilizes valuation allowances when it believes, based on the weight of the available evidence, that it is more likely than not that the deferred income taxes will not be realized.
The earnings of substantially all of the Company’s foreign subsidiaries have been indefinitely reinvested in foreign operations. A provision of $4.2 million has been made for U.S. taxes on repatriation. No other provision has been made for U.S. tax or foreign withholding taxes that may be applicable upon any repatriation or sale. The determination of the unrecognized deferred tax liability for temporary differences related to investments in the Company’s foreign subsidiaries is not practicable. At December 31, 2013 and 2012, the financial reporting basis in excess of the tax basis for which no deferred taxes have been recognized was approximately $1,154.4 million and $663.9 million, respectively.
During 2013, 2012 and 2011, the Company received federal and foreign income tax refunds of approximately $2.6 million, $16.2 million and $11.1 million, respectively. The Company made cash income tax payments of approximately $113.4 million, $113.2 million and $140.1 million in 2013, 2012 and 2011, respectively. At December 31, 2013 and 2012, the Company recognized gross deferred tax assets associated with net operating losses of approximately $916.4 million and $555.4 million, respectively, $419.2 million of which will begin to expire in 2025. The remaining net operating losses have either a valuation allowance or indefinite carryforward periods. However, these net operating losses, other than the net operating losses for which there is a valuation allowance, are expected to be utilized in the normal course of business during the period allowed for carryforwards and in any event, are not expected to be lost, due to the application of tax planning strategies that management would utilize.

The Company files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. The Company is under continuous examination by the Internal Revenue Service and is subject to audit by taxing authorities in other foreign jurisdictions in which the Company has significant business operations. The income tax years under examination vary by jurisdiction. With a few exceptions, the Company is no longer subject to U.S. federal, state and foreign tax examinations by tax authorities for years prior to 2006.
As of December 31, 2013, the Company’s total amount of unrecognized tax benefits was $279.8 million and the total amount of unrecognized tax benefits that would affect the effective tax rate, if recognized, was $40.0 million. Management believes there will be no material impact to the Company’s effective tax rate related to unrecognized tax benefits over the next 12 months.
A reconciliation of the beginning and ending amount of unrecognized tax benefits for the years ended December 31, 2013, 2012 and 2011, is as follows (dollars in thousands):

	Total Unrecognized Tax Benefits
	2013	2012	2011
Beginning balance, January 1	$245,636	$194,260	$182,354
Additions for tax positions of prior years	41,228	47,438	7,968
Reductions for tax positions of prior years	(10,401)	—	—
Additions for tax positions of current year	3,338	3,938	3,938
Ending balance, December 31	$279,801	$245,636	$194,260
The Company recognized interest expense associated with uncertain tax positions in 2013, 2012 and 2011 of $7.6 million , $9.9 million and $7.1 million, respectively. As of December 31, 2013 and 2012, the Company had $57.3 million and $49.6 million, respectively, of accrued interest related to unrecognized tax benefits.
Note 10   EMPLOYEE BENEFIT PLANS
Certain subsidiaries of the Company are sponsors or administrators of both qualified and non-qualified defined benefit pension plans (“Pension Plans”). The largest of these plans is a non-contributory qualified defined benefit pension plan sponsored by RGA Reinsurance that covers U.S. employees. The benefits under the Pension Plans are generally based on years of service and compensation levels.
The Company also provides certain health care and life insurance benefits for retired employees. The health care benefits are provided through a self-insured welfare benefit plan. Employees become eligible for these benefits if they meet minimum age and service requirements. The retiree’s cost for health care benefits varies depending upon the credited years of service. The Company recorded benefits expense of approximately $4.1 million, $3.6 million, and $2.5 million in 2013, 2012 and 2011, respectively that are related to these postretirement plans. Virtually all retirees, or their beneficiaries, contribute a portion of the total cost of postretirement health benefits. Prepaid benefit costs and accrued benefit liabilities are included in other assets and other liabilities, respectively, in the Company’s consolidated balance sheets.
A December 31 measurement date is used for all of the defined benefit and postretirement plans. The status of these plans as of December 31, 2013 and 2012 is summarized below (dollars in thousands):

	December 31,
	Pension Benefits		Other Benefits
	2013	2012	2013	2012
Change in benefit obligation:
Benefit obligation at beginning of year	$112,759	$93,101	$33,953	$28,854
Service cost	8,023	7,531	1,881	1,641
Interest Cost	4,072	4,072	1,353	1,246
Participant contributions	—	—	128	122
Actuarial (gains) losses	(8,957)	13,270	(5,949)	2,341
Benefits paid	(3,347)	(5,776)	(607)	(251)
Foreign currency rate change effect	(1,355)	561	—	—
Benefit obligation at end of year	$111,195	$112,759	$30,759	$33,953

	December 31,
	Pension Benefits		Other Benefits
	2013	2012	2013	2012
Change in plan assets:
Fair value of plan assets at beginning of year	$49,516	$41,300	$—	$—
Actual return on plan assets	6,027	5,449	—	—
Employer contributions	7,363	8,543	479	129
Participant contributions	—	—	128	122
Benefits paid and expenses	(3,347)	(5,776)	(607)	(251)
Administrative expense	—	—	—	—
Fair value of plan assets at end of year	$59,559	$49,516	$—	$—
Funded status at end of year	$(51,636)	$(63,243)	$(30,759)	$(33,953)

	December 31,
	Qualified Plans		Non-Qualified Plans(1)		Total
	2013	2012	2013	2012	2013	2012
Aggregate fair value of plan assets	$59,559	$49,516	$—	$—	$59,559	$49,516
Aggregate projected benefit obligations	63,502	62,397	47,693	50,362	111,195	112,759
Under funded	$(3,943)	$(12,881)	$(47,693)	$(50,362)	$(51,636)	$(63,243)

(1)	For non-qualified plans, there are no required funding levels.

	December 31,
	Pension Benefits		Other Benefits
	2013	2012	2013	2012
Amounts recognized in accumulated other comprehensive income:
Net actuarial loss	$22,507	$37,314	$8,655	$15,472
Net prior service cost	1,981	2,506	—	—
Total	$24,488	$39,820	$8,655	$15,472

The following table presents information for qualified and non-qualified pension plans with a projected benefit obligation in excess of plan assets as of December 31, 2013 and 2012 (dollars in thousands):

	2013	2012
Projected benefit obligation	$111,195	$112,759
Fair value of plan assets	59,559	49,516

The accumulated benefit obligations for all defined benefit pension plans were $107.7 million and $106.8 million at December 31, 2013 and 2012, respectively. The following table presents information for pension plans with an accumulated benefit obligation in excess of plan assets as of December 31, 2013 and 2012 (dollars in thousands):

	2013	2012
Accumulated benefit obligation	$107,722	$106,845
Fair value of plan assets	59,559	49,516

The components of net periodic benefit cost and other changes in plan assets and benefit obligations recognized in other comprehensive income were as follows (dollars in thousands):

	Pension Benefits			Other Benefits
	2013	2012	2011	2013	2012	2011
Net periodic benefit cost:
Service cost	$8,023	$7,531	$5,985	$1,881	$1,641	$1,116
Interest cost	4,072	4,072	3,916	1,353	1,246	1,035
Expected return on plan assets	(3,734)	(3,066)	(2,937)	—	—	—
Amortization of prior actuarial losses	3,270	3,439	980	868	743	353
Amortization of prior service cost	373	376	399	—	—	—
Settlements	—	841	—	—	—	—
Net periodic benefit cost	12,004	13,193	8,343	4,102	3,630	2,504
Other changes in plan assets and benefit obligations recognized in other comprehensive income:
Net actuarial (gains) losses	(11,250)	10,888	18,561	(5,949)	2,341	8,348
Prior service cost	—	—	—	—	—	—
Amortization of actuarial (gains) losses	(3,270)	(3,439)	(980)	(868)	(743)	(353)
Amortization of prior service cost (credit)	(373)	(376)	(399)	—	—	—
Settlements	—	(841)	—	—	—	—
Foreign exchange translations and other adjustments	(439)	219	(196)	—	—	—
Total recognized in other comprehensive income	(15,332)	6,451	16,986	(6,817)	1,598	7,995
Total recognized in net periodic benefit cost and other comprehensive income	$(3,328)	$19,644	$25,329	$(2,715)	$5,228	$10,499

The Company expects to contribute to the plans $5.7 million in pension benefits and $0.4 million in other benefits during 2014.
The following benefit payments, which reflect expected future service as appropriate, are expected to be paid (dollars in thousands):

	Pension Benefits	Other Benefits
2014	$5,730	$431
2015	5,860	502
2016	8,500	594
2017	7,148	685
2018	7,936	776
2019-2023	47,544	5,388
The estimated net loss and prior service cost for the defined benefit pension plans and post-retirement plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year are $1.7 million and $0.4 million, respectively.
Assumptions
Weighted average assumptions used to determine the accumulated benefit obligation and net benefit cost or income for the year ended December 31:

	Pension Benefits			Other Benefits
	2013	2012	2011	2013	2012	2011
Discount rate used to determine benefit obligation	4.45%	3.80%	4.48%	5.05%	4.15%	4.50%
Discount rate used to determine net benefit cost or income	3.83%	4.12%	5.22%	4.15%	4.50%	5.40%
Expected long-term rate of return on plan assets	7.35%	7.75%	7.75%	—%	—%	—%
Rate of compensation increases	4.21%	4.20%	4.20%	—%	—%	—%
The expected rate of return on plan assets is based on anticipated performance of the various asset sectors in which the plan invests, weighted by target allocation percentages. Anticipated future performance is based on long-term historical returns of the plan assets by sector, adjusted for the long-term expectations on the performance of the markets. While the precise expected return derived using this approach may fluctuate from year to year, the policy is to hold this long-term assumption constant as long as it remains within reasonable tolerance from the derived rate. This process is consistent for all plan assets as all the assets are invested in mutual funds.
The assumed health care cost trend rates used in measuring the accumulated non-pension post-retirement benefit obligation were as follows:

	December 31,
	2013	2012
Pre-Medicare eligible claims	9% down to 5% in 2017	9% down to 5% in 2016
Medicare eligible claims	9% down to 5% in 2017	9% down to 5% in 2015
Assumed health care cost trend rates may have a significant effect on the amounts reported for health care plans. A one-percentage point change in assumed health care cost trend rates would have the following effects (dollars in thousands):

	One Percent Increase	One Percent Decrease
Effect on total of service and interest cost components	$869	$(648)
Effect on accumulated postretirement benefit obligation	$6,813	$(5,228)
Plan Assets
Target allocations of assets are determined with the objective of maximizing returns and minimizing volatility of net assets through adequate asset diversification and partial liability immunization. Adjustments are made to target allocations based on the Company’s assessment of the effect of economic factors and market conditions. The target allocations for plan assets are 60% equity securities and 40% debt securities as of December 31, 2013 and 2012. The Company’s plan assets are primarily invested in mutual funds. The mutual funds include holdings of S&P 500 securities, large-cap securities, mid-cap securities, small-cap securities, international securities, corporate debt securities, U.S. and other government securities, mortgage-related securities and cash.
Equity and debt securities are exposed to various risks, such as interest rate risk, credit risk, and overall market volatility. Due to the level of risk associated with certain investment securities, changes in the values of investment securities will occur and any change would affect the amounts reported in the financial statements.
The fair values of the Company’s pension plan assets as of December 31, 2013 and 2012 are summarized below (dollars in thousands):

	December 31, 2013
		Fair Value Measurement Using:
	Total	Level 1	Level 2	Level 3
Mutual Funds(1)	$59,485	$59,485	$—	$—
Cash	74	74	—	—
Total	$59,559	$59,559	$—	$—

(1)	Mutual funds were invested 33% in U.S. equity funds, 26% in U.S. fixed income funds, 25% in non-U.S. equity funds and 16% in other.

	December 31, 2012
		Fair Value Measurement Using:
	Total	Level 1	Level 2	Level 3
Mutual Funds(2)	$49,456	$49,456	$—	$—
Cash	60	60	—	—
Total	$49,516	$49,516	$—	$—

(2)	Mutual funds were invested 42% in U.S. equity funds, 39% in U.S. fixed income funds, 16% in non-U.S. equity funds and 3% in other.
As of December 31, 2013 and 2012, the Company classified all of its pension plan assets in the Level 1 category as quoted prices in active markets are available for these assets. See Note 6 – “Fair Value of Asset and Liabilities” for additional detail on the fair value hierarchy.
Savings and Investment Plans
Certain subsidiaries of RGA also sponsor saving and investment plans under which a portion of employee contributions are matched. Subsidiary contributions to these plans, which are partially tied to RGA’s financial results, were $7.3 million, $6.4 million and $5.1 million in 2013, 2012 and 2011, respectively.

Note 11    FINANCIAL CONDITION AND NET INCOME ON A STATUTORY BASIS – SIGNIFICANT SUBSIDIARIES
The domestic and foreign insurance subsidiaries of RGA prepare their statutory financial statements in conformity with statutory accounting practices prescribed or permitted by the applicable state insurance department or local regulatory authority, which vary materially from statements prepared in accordance with GAAP. Prescribed statutory accounting practices in the U.S. include publications of the National Association of Insurance Commissioners (“NAIC”), as well as state laws, local regulations and general administrative rules. The differences between statutory financial statements and financial statements prepared in accordance with GAAP vary between jurisdictions. The principal differences between GAAP and NAIC are that statutory financial statements do not reflect deferred policy acquisition costs and limit deferred tax assets, life benefit reserves predominately use interest rate and mortality assumptions prescribed by the NAIC and local regulatory agencies, bonds are generally carried at amortized cost and reinsurance assets and liabilities are presented net of reinsurance.
Statutory net income, and capital and surplus of the Company’s insurance subsidiaries, determined in accordance with statutory accounting practices prescribed by the applicable state insurance department or local regulatory authority are as follows (dollars in thousands):

	Statutory Capital & Surplus		Statutory Net Income (Loss)
	2013	2012	2013	2012	2011
RGA Reinsurance (U.S.)	$1,550,070	$1,644,589	$115,814	$3,497	$129,717
RCM (U.S.)	1,633,356	1,692,200	109,084	58,549	37,142
RGA Canada	767,108	725,738	89,428	95,861	102,229
RGA Barbados	716,116	596,388	70,941	81,942	149,015
RGA Australia	406,437	437,055	(36,548)	37,180	47,211
RGA Atlantic	379,889	449,769	(27,159)	91,898	70,160
RGA Americas	261,404	330,064	50,833	59,531	65,283
Other reinsurance subsidiaries	1,004,479	818,759	255,418	(428,049)	(439,625)
Each U.S. domestic insurance subsidiary’s state of domicile imposes minimum risk-based capital (“RBC”) requirements that were developed by the NAIC. The formulas for determining the amount of RBC specify various weighting factors that are applied to financial balances or various levels of activity based on the perceived degree of risk. Regulatory compliance is determined by a ratio of total adjusted capital, as defined by the NAIC, to authorized control level RBC, as defined by the NAIC. Companies below specific trigger points or ratios are classified within certain levels, each of which requires specified corrective action. Each of RGA’s U.S. domestic insurance subsidiaries exceeded the minimum RBC requirements for all periods presented herein. These requirements do not represent a significant constraint for the payment of dividends by RGA’s U.S. domestic insurance companies.
The licensing orders of the Company’s special purpose companies stipulate a minimum amount of capital required based on the purpose of the entity and the underlying business. These companies are subject to enhanced oversight by the regulator which includes filing detailed plans of operations before commencing operations or making material changes to existing agreements or entering into new agreements. Each of the Company’s Special Purpose Life Reinsurance Captives (“SPLRC”) exceeded the minimum capital requirements for all periods presented herein, except for Timberlake Re in 2012. See Note 14 – “Collateral Finance Facility” for additional information.
The Company’s foreign insurance subsidiaries prepare financial statements in accordance with local regulatory requirements. The regulatory authorities in these foreign jurisdictions establish some form of minimum regulatory capital and surplus requirements. All of the Company’s foreign insurance subsidiaries have regulatory capital and surplus that exceed the local minimum requirements. These requirements do not represent a significant constraint for the payment of dividends by the Company’s foreign insurance companies.
The state of domicile of certain of the Company’s SPLRCs follow prescribed accounting practices differing from NAIC statutory accounting practices (“NAIC SAP”) applicable to their statutory financial statements. Specifically, these prescribed practices require that surplus note interest accrued but not approved for payment be reported as a direct reduction of surplus and an addition to the surplus note balance. Under NAIC SAP, surplus note interest is not to be reported until approved for payment and is reported as a reduction of net investment income in the Summary of Operations. In addition, these prescribed practices allow the SPLRC to reflect letters of credit issued for its benefit as an admitted asset and a direct credit to unassigned surplus. Under NAIC SAP, letters of credit issued on behalf of the reporting company are not reported on the balance sheet.

A reconciliation of the Company’s surplus between NAIC SAP and practices prescribed by the state of domicile is shown below (dollars in thousands):

	December 31,
	2013	2012
Prescribed practice – surplus note	$343,780	$230,291
Prescribed practice – letters of credit	(436,300)	(488,000)
Surplus (deficit) – NAIC SAP	$(92,520)	$(257,709)
RCM and RGA Reinsurance are subject to Missouri statutory provisions that restrict the payment of dividends. They may not pay dividends in any 12-month period in excess of the greater of the prior year’s statutory operating income or 10% of capital and surplus at the preceding year-end, without regulatory approval. The applicable statutory provisions only permit an insurer to pay a shareholder dividend from unassigned surplus. Any dividends paid by RGA Reinsurance would be paid to RCM, its parent company, which in turn has restrictions related to its ability to pay dividends to RGA. The assets of RCM consist primarily of its investment in RGA Reinsurance. As of January 1, 2014, RCM and RGA Reinsurance could pay maximum dividends, without prior approval, of approximately $145.9 million and $155.0 million, respectively. The Missouri Department of Insurance, Financial Institution and Professional Registration, allows RCM to pay a dividend to RGA to the extent RCM received the dividend from RGA Reinsurance, without limitation related to the level of unassigned surplus. Dividend payments by other subsidiaries are subject to regulations in the jurisdiction of domicile.
There are no regulatory restrictions that limit the payment of dividends by RGA, except those generally applicable to Missouri corporations. Dividends are payable by Missouri corporations only under the circumstances specified in The General and Business Corporation Law of Missouri. RGA would not be permitted to pay common stock dividends if there is any accrued and unpaid interest on its 6.20% Subordinated Debentures due 2042 and its 6.75% Junior Subordinated Debentures due 2065. Furthermore, the ability of RGA to pay dividends is dependent on business conditions, income, cash requirements of the Company, receipt of dividends from its subsidiaries, financial covenant provisions and other relevant factors.
Note 12    COMMITMENTS AND CONTINGENT LIABILITIES
At December 31, 2013, the Company’s commitments to fund investments were $239.5 million in limited partnerships, $4.6 million in commercial mortgage loans, $22.0 million in private placements and $37.0 million in bank loans, including revolving credit agreements. At December 31, 2012, the Company’s commitments to fund investments were $176.7 million in limited partnerships, $22.2 million in commercial mortgage loans and $68.5 million in bank loans, including revolving credit agreements. The Company anticipates that the majority of its current commitments will be invested over the next five years; however, these commitments could become due any time at the request of the counterparties. Investments in limited partnerships and private placements are carried at cost or reported using the equity method and included in other invested assets in the consolidated balance sheets. Bank loans are carried at fair value and included in fixed maturities available-for-sale.
The Company is subject to litigation in the normal course of its business. The Company currently has no material litigation. A legal reserve is established when the Company is notified of an arbitration demand or litigation or is notified that an arbitration demand or litigation is imminent, it is probable that the Company will incur a loss as a result and the amount of the probable loss is reasonably capable of being estimated.
The Company has obtained bank letters of credit in favor of various affiliated and unaffiliated insurance companies from which the Company assumes business. These letters of credit represent guarantees of performance under the reinsurance agreements and allow ceding companies to take statutory reserve credits. Certain of these letters of credit contain financial covenant restrictions. At December 31, 2013 and 2012, there were approximately $210.3 million and $45.4 million, respectively, of undrawn outstanding bank letters of credit in favor of third parties. Additionally, the Company utilizes letters of credit primarily to secure reserve credits when it retrocedes business to its subsidiaries, including Parkway Re, Rockwood Reinsurance Company (“Rockwood Re”), Timberlake Financial, RGA Americas, RGA Barbados and RGA Atlantic. The Company cedes business to its affiliates to help reduce the amount of regulatory capital required in certain jurisdictions such as the U.S. and the United Kingdom. As of December 31, 2013 and 2012, $995.5 million and $763.5 million, respectively, in undrawn letters of credit from various banks were outstanding, primarily backing reinsurance between the various subsidiaries of the Company. The banks providing letters of credit to the Company are included on the NAIC list of approved banks.

The Company maintains seven credit facilities, a syndicated revolving credit facility with a capacity of $850.0 million and six letter of credit facilities with a combined capacity of $880.9 million. The Company may borrow cash and obtain letters of credit in multiple currencies under its syndicated revolving credit facility. The following table provides additional information on the Company’s credit facilities as of December 31, 2013 and 2012 (dollars in millions):

		Amount Utilized(1) December 31,
Facility Capacity	Maturity Date	2013	2012	Basis of Fees
$850.0	December 2015	$67.6	$402.9	Senior unsecured long-term debt rating
200.0	September 2019	200.0	200.0	Fixed
120.0	May 2016	85.1	100.0	Fixed
270.0	November 2017	270.0	—	Fixed
100.0	June 2017	89.4	—	Fixed
58.4	November 2014	58.4	—	Fixed
132.5	March 2019	132.5	—	Fixed

(1)	Represents issued but undrawn letters of credit. There was no cash borrowed for the periods presented.
Fees associated with the Company’s other letters of credit are not fixed for periods in excess of one year and are based on the Company’s ratings and the general availability of these instruments in the marketplace. Total fees expensed associated with the Company’s letters of credit were $9.8 million, $7.3 million and $4.9 million for the years ended December 31, 2013, 2012 and 2011, respectively, and are included in policy acquisition costs and other insurance expenses.
RGA has issued guarantees to third parties on behalf of its subsidiaries for the payment of amounts due under certain reinsurance treaties, securities borrowing arrangements, financing arrangements and office lease obligations, whereby if a subsidiary fails to meet an obligation, RGA or one of its other subsidiaries will make a payment to fulfill the obligation. In limited circumstances, treaty guarantees are granted to ceding companies in order to provide them additional security, particularly in cases where RGA’s subsidiary is relatively new, unrated, or not of a significant size, relative to the ceding company. Liabilities supported by the treaty guarantees, before consideration for any legally offsetting amounts due from the guaranteed party, totaled $826.9 million and $686.0 million as of December 31, 2013 and 2012, respectively, and are reflected on the Company’s consolidated balance sheets in future policy benefits. As of December 31, 2013 and 2012, the Company’s exposure related to treaty guarantees, net of assets held in trust, was $647.9 million and $463.5 million, respectively. Potential guaranteed amounts of future payments will vary depending on production levels and underwriting results. Guarantees related to borrowed securities provide additional security to third parties should a subsidiary fail to return the borrowed securities when due. As of December 31, 2013 and 2012, RGA’s obligation related to borrowed securities guarantees was $93.0 million and $87.5 million, respectively. There were no amounts guaranteed under financing arrangements as of December 31, 2013 and 2012. RGA has issued payment guarantees on behalf of two of its subsidiaries in the event the subsidiaries fail to make payment under their office lease obligations, the exposure of which was $8.3 million and $10.1 million as of December 31, 2013 and 2012, respectively.
Manor Re has obtained $300.0 million of collateral financing through 2020 from an international bank which enabled Manor Re to deposit assets in trust to support statutory reserve credit for an affiliated reinsurance transaction. The bank has recourse to RGA should Manor Re fail to make payments or otherwise not perform its obligations under this financing.
RGA, through wholly-owned subsidiaries, has committed to provide statutory reserve support to third-parties through 2035, in exchange for a fee, by funding loans if certain defined events occur. Such statutory reserves are required under the U.S. Valuation of Life Policies Model Regulation (commonly referred to as Regulation XXX for term life insurance policies and Regulation A-XXX for universal life secondary guarantees). The third-parties have recourse to RGA should the subsidiary fail to provide the required funding, however, as of December 31, 2013, the Company does not believe that it will be required to provide any funding under these commitments as the occurrence of the defined events is considered remote. The following table presents information about these commitments (dollars in millions):

	Maximum Potential Obligation
Commitment Period	2013	2012
2026	$500.0	$—
2033	1,350.0	—
2035	—	560.0
2036	1,250.0	—
In addition, the Company indemnifies its directors and officers as provided in its charters and by-laws. Since this indemnity generally is not subject to limitation with respect to duration or amount, the Company does not believe that it is possible to determine the maximum potential amount due under this indemnity in the future.

The Company leases office space and furniture and equipment under non-cancelable operating lease agreements, which expire at various dates. Future minimum office space annual rentals under non-cancelable operating leases along with associated sublease income at December 31, 2013 are as follows (dollars in thousands):

	Operating Leases	Sublease Income
2014	$16,905	$827
2015	10,862	827
2016	8,434	776
2017	5,638	160
2018	4,466	—
Thereafter	15,489	—
Rent expenses amounted to approximately $18.5 million, $19.5 million and $18.8 million for the years ended December 31, 2013, 2012 and 2011, respectively.
Note 13     DEBT
The Company’s long-term debt consists of the following (dollars in thousands):

	2013	2012
$400 million 6.20% Subordinated Debentures due 2042	$400,000	$400,000
$400 million 6.75% Junior Subordinated Debentures due 2065	318,729	318,727
$400 million 4.70% Senior Notes due 2023	398,533	—
$400 million 5.00% Senior Notes due 2021	398,362	398,141
$400 million 6.45% Senior Notes due 2019	399,602	399,534
$300 million 5.625% Senior Notes due 2017	299,124	298,851
Long-term Debt	$2,214,350	$1,815,253
On September 19, 2013, RGA issued 4.70% Senior Notes due September 15, 2023 with a face amount of $400.0 million. These senior notes have been registered with the Securities and Exchange Commission. The net proceeds from the offering were approximately $395.1 million and will be used for general corporate purposes. Capitalized issue costs were approximately$3.4 million.
On August 21, 2012, RGA issued 6.20% Fixed-To-Floating Rate Subordinated Debentures due September 15, 2042 with a face amount of $400.0 million. These subordinated debentures have been registered with the Securities and Exchange Commission. The net proceeds from the offering were approximately $393.7 million and will be used for general corporate purposes. Capitalized issue costs were approximately $6.3 million.
On March 4, 2011, RGA completed the remarketing of approximately 4.5 million trust preferred securities with an aggregate accreted value of approximately $158.2 million that were initially issued as a component of its PIERS Units. When issued, each PIERS Unit initially consisted of a preferred security and a warrant to purchase at any time prior to December 15, 2050, 1.2508 shares of RGA common stock. Approximately 4.4 million of the warrants were exercised on March 4, 2011, at a price of $35.44 per warrant, resulting in the issuance of approximately 5.5 million shares. The warrant exercise price was paid to RGA. Remaining warrants were redeemed in cash at their redemption amount of $14.56 per warrant. As a result of the remarketing, the remarketed preferred securities had a fixed accreted value of $35.44 per security with a fixed annual distribution rate of 2.375% and were repaid on June 5, 2011, the revised maturity date. In the first quarter of 2011, RGA recorded a $4.4 million pre-tax loss, included in other operating expenses, related to the recognition of the unamortized issuance costs of the original preferred securities.
On May 27, 2011, RGA issued 5.00% Senior Notes due June 1, 2021 with a face amount of $400.0 million. These senior notes have been registered with the Securities and Exchange Commission. The net proceeds from the offering were approximately $394.4 million and were used to fund the payment of the RGA’s $200.0 million senior notes that matured in December 2011 and for general corporate purposes. Capitalized issue costs were approximately $3.4 million.
The Company may borrow up to $850.0 million in cash and obtain letters of credit in multiple currencies on its revolving credit facility that expires in December 2015. As of December 31, 2013 and 2012, respectively, the Company had no cash borrowings outstanding and $67.6 million and $402.9 million in issued, but undrawn, letters of credit under this facility. As of December 31, 2013 and 2012, the average interest rate on long-term debt outstanding was 5.76% and 5.99%, respectively.
Certain of the Company’s debt agreements contain financial covenant restrictions related to, among others, liens, the issuance and disposition of stock of restricted subsidiaries, minimum requirements of consolidated net worth, maximum ratios of debt to capitalization and change of control provisions. A material ongoing covenant default could require immediate payment of the amount due, including principal, under the various agreements. Additionally, the Company’s debt agreements contain cross-default covenants, which would make outstanding borrowings immediately payable in the event of a material uncured covenant default under any of the agreements, including, but not limited to, non-payment of indebtedness when due for an amount in excess of $100.0 million, bankruptcy proceedings, or any other event which results in the acceleration of the maturity of indebtedness. As of December 31, 2013 and 2012, the Company had $2,214.4 million and $1,815.3 million, respectively, in outstanding borrowings under its debt agreements and was in compliance with all covenants under those agreements. The ability of the Company to make debt principal and interest payments depends on the earnings and surplus of subsidiaries, investment earnings on undeployed capital proceeds, and the Company’s ability to raise additional funds. Repayments of debt due over the next five years total $300.0 million, due 2017.
Note 14     COLLATERAL FINANCE FACILITY
In June 2006, RGA’s subsidiary, Timberlake Financial L.L.C. (“Timberlake Financial”), issued $850.0 million of Series A Floating Rate Insured Notes due June 2036 in a private placement. The notes were issued to fund the collateral requirements for statutory reserves required by the U.S. Valuation of Life Policies Model Regulation (commonly referred to as Regulation XXX) on specified term life insurance policies reinsured by RGA Reinsurance and retroceded to Timberlake Re. Proceeds from the notes, along with a $112.8 million direct investment by the Company, were deposited into a series of accounts that collateralize the notes and are not available to satisfy the general obligations of the Company. As of December 31, 2013 and 2012, respectively, the Company held assets in trust and in custody of $913.5 million and $909.2 million, of which $20.5 million and $33.2 million were held in a Debt Service Coverage account to cover interest payments on the notes. Interest on the notes accrues at an annual rate of 1-month LIBOR plus a base rate margin, payable monthly and totaled $5.1 million, $6.9 million and $7.1 million in 2013, 2012 and 2011, respectively. The payment of interest and principal on the notes is insured through a financial guaranty insurance policy by a monoline insurance company whose parent company emerged from Chapter 11 bankruptcy in 2013. The notes represent senior, secured indebtedness of Timberlake Financial without legal recourse to RGA or its other subsidiaries.
Timberlake Financial relies primarily upon the receipt of interest and principal payments on a surplus note and dividend payments from its wholly-owned subsidiary, Timberlake Re, a South Carolina captive insurance company, to make payments of interest and principal on the notes. The ability of Timberlake Re to make interest and principal payments on the surplus note and dividend payments to Timberlake Financial is contingent upon the South Carolina Department of Insurance’s regulatory approval. As of December 31, 2013 and 2012, respectively, Timberlake Re’s capital and surplus totaled $51.5 million and $33.1 million. Timberlake Re's capital and surplus is expected to remain above $35.0 million. Since Timberlake Re’s capital and surplus previously fell below the minimum requirement in its licensing order of $35.0 million, it has been required, since the second quarter of 2011, to request approval on a quarterly rather than annual basis and provide additional scenario testing results. Approval to pay interest on the surplus note was granted through March 28, 2014.
During 2013, the Company repurchased $160.0 million face amount of the Timberlake Financial notes for $112.0 million, which was the market value at the date of the purchase. The notes were purchased by RGA Reinsurance. As a result, the Company recorded pre-tax gains of $46.5 million, after fees, in other revenues in 2013.
During 2011, the Company repurchased $198.5 million face amount of the Timberlake Financial notes for $130.8 million, which was the market value at the date of the purchases. The notes were purchased by RGA Reinsurance. As a result, the Company recorded pre-tax gains of $65.6 million, after fees, in other revenues in 2011.
The Company’s consolidated balance sheets include the assets of Timberlake Financial, a wholly-owned subsidiary, recorded as fixed maturity investments and other invested assets, which consists of restricted cash and cash equivalents, with the liability for the notes recorded as collateral finance facility. The Company’s consolidated statements of income include the investment return of Timberlake Financial as investment income and the cost of the facility is reflected in collateral finance facility expense.

Note 15     SEGMENT INFORMATION
The Company has five geographic-based or function-based operational segments: U.S. and Latin America; Canada; Europe, Middle East and Africa; Asia Pacific; and Corporate and Other. The U.S. and Latin America segment is further segmented into traditional and non-traditional businesses, with the prior years reclassified to conform to the current year presentation. The U.S. and Latin America operations provide individual life, long-term care, group life and health reinsurance, annuity and financial reinsurance products. The Canada operations provide insurers with reinsurance of individual life products as well as creditor reinsurance, group life and health reinsurance, non-guaranteed critical illness products and longevity reinsurance. Europe, Middle East and Africa operations include traditional life reinsurance and critical illness business from Europe, Middle East and Africa, in addition to other markets the Company is developing. Asia Pacific operations provide primarily traditional and group life reinsurance, critical illness and, to a lesser extent, financial reinsurance. Corporate and Other includes results from, among others, RGA Technology Partners, Inc., a wholly-owned subsidiary that develops and markets technology solutions for the insurance industry and the investment income and expense associated with the Company’s collateral finance facility. The Company measures segment performance based on income before income taxes.

The accounting policies of the segments are the same as those described in Note 2 – “Summary of Significant Accounting Policies.” The Company measures segment performance primarily based on profit or loss from operations before income taxes. There are no intersegment reinsurance transactions and the Company does not have any material long-lived assets. Investment income is allocated to the segments based upon average assets and related capital levels deemed appropriate to support the segment business volumes.
The Company allocates capital to its segments based on an internally developed economic capital model, the purpose of which is to measure the risk in the business and to provide a basis upon which capital is deployed. The economic capital model considers the unique and specific nature of the risks inherent in the Company’s businesses. As a result of the economic capital allocation process, a portion of investment income and investment related gains and losses are attributed to the segments based on the level of allocated capital. In addition, the segments are charged for excess capital utilized above the allocated economic capital basis. This charge is included in policy acquisition costs and other insurance expenses.
The Company’s reportable segments are strategic business units that are primarily segregated by geographic region. Information related to revenues, income (loss) before income taxes, interest expense, depreciation and amortization, and assets of the Company’s operations are summarized below (dollars in thousands).

For the years ended December 31,	2013	2012	2011
Revenues:
U.S. and Latin America:
Traditional	$5,115,941	$4,881,994	$4,553,434
Non-Traditional	962,818	876,119	392,304
Canada	1,185,017	1,140,264	1,056,031
Europe, Middle East and Africa	1,305,012	1,275,074	1,161,514
Asia Pacific	1,610,626	1,557,283	1,488,076
Corporate and Other	138,939	110,177	178,179
Total	$10,318,353	$9,840,911	$8,829,538

For the years ended December 31,	2013	2012	2011
Income (loss) before income taxes:
U.S. and Latin America:
Traditional	$377,586	$374,353	$367,246
Non-Traditional	245,649	268,315	61,673
Canada	164,318	186,971	164,953
Europe, Middle East and Africa	74,553	61,095	69,315
Asia Pacific	(226,665)	51,972	52,739
Corporate and Other	(187)	(23,483)	47,645
Total	$635,254	$919,223	$763,571
The loss before income taxes for the year ended December 31, 2013 in the Asia Pacific segment reflects an increase in Australian group claims liabilities related to total and permanent disability coverage and disability income benefits as well as poor claims experience in the Australian operation's individual lump sum and individual disability businesses.

For the years ended December 31,	2013	2012	2011
Interest expense:
Corporate and Other	$124,307	$105,348	$102,638
Total	$124,307	$105,348	$102,638

For the years ended December 31,	2013	2012	2011
Depreciation and amortization:
U.S. and Latin America:
Traditional	$564,359	$555,875	$513,836
Non-Traditional	213,745	225,910	(46,407)
Canada	193,878	182,914	168,874
Europe, Middle East and Africa	55,003	69,002	57,956
Asia Pacific	57,104	154,776	192,552
Corporate and Other	3,490	4,040	9,002
Total	$1,087,579	$1,192,517	$895,813

The table above includes amortization of deferred acquisition costs, including the effect from investment related gains and losses.

For the years ended December 31,	2013	2012
Assets:
U.S. and Latin America:
Traditional	$13,285,423	$12,615,404
Non-Traditional	11,716,908	12,368,896
Canada	4,103,730	3,764,002
Europe, Middle East and Africa	2,230,568	2,072,804
Asia Pacific	3,597,456	3,311,190
Corporate and Other	4,740,388	6,228,142
Total	$39,674,473	$40,360,438
Companies in which RGA has significant influence over the operating and financing decisions but are not required to be consolidated, are reported on the equity basis of accounting. The equity in the net income of such subsidiaries is not material to the results of operations or financial position of individual segments or the Company taken as a whole. Capital expenditures of each reporting segment were immaterial in the periods noted.
No individual client generated 10% or more of the Company’s total gross premiums on a consolidated basis in 2013, 2012 and 2011. For the purpose of this disclosure, companies that are within the same insurance holding company structure are combined.
Note 16     EQUITY BASED COMPENSATION
The Company adopted the RGA Flexible Stock Plan (the “Plan”) in February 1993, as amended, and the Flexible Stock Plan for Directors (the “Directors Plan”) in January 1997, as amended, (collectively, the “Stock Plans”). The Stock Plans provide for the award of benefits (collectively “Benefits”) of various types, including stock options, stock appreciation rights (“SARs”), restricted stock, performance shares, cash awards, and other stock-based awards, to key employees, officers, directors and others performing significant services for the benefit of the Company or its subsidiaries. As of December 31, 2013, shares authorized for the granting of Benefits under the Plan and the Directors Plan totaled 13,360,077 and 212,500 respectively. The Company uses treasury shares or shares made available from authorized but unissued shares to support the future exercise of options or settlement of awards granted under its stock plans.
Equity-based compensation expense of $20.3 million, $28.5 million, and $23.1 million related to grants or awards under the Stock Plans was recognized in 2013, 2012 and 2011, respectively. Equity-based compensation expense is principally related to the issuance of stock options, performance contingent restricted units, stock appreciation rights and restricted stock.
In general, options granted under the Plan become exercisable over vesting periods ranging from one to five years while options granted under the Directors Plan become exercisable after one year. Options are generally granted with an exercise price equal to the stock’s fair value at the date of grant and expire 10 years after the date of grant. Information with respect to grants under the Stock Plans follows.

	Stock Options
	Number of Options	Weighted-Average Exercise Price	Aggregate Intrinsic Value (in millions)	Performance Contingent Units
Outstanding January 1, 2011	3,382,316	$41.91		701,542
Granted	503,259	$59.74		222,580
Exercised / Lapsed	(736,452)	$35.26		(146,638)
Forfeited	(42,243)	$45.50		(21,818)
Outstanding December 31, 2011	3,106,880	$46.30		755,666
Granted	685,331	$56.65		257,679
Exercised / Lapsed	(287,485)	$29.96		(282,035)
Forfeited	(50,331)	$52.89		(25,980)
Outstanding December 31, 2012	3,454,395	$49.63		705,330
Granted	748,577	$58.77		261,322
Exercised / Lapsed	(811,684)	$44.89		(224,377)
Forfeited	(40,028)	$53.85		(29,934)
Outstanding December 31, 2013	3,351,260	$52.77	$20.1	712,341
Options exercisable	2,228,677	$50.64	$18.1
The intrinsic value of options exercised was $11.3 million, $11.2 million, and $12.5 million for 2013, 2012 and 2011, respectively.

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding as of 12/31/2013	Weighted-Average Remaining Contractual Life (years)	Weighted- Average Exercise Price	Number Exercisable as of 12/31/2013	Weighted-Average Exercise Price
$25.00 - $34.99	430,897	5.0	$32.20	430,897	$32.20
$35.00 - $44.99	726	—	$39.61	726	$39.61
$45.00 - $54.99	621,030	4.5	$47.20	498,191	$47.25
$55.00 +	2,298,607	7.2	$58.13	1,298,863	$58.07
Totals	3,351,260	6.4	$52.77	2,228,677	$50.64
The Black-Scholes model was used to determine the fair value recognized in the financial statements of stock options that have been granted. The Company used daily historical volatility when calculating stock option values. The benchmark rate is based on observed interest rates for instruments with maturities similar to the expected term of the stock options. Dividend yield is determined based on historical dividend distributions compared to the price of the underlying common stock as of the valuation date and held constant over the life of the stock options. The Company estimated expected life using the historical average years to exercise or cancellation. The per share weighted-average fair value of stock options granted during 2013, 2012 and 2011 was $18.58, $19.65 and $22.73 on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: 2013-expected dividend yield of 1.63%, benchmark interest rate of 1.36%, expected life of 6.8 years, and an expected rate of volatility of the stock of 35.4% over the expected life of the options; 2012—expected dividend yield of 1.27%, benchmark interest rate of 1.38%, expected life of 6.7 years, and an expected rate of volatility of the stock of 37.2% over the expected life of the options; and 2011- expected dividend yield of 0.80%, benchmark interest rate of 2.81%, expected life of 6.7 years, and an expected rate of volatility of the stock of 35.0% over the expected life of the options.
During 2013, 2012 and 2011 the Company also issued 261,322, 257,679 and 222,580 performance contingent units (“PCUs”) to key employees at a weighted average fair value per unit of $58.77, $56.65 and $59.74, respectively. As of December 31, 2013, 257,628, 247,147 and 207,566 PCUs were outstanding from the 2013, 2012 and 2011 grants, respectively. Each PCU represents the right to receive up to two shares of Company common stock, depending on the results of certain performance measures over a three-year period. The compensation expense related to the PCUs is recognized ratably over the requisite performance period. In February 2013 and 2012, the board approved a 1.513 and 1.31 share payout for each PCU granted in 2010 and 2009, resulting in the issuance of 339,483 and 362,642 shares of common stock from treasury, respectively.
As of December 31, 2013, the total compensation cost of non-vested awards not yet recognized in the financial statements was $27.3 million. It is estimated that these costs will vest over a weighted average period of 1.9 years.
The majority of the awards granted each year under the board approved incentive compensation package and Directors Plan are made in the first quarter of each year.
Note 17   EARNINGS PER SHARE
The following table sets forth the computation of basic and diluted earnings per share on net income (in thousands, except per share information):

	2013	2012	2011
Earnings:
Net income (numerator for basic and diluted calculations)	$418,837	$631,893	$546,045
Shares:
Weighted average outstanding shares (denominator for basic calculations)	71,917	73,737	73,586
Equivalent shares from outstanding stock options	544	416	522
Diluted shares (denominator for diluted calculations)	72,461	74,153	74,108
Earnings per share:
Basic	$5.82	$8.57	$7.42
Diluted	$5.78	$8.52	$7.37
The calculation of common equivalent shares does not include the impact of options having a strike or conversion price that exceeds the average stock price for the earnings period, as the result would be antidilutive. The calculation of common equivalent shares also excludes the impact of outstanding performance contingent shares, as the conditions necessary for their issuance have not been satisfied as of the end of the reporting period. During 2013, all outstanding options were included in the calculation of common equivalent shares. Approximately 1.8 million and 1.1 million outstanding stock options were not included in the calculation of common equivalent shares during 2012 and 2011, respectively. Approximately 0.7 million, 0.7 million and 0.8 million performance contingent shares were excluded from the calculation of common equivalent shares during 2013, 2012 and 2011, respectively.

Note 18   COMPREHENSIVE INCOME
The following table presents the components of the Company’s other comprehensive income (loss) for the years ended December 31, 2013, 2012 and 2011 (dollars in thousands):
For the year ended December 31, 2013:

	Before-Tax Amount	Tax (Expense) Benefit	After-Tax Amount
Foreign currency translation adjustments:
Change arising during year	$(88,409)	$1,791	$(86,618)
Foreign currency swap	40,347	(14,121)	26,226
Net foreign currency translation adjustments	(48,062)	(12,330)	(60,392)
Unrealized gains on investments:(1)
Unrealized net holding gains arising during the year	(1,519,967)	465,740	(1,054,227)
Less: Reclassification adjustment for net gains realized in net income	9,355	(3,274)	6,081
Net unrealized gains	(1,529,322)	469,014	(1,060,308)
Change in unrealized other-than-temporary impairments on fixed maturity securities	4,456	(1,560)	2,896
Unrealized pension and postretirement benefits:
Net prior service cost arising during the year	525	(171)	354
Net loss arising during the period	21,624	(7,469)	14,155
Unrealized pension and postretirement benefits, net	22,149	(7,640)	14,509
Other comprehensive income (loss)	$(1,550,779)	$447,484	$(1,103,295)
For the year ended December 31, 2012:

	Before-Tax Amount	Tax (Expense) Benefit	After-Tax Amount
Foreign currency translation adjustments:
Change arising during year	$57,229	$(6,244)	$50,985
Foreign currency swap	(20,470)	7,165	(13,305)
Net foreign currency translation adjustments	36,759	921	37,680
Unrealized gains on investments:(1)
Unrealized net holding gains arising during the year	786,449	(275,181)	511,268
Less: Reclassification adjustment for net gains realized in net income	91,327	(31,964)	59,363
Net unrealized gains	695,122	(243,217)	451,905
Change in unrealized other-than-temporary impairments on fixed maturity securities	9,899	(3,465)	6,434
Unrealized pension and postretirement benefits:
Net prior service cost arising during the year	298	(95)	203
Net loss arising during the period	(8,347)	2,874	(5,473)
Unrealized pension and postretirement benefits, net	(8,049)	2,779	(5,270)
Other comprehensive income	$733,731	$(242,982)	$490,749
For the year ended December 31, 2011:
	Before-Tax Amount	Tax (Expense) Benefit	After-Tax Amount
Foreign currency translation adjustments:
Change arising during year	$(28,779)	$121	$(28,658)
Foreign currency swap	4,858	(1,700)	3,158
Net foreign currency translation adjustments	(23,921)	(1,579)	(25,500)
Unrealized gains on investments:(1)
Unrealized net holding gains arising during the year	1,118,586	(302,134)	816,452
Less: Reclassification adjustment for net gains realized in net income	72,841	(25,494)	47,347
Net unrealized gains	1,045,745	(276,640)	769,105
Change in unrealized other-than-temporary impairments on fixed maturity securities	(1,901)	665	(1,236)
Unrealized pension and postretirement benefits:
Net prior service cost arising during the year	460	(185)	275
Net gain arising during the period	(25,441)	8,766	(16,675)
Unrealized pension and postretirement benefits, net	(24,981)	8,581	(16,400)
Other comprehensive income	$994,942	$(268,973)	$725,969

(1)	Includes cash flow hedges. See Note 5 - “Derivative Instruments” for additional information on cash flow hedges.

A summary of the components of net unrealized appreciation (depreciation) of balances carried at fair value is as follows (dollars in thousands):

For the years ended December 31,	2013	2012	2011
Change in net unrealized appreciation (depreciation) on:
Fixed maturity securities available-for-sale	$(1,528,773)	$713,778	$1,058,505
Other investments(1)	(12,274)	6,181	(7,213)
Effect on unrealized appreciation on:
Deferred policy acquisition costs	16,181	(14,938)	(7,448)
Net unrealized appreciation (depreciation)	$(1,524,866)	$705,021	$1,043,844

(1)	Includes cash flow hedges. See Note 5 - “Derivative Instruments” for additional information on cash flow hedges.
The balance of and changes in each component of AOCI were as follows (dollars in thousands):

	Accumulated Currency Translation Adjustments	Unrealized Appreciation (Depreciation) of Investments	Pension and Postretirement Benefits	Accumulated Other Comprehensive Income (Loss)
For the year ended December 31, 2013
Balance, beginning of year	$267,475	$1,877,657	$(36,230)	$2,108,902
Change in foreign currency translation adjustments	(60,392)	—	—	(60,392)
Unrealized gain (loss) on investments(1)	—	(1,063,377)	—	(1,063,377)
Change in other-than-temporary impairment losses on fixed maturity securities	—	2,896	—	2,896
Changes in pension and other postretirement plan adjustments	—	—	11,577	11,577
Amounts reclassified from AOCI	—	3,069	2,932	6,001
Balance, end of year	$207,083	$820,245	$(21,721)	$1,005,607
For the year ended December 31, 2012
Balance, beginning of year	$229,795	$1,419,318	$(30,960)	$1,618,153
Change in foreign currency translation adjustments	37,680	—	—	37,680
Unrealized gain on investments(1)	—	451,905	—	451,905
Change in other-than-temporary impairment losses on fixed maturity securities	—	6,434	—	6,434
Changes in pension and other postretirement plan adjustments	—	—	(5,270)	(5,270)
Balance, end of year	$267,475	$1,877,657	$(36,230)	$2,108,902
For the year ended December 31, 2011
Balance, beginning of year	$255,295	$651,449	$(14,560)	$892,184
Change in foreign currency translation adjustments	(25,500)	—	—	(25,500)
Unrealized gain on investments(1)	—	769,105	—	769,105
Change in other-than-temporary impairment losses on fixed maturity securities	—	(1,236)	—	(1,236)
Changes in pension and other postretirement plan adjustments	—	—	(16,400)	(16,400)
Balance, end of year	$229,795	$1,419,318	$(30,960)	$1,618,153

(1)	Includes cash flow hedges. See Note 5 - “Derivative Instruments” for additional information on cash flow hedges.

The following table presents the amounts of AOCI reclassifications for the year ended December 31, 2013 (dollars in thousands):

Details about AOCI Components	Amount Reclassified from AOCI	Affected Line Item in Statement of Income
Unrealized gains and losses on available-for-sale securities	$9,355	Investment related gains (losses), net
Gains and losses on cash flow hedge - interest rate swap	1,012	Investment income
Deferred policy acquisition costs attributed to unrealized gains and losses(1)	(16,181)
	(5,814)	Total before tax
	2,745	Tax expense
	$(3,069)	Net of tax
Amortization of unrealized pension and postretirement benefits:
Prior service cost(2)	$(373)
Actuarial gains/(losses)(2)	(4,138)
	(4,511)	Total before tax
	1,579	Tax benefit
	$(2,932)	Net of tax

Total reclassifications for the period	$(6,001)	Net of tax

(1)	This AOCI component is included in the computation of the deferred policy acquisition cost. See Note 8 – “Deferred Policy Acquisition Costs” for additional details.

(2)	These AOCI components are included in the computation of the net periodic pension cost. See Note 10 – “Employee Benefit Plans” for additional details.
Note 19   QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

Years Ended December 31,
(in thousands, except per share data)
2013	First	Second	Third	Fourth
Total Revenues	$2,601,102	$2,590,642	$2,389,815	$2,736,794
Total benefits and expenses	2,322,275	2,665,400	2,188,120	2,507,304
Income before income taxes	278,827	(74,758)	201,695	229,490
Net Income	185,535	(49,612)	137,955	144,959
Earnings Per Share:
Basic earnings per share	$2.51	$(0.69)	$1.95	$2.05
Diluted earnings per share	2.49	(0.69)	1.93	2.03
Dividends declared per share	$0.24	$0.24	$0.30	$0.30
Market price of common stock
Quarter end	$59.67	$69.11	$66.99	$77.41
Common stock price, high	61.86	69.28	73.32	77.55
Common stock price, low	54.33	57.14	63.95	66.99
Total outstanding common shares - end of period	73,301	70,968	70,543	70,768
2012	First	Second	Third	Fourth
Total Revenues	$2,292,975	$2,375,753	$2,449,081	$2,723,102
Total benefits and expenses	2,112,212	2,159,861	2,247,602	2,402,013
Income before income taxes	180,763	215,892	201,479	321,089
Net Income	123,318	141,111	144,475	222,989
Earnings Per Share:
Basic earnings per share	$1.68	$1.91	$1.96	$3.02
Diluted earnings per share	1.67	1.91	1.95	3.00
Dividends declared per share	$0.18	$0.18	$0.24	$0.24
Market price of common stock
Quarter end	$59.47	$53.21	$57.87	$53.52
Common stock price, high	59.97	59.87	60.69	60.20
Common stock price, low	51.19	48.80	52.75	48.36
Total outstanding common shares—end of period	73,712	73,722	73,852	73,927
Reinsurance Group of America, Incorporated common stock is traded on the New York Stock Exchange (NYSE) under the symbol “RGA”. There were 70,615 stockholders of record of RGA’s common stock on January 31, 2014.

Note 20   SUBSEQUENT EVENT
On February 20, 2014, RGA’s board of directors authorized a share repurchase program for up to $300.0 million of the RGA’s outstanding common stock. The authorization is effective immediately and does not have an expiration date. Repurchases would be made in accordance with applicable securities laws and would be made through market transactions, block trades, privately negotiated transactions or other means or a combination of these methods, with the timing and number of shares repurchased dependent on a variety of factors, including share price, corporate and regulatory requirements and market and business conditions. Repurchases may be commenced or suspended from time to time without prior notice. In connection with this new authorization, the board of directors terminated the stock repurchase authority granted in 2013.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
Reinsurance Group of America, Incorporated
Chesterfield, Missouri
We have audited the accompanying consolidated balance sheets of Reinsurance Group of America, Incorporated and subsidiaries (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2013. Our audits also included the financial statement schedules listed in the Index at Item 15. These consolidated financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedules based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Reinsurance Group of America, Incorporated and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2013, based on the criteria established in Internal Control-Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 27, 2014, expressed an unqualified opinion on the Company’s internal control over financial reporting.
/s/ DELOITTE & TOUCHE LLP
St. Louis, Missouri
February 27, 2014
(May 13, 2014 as to the change in segment measure in Note 15 to the consolidated financial statements and the financial statement schedules in Item 15)

Item 15.         EXHIBITS, FINANCIAL STATEMENT SCHEDULES

(a)	1. Financial Statements
The following consolidated statements are included within Item 8 under the following captions:
2.     Schedules, Reinsurance Group of America, Incorporated and Subsidiaries

All other schedules specified in Regulation S-X are omitted for the reason that they are not required, are not applicable, or that equivalent information has been included in the consolidated financial statements, and notes thereto, appearing in Item 8.
3.     Exhibits
See the Index to Exhibits on page 159 of the 2013 Annual Report.

REINSURANCE GROUP OF AMERICA, INCORPORATED
SCHEDULE I-SUMMARY OF INVESTMENTS-OTHER THAN
INVESTMENTS IN RELATED PARTIES
December 31, 2013
(in millions)

Type of Investment	Cost	Fair Value	Amount at Which Shown in the Balance Sheets(1)
Fixed maturity securities:
Bonds:
United States government and government agencies and authorities	$490	$501	$501
State and political subdivisions	313	321	321
Foreign governments(2)	4,594	5,268	5,268
Public utilities	1,904	1,978	1,978
Mortgage-backed and asset-backed securities	9,793	10,133	10,133
All other corporate bonds	3,177	3,273	3,273
Total fixed maturity securities	20,271	21,474	21,474
Equity securities:
Non-redeemable preferred stock	82	82	82
Other equity securities	327	324	324
Total equity securities	409	406	406
Mortgage loans on real estate	2,487		2,487
Policy loans	1,244		1,244
Funds withheld at interest	5,772		5,772
Short-term investments	139		139
Other invested assets	919		919
Total investments	$31,241		$32,441

(1)	Fixed maturity securities are classified as available-for-sale and carried at fair value.

(2)	Includes fixed maturities directly issued by foreign governments, supranational and foreign government-sponsored enterprises.

REINSURANCE GROUP OF AMERICA, INCORPORATED
SCHEDULE II—CONDENSED FINANCIAL INFORMATION OF THE REGISTRANT
December 31,
(dollars in thousands)

	2013	2012	2011
CONDENSED BALANCE SHEETS
Assets:
Fixed maturity securities available-for-sale, at fair value	$502,455	$604,896
Short-term and other investments	261,853	64,681
Cash and cash equivalents	24,137	52,680
Investment in subsidiaries	7,534,714	8,148,532
Loans to subsidiaries	1,101,751	1,025,000
Other assets	204,887	155,190
Total assets	$9,629,797	$10,050,979
Liabilities and stockholders’ equity:
Long-term debt - unaffiliated(1)	$2,294,278	$1,895,181
Long-term debt - affiliated(2)	500,000	500,000
Other liabilities	899,992	745,611
Stockholders’ equity	5,935,527	6,910,187
Total liabilities and stockholders’ equity	$9,629,797	$10,050,979
CONDENSED STATEMENTS OF INCOME
Interest / dividend income(3)	$275,215	$86,396	$245,631
Investment related gains (losses), net	1,714	4,515	1,723
Operating expenses	(21,164)	(26,431)	(32,550)
Interest expense	(162,212)	(143,260)	(111,600)
Income (loss) before income tax and undistributed earnings of subsidiaries	93,553	(78,780)	103,204
Income tax expense (benefit)	33,850	(9,566)	8,935
Net income (loss) before undistributed earnings of subsidiaries	59,703	(69,214)	94,269
Equity in undistributed earnings of subsidiaries	359,134	701,107	451,776
Net income	418,837	631,893	546,045
Other comprehensive income (loss)	21,033	9,984	(12,265)
Total comprehensive income	$439,870	$641,877	$533,780
The condensed financial information of RGA (the “Parent Company”) should be read in conjunction with the consolidated financial statements of RGA and its subsidiaries and the notes thereto (the “Consolidated Financial Statements”). These condensed unconsolidated financial statements reflect the results of operations, financial position and cash flows for RGA. Investments in subsidiaries are accounted for using the equity method of accounting.

(1)	Long-term debt - unaffiliated consists of the following:

	2013	2012
$400 million 6.75% Junior Subordinated Debentures due 2065	$398,657	$398,727
$400 million 6.20% Subordinated Debentures due 2042	400,000	400,000
$400 million 4.70% Senior Notes due 2023	398,533	—
$400 million 5.00% Senior Notes due 2021	398,362	398,141
$400 million 6.45% Senior Notes due 2019	399,602	399,534
$300 million 5.625% Senior Notes due 2017	299,124	298,851
Total	$2,294,278	$1,895,253
Repayments of long-term debt—unaffiliated due over the next five years total $300,000, due 2017.

(2)	Long-term debt—affiliated in 2013 and 2012 and consists of $500,000 of subordinated debt issued to various operating subsidiaries.

(3)
Interest/Dividend income includes $175,000 and $190,000 of cash dividends received from consolidated subsidiaries in 2013 and 2011, respectively. Cash dividends received from consolidated subsidiaries in 2012 were not material.

REINSURANCE GROUP OF AMERICA, INCORPORATED
SCHEDULE II—CONDENSED FINANCIAL INFORMATION OF THE REGISTRANT (continued)
December 31,
(dollars in thousands)

	2013	2012	2011
CONDENSED STATEMENTS OF CASH FLOWS
Operating activities:
Net income	$418,837	$631,893	$546,045
Equity in earnings of subsidiaries	(359,134)	(701,107)	(453,806)
Loss on retirement of trust preferred securities	—	—	4,391
Other, net	162,586	134,232	143,716
Net cash provided by operating activities	$222,289	$65,018	$240,346
Investing activities:
Sales of fixed maturity securities available-for-sale	$176,062	$122,212	$171,791
Purchases of fixed maturity securities available-for-sale	(103,566)	(213,548)	(116,010)
Purchases of subsidiary debt securities	(76,751)	(250,000)	(475,000)
Maturities of subsidiary debt securities	—	—	50,000
Purchase of a business, net of cash acquired of $9,709	(2,805)	—	—
Change in short-term investments	(96,967)	—	—
Change in other invested assets	(79,023)	5,718	(2,055)
Capital contributions to subsidiaries	(144,459)	(70,431)	(105,575)
Net cash used in investing activities	(327,509)	(406,049)	(476,849)
Financing activities:
Dividends to stockholders	(77,642)	(61,945)	(44,229)
Purchases of treasury stock	(269,204)	(6,924)	(380,345)
Excess tax benefits from share-based payment arrangement	—	416	4,933
Exercise of stock options, net	28,390	(3,087)	6,449
Principal payments on debt	—	—	(200,000)
Maturity of trust preferred securities	—	—	(159,473)
Proceeds from unaffiliated long-term debt issuance	398,533	400,000	397,788
Debt issuance costs	(3,400)	(6,255)	(3,400)
Proceeds from affiliated long-term debt issuance	—	—	500,000
Proceeds from redemption and remarketing of trust preferred securities	—	—	154,588
Net cash provided by financing activities	76,677	322,205	276,311
Net change in cash and cash equivalents	(28,543)	(18,826)	39,808
Cash and cash equivalents at beginning of year	52,680	71,506	31,698
Cash and cash equivalents at end of year	$24,137	$52,680	$71,506
Supplementary information:
Cash paid for interest	$141,615	$130,047	$98,809
Cash paid for income taxes, net of refunds	$82,000	$30,500	$—

REINSURANCE GROUP OF AMERICA, INCORPORATED
SCHEDULE III—SUPPLEMENTARY INSURANCE INFORMATION
(dollars in thousands)

	As of December 31,
	Deferred Policy Acquisition Costs		Future Policy Benefits and Interest-Sensitive Contract Liabilities		Other Policy Claims and Benefits Payable
	Assumed	Ceded	Assumed	Ceded	Assumed	Ceded
2013
U.S. and Latin America operations
Traditional operations	$1,628,215	$(30,523)	$7,567,342	$(245,430)	$1,285,467	$(73,994)
Non-Traditional operations	884,377	—	11,240,138	—	16,045	—
Canada operations	259,575	(483)	2,963,561	(233,735)	206,245	(8,952)
Europe, Middle East and Africa operations	301,999	(9,492)	1,050,066	(35,515)	763,118	(33,337)
Asia Pacific operations	498,888	(14,760)	1,693,381	(68,940)	1,288,016	(26,836)
Corporate and Other	—	—	299,845	—	12,870	(190)
Total	$3,573,054	$(55,258)	$24,814,333	$(583,620)	$3,571,761	$(143,309)
2012
U.S. and Latin America operations
Traditional operations	$1,565,523	$(32,453)	$7,058,469	$(231,980)	$1,221,225	$(88,792)
Non-Traditional operations	1,039,180	—	11,784,670	—	17,646	—
Canada operations	271,656	(510)	3,007,476	(236,586)	210,334	(20,460)
Europe, Middle East and Africa operations	323,220	(10,599)	842,871	(34,847)	646,069	(20,024)
Asia Pacific operations	478,224	(14,967)	1,732,861	(77,668)	1,054,678	(36,937)
Corporate and Other	—	—	300,011	(7)	10,298	(255)
Total	$3,677,803	$(58,529)	$24,726,358	$(581,088)	$3,160,250	$(166,468)

REINSURANCE GROUP OF AMERICA, INCORPORATED
SCHEDULE III—SUPPLEMENTARY INSURANCE INFORMATION (continued)
(dollars in thousands)

	Year ended December 31,
	Premium Income	Net Investment Income	Policyholder Benefits and Interest Credited	Amortization of DAC	Other Operating Expenses
2013
U.S. and Latin America operations
Traditional operations	$4,563,490	$543,824	$(4,016,453)	$(471,726)	$(250,175)
Non-Traditional operations	22,521	721,282	(443,393)	(185,396)	(88,380)
Canada operations	962,311	204,851	(758,565)	(178,566)	(83,569)
Europe, Middle East and Africa operations	1,220,743	52,034	(1,072,961)	(40,780)	(116,718)
Asia Pacific operations	1,485,205	94,330	(1,488,667)	(36,335)	(312,289)
Corporate and Other	(243)	83,544	(807)	—	(138,319)
Total	$8,254,027	$1,699,865	$(7,780,846)	$(912,803)	$(989,450)
2012
U.S. and Latin America operations
Traditional operations	$4,342,838	$536,438	$(3,815,551)	$(461,164)	$(230,926)
Non-Traditional operations	14,095	498,499	(335,581)	(193,492)	(78,731)
Canada operations	915,764	190,337	(706,744)	(167,614)	(78,935)
Europe, Middle East and Africa operations	1,215,166	42,545	(1,055,064)	(49,732)	(109,183)
Asia Pacific operations	1,409,568	85,569	(1,132,998)	(131,055)	(241,258)
Corporate and Other	9,165	82,818	24	—	(133,684)
Total	$7,906,596	$1,436,206	$(7,045,914)	$(1,003,057)	$(872,717)
2011
U.S. and Latin America operations
Traditional operations	$4,008,860	$496,920	$(3,543,284)	$(424,442)	$(218,462)
Non-Traditional operations	13,189	362,886	(269,631)	79,097	(140,097)
Canada operations	835,298	188,304	(673,105)	(146,680)	(71,293)
Europe, Middle East and Africa operations	1,109,936	40,892	(933,017)	(35,339)	(123,843)
Asia Pacific operations	1,359,660	87,026	(1,121,772)	(163,501)	(150,064)
Corporate and Other	8,744	105,169	(768)	(258)	(129,508)
Total	$7,335,687	$1,281,197	$(6,541,577)	$(691,123)	$(833,267)

REINSURANCE GROUP OF AMERICA, INCORPORATED
SCHEDULE IV—REINSURANCE
(in millions)

	As of or for the Year ended December 31,
	Gross Amount	Ceded to Other Companies	Assumed from Other Companies	Net Amounts	Percentage of Amount Assumed to Net
2013
Life insurance in force	$77	$36,830	$2,889,804	$2,853,051	101.3%
Premiums
U.S. and Latin America operations
Traditional operations	$5.2	$146.2	$4,704.4	$4,563.4	103.1%
Non-Traditional operations	—	44.7	67.2	22.5	298.7
Canada operations	—	54.2	1,016.5	962.3	105.6
Europe, Middle East and Africa operations	—	25.8	1,246.6	1,220.8	102.1
Asia Pacific operations	—	48.5	1,533.7	1,485.2	103.3
Corporate and Other	—	—	(0.2)	(0.2)	100.0
Total	$5.2	$319.4	$8,568.2	$8,254.0	103.8%
2012
Life insurance in force	$76	$38,048	$2,927,573	$2,889,601	101.3%
Premiums
U.S. and Latin America operations
Traditional operations	$3.8	$152.1	$4,491.2	$4,342.9	103.4%
Non-Traditional operations	—	50.5	64.6	14.1	458.2
Canada operations	—	52.9	968.6	915.7	105.8
Europe, Middle East and Africa operations	—	26.2	1,241.4	1,215.2	102.2
Asia Pacific operations	—	44.3	1,453.8	1,409.5	103.1
Corporate and Other	—	—	9.2	9.2	100.0
Total	$3.8	$326.0	$8,228.8	$7,906.6	104.1%
2011
Life insurance in force	$76	$39,987	$2,664,353	$2,624,442	101.5%
Premiums
U.S. and Latin America operations
Traditional operations	$2.6	$144.9	$4,151.2	$4,008.9	103.5%
Non-Traditional operations	—	52.3	65.5	13.2	496.2
Canada operations	—	104.8	940.1	835.3	112.6
Europe, Middle East and Africa operations	—	29.7	1,139.6	1,109.9	102.7
Asia Pacific operations	—	36.8	1,396.5	1,359.7	102.7
Corporate and Other	—	—	8.7	8.7	100.0
Total	$2.6	$368.5	$7,701.6	$7,335.7	105.0%

REINSURANCE GROUP OF AMERICA, INCORPORATED
SCHEDULE V—VALUATION AND QUALIFYING ACCOUNTS
(in millions)

Description	Balance at Beginning of Period	Charges to Costs and Expenses	Charged to Other Accounts	Deductions	Balance at End of Period
2013
Allowance on income taxes	$10.1	$23.5	$68.6	$—	$102.2
Valuation allowance for mortgage loans	11.6	1.9	—	3.4	10.1
2012
Allowance on income taxes	$8.6	$—	$1.6	$0.1	$10.1
Valuation allowance for mortgage loans	11.8	6.3	—	6.5	11.6
2011
Allowance on income taxes	$3.9	$—	$5.4	$0.7	$8.6
Valuation allowance for mortgage loans	6.2	9.5	—	3.9	11.8